Exhibit 10.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

Global Houghton Ltd.,

QUAKER CHEMICAL CORPORATION,

Gulf Houghton Lubricants Ltd.,

THE OTHER SELLERS PARTY HERETO,

and

Gulf Houghton Lubricants Ltd., as Sellers’ Representative

dated as of

April 4, 2017

i

(continued)

(continued)

(continued)

Exhibits
Exhibit A	[Intentionally omitted]
Exhibit B	Form of Charter Amendment to be Recommended to Buyer Shareholders
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Non-Competition and Non-Solicitation Agreement
Exhibit E	Form of Shareholder Agreement
Exhibit F	Statement with Respect to Shares reflecting Terms of Preferred Stock
Exhibit G	[Intentionally omitted]
Exhibit H	Form of Option Termination Agreement
Exhibit I	Form of SAR Termination Agreement
Exhibit J	Management Sellers Registration Rights

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of April 4, 2017, is entered into by and among Global Houghton Ltd., an exempted company incorporated under the Laws of the Cayman Islands (the “Company”), Quaker Chemical Corporation, a Pennsylvania corporation (“Buyer”), Gulf Houghton Lubricants Ltd., an exempted company incorporated under the Laws of the Cayman Islands (“Gulf Houghton”), each Person identified as a “Management Seller” on the signature pages hereto (each a “Management Seller” and collectively with Gulf Houghton, the “Sellers”) and Gulf Houghton Lubricants Ltd., as representative for the Sellers (in such capacity, the “Sellers’ Representative”).

RECITALS

WHEREAS, the Sellers collectively own all of the issued and outstanding ordinary shares (the “Shares”) of the Company;

WHEREAS, certain Persons own all of the issued and outstanding (a) Options (the “Optionholders”) and (b) SARs (the “SAR Holders”);

WHEREAS, the Company owns, directly or indirectly, the Equity Interests of each of the entities identified in Section 1.01 of the Sellers’ Disclosure Letter (collectively the “Company Subsidiaries”), which, except as specified in such Section, constitutes all of the outstanding Equity Interests of each such entity;

WHEREAS, the Sellers wish to sell to Buyer, or a direct or indirect subsidiary of Buyer, and Buyer wishes to purchase from the Sellers, the Shares, in each case, subject to the terms and conditions set forth herein;

WHEREAS, the Optionholders desire to surrender the Options for consideration pursuant to the terms of Option Cancellation Agreements attached hereto as Exhibit H (“Option Cancellation Agreement”); and

WHEREAS, the SAR Holders desire to surrender the SARs for consideration pursuant to the terms of SAR Cancellation Agreements attached hereto as Exhibit I (“SAR Cancellation Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 6.04(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Amount” has the meaning set forth in 2.05(b).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Certificate” has the meaning set forth in Section 2.02(b).

“Antitrust Laws” means Laws or other legal restraints of Governmental Authorities designed to govern competition or trade regulation or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

“Audited Financial Statements” has the meaning set forth in Section 4.05.

“Balance Sheet” has the meaning set forth in Section 4.05.

“Balance Sheet Date” has the meaning set forth in Section 4.05.

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in City of New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Board Recommendation” means the recommendation of the board of directors of Buyer that Buyer’s shareholders approve, at the Buyer Shareholders Meeting, the issuance of the Stock Consideration and the Charter Amendment.

“Buyer Capitalization Date” has the meaning set forth in Section 5.05(a).

“Buyer Common Stock” means the common stock of Buyer, $1.00 par value per share.

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

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“Buyer Material Adverse Effect” means any event, occurrence, fact, condition or change that has been or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the consolidated results of operations or financial condition of the Buyer and its subsidiaries, taken as a whole or (b) the ability of the Buyer to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether there has been or may be a “Buyer Material Adverse Effect”, no such event, occurrence, fact, condition or change shall be taken into account to the extent it, directly or indirectly, arises out of, results from or is attributable to: (i) general economic, business, industry or credit conditions; (ii) conditions generally affecting the industries in which the Buyer operates; (iii) any changes in financial or securities markets in general (whether in the United States or internationally), including conditions affecting generally the industries or markets in which the Buyer operates; (iv) acts of war (whether or not declared), sabotage, armed hostilities or terrorism, military actions or the escalation or worsening thereof; (v) any changes in applicable Laws, regulations or accounting rules, including GAAP, or the interpretation or enforcement thereof; (vi) the taking of any action required by this Agreement or the Transaction Documents; (vii) the public announcement of this Agreement or pendency of the transactions contemplated by this Agreement, including any suit, action or proceeding in connection with the transactions contemplated by this Agreement; (viii) the taking of any action with the approval of the Sellers; (ix) actions required to be taken under applicable Law; (x) any acts of God; and (xi) the failure by the Buyer to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided, that the underlying causes of any such failure shall not be excluded solely due to this clause (xi) and, provided, further, that this clause (xi) shall not be construed as implying that the Buyer is making any representation or warranty herein with respect to any projections, estimates or budgets and no such representations or warranties are being made); provided further, however, that any event, occurrence, fact, condition or change referred to in (i) through (v), (ix) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change affects the Buyer and its subsidiaries in a disproportionate manner compared to other participants in the industries in which the Buyer and its subsidiaries operate.

“Buyer Proxy Statement” has the meaning set forth in Section 6.19(a).

“Buyer Releasees” has the meaning set forth in Section 6.13(a).

“Buyer SEC Reports” has the meaning set forth in Section 5.04(a).

“Buyer Shareholder Approval” means the approvals from the shareholders of Buyer Common Stock that are required by applicable Law (including pursuant to the requirements of the NYSE) for the issuance of the Stock Consideration and the Charter Amendment.

“Buyer Shareholders Meeting” means the meeting of Buyer’s shareholders to be held to consider the issuance of the Stock Consideration and the Charter Amendment, which may, at Buyer’s discretion, be a special meeting or the Buyer’s annual shareholder meeting.

“Buyer Stock Options” has the meaning set forth in Section 5.05(a).

“Buyer’s Accountants” means PricewaterhouseCoopers LLP and Grant Thornton LLP.

“Cap” has the meaning set forth in Section 9.04(c).

“Cash Payment” means $172,500,000.

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“Cash Payment Adjustment Statement” has the meaning set forth in Section 2.05(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Charter Amendment” means an amendment to Buyer’s articles of incorporation to provide that every holder of Buyer Common Stock shall be entitled to one vote for each common share standing in its name on the books of Buyer substantially in the form attached hereto as Exhibit B.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Common Shares” has the meaning set forth in Section 4.02(a).

“Company Employees” has the meaning set forth in Section 6.21(a).

“Company Intellectual Property” means all Intellectual Property that is owned, or purported to be owned by the Company or any Company Subsidiary.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any Company Subsidiary is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any registration or application to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, tradenames, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Subsidiary” or “Company Subsidiaries” has the meaning set forth in the recitals.

“Confidentiality Agreement” has the meaning set forth in Section 6.05(b).

“Continuation Period” has the meaning set forth in Section 6.21(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, including all amendments, modifications and waivers thereto.

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“Debt Financing” has the meaning set forth in Section 5.07.

“Debt Financing Commitment” has the meaning set forth in Section 5.07.

"Debt Financing Sources" means those agents, arrangers, lenders and other Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby and any joinder agreements or credit agreements relating thereto, together with their respective Affiliates and their respective Affiliates' officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Deductible Amount” has the meaning set forth in Section 9.04(a).

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disputed Amounts” has the meaning set forth in Section 2.05(b)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“E.O. 11246” has the meaning set forth in Section 4.20(f).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other international, federal, state or regional emission, renewable energy or energy conservation trading or budget program) that are required to be held by, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the business of, Company or any Company Subsidiary as of the date of this Agreement.

“Environmental Claim” means any written Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging non-compliance or Liability of whatever kind or nature, including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental Response, Removal or Remedial Actions, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief, arising out of, based on or resulting from: (a) the actual or alleged presence, Release of, or exposure to, any Hazardous Substances or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution, the cleanup thereof or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term “Environmental Law” includes, without limitation, the following as applicable (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and, as applicable, any (supranational, national, federal, state or local) foreign Law which regulates similar incidents, conditions or behaviors as any of the aforementioned acts.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or with any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” means share capital, shares of capital stock, partnership interests, membership interests, equity interests, units or any similar term under applicable Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company, any Company Subsidiary or any of their respective Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Citibank N.A.

“Escrow Agreement” means the Escrow Agreement by and among the Escrow Agent, Buyer and the Sellers’ Representative substantially in the form attached hereto as Exhibit C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Non-U.S. Benefit Plans” has the meaning set forth in Section 4.19(r).

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

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“Final Adjustment Amount” means the final and binding determination of the Adjustment Amount as determined in accordance with Section 2.05(b).

“Financial Statements” has the meaning set forth in Section 4.05.

“Former Real Property” has the meaning set forth in Section 4.18(c).

“Fundamental Representations” the representations and warranties contained in 3.01 (Organization and Authority of the Sellers), 3.03 (Ownership of Shares), 3.05 (Brokers), 4.01 (Organization, Authority and Qualification of the Company), 4.02 (Capitalization), 4.03 (Subsidiaries), 4.25 (Brokers), 5.01 (Organization and Authority of Buyer), 5.05 (Capitalization) and 5.06 (Brokers) of this Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Government Contracts” has the meaning set forth in Section 4.08(a)(ix).

“Governmental Authority” means any federal, state, local or foreign (supranational, national, federal, state or local) government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision (including any public prosecutor offices), or any court or tribunal of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any stock exchange, listing authority or any instrumentality thereof.

“Gulf Houghton” has the meaning set forth in the preamble.

“Hazardous Substance” means any waste, substance, material, chemical, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is governed, regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “acutely hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect (in whatever language), including petroleum and its by-products, asbestos in any form, polychlorinated biphenyls, radon, mold, medical waste, urea formaldehyde insulation, lead or lead-containing materials, mold, flammable or explosive substances, pesticides and any other substance or material that is regulated or governed or could result in Liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Indebtedness” means: (a) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) obligations evidenced by any note, bond, debenture, advance or other security or similar instrument; (c) the net Liability in respect of any interest rate, currency or commodity swaps, collars, caps and other hedging obligations; (d) all obligations under any lease of (or other arrangement conveying the right to use) Real Property or personal property, or a combination thereof, which obligations are required to be classified and accounted for under GAAP as capital leases; (e) all obligations under any performance bond or letter of credit (other than any undrawn amount in respect of such letters of credit or similar credit transactions) or any bank overdrafts and similar charges; (f) all accrued obligations for “earn-out” and similar contingent purchase price obligations for acquisitions by the Company or by any of the Company Subsidiaries; (g) all obligations in respect of any accrued interest, premiums, penalties and other obligations relating to any of the foregoing; (h) all obligations that are required to be classified and accounted for by the Company or any Company Subsidiary as deferred compensation in accordance with GAAP; (i) all obligations that are required to be classified and accounted for by the Company or any Company Subsidiary as accrued severance costs in accordance with GAAP; (j) all obligations that are required to be classified and accounted for by the Company or any Company Subsidiary as unclaimed property in accordance with GAAP; (k) all accrued Liabilities under any of the Company’s and any of the Company Subsidiaries’ post-retirement medical plans; (l) any underfunding Liabilities under any of the Company’s or any of the Company Subsidiaries’ pension plans; (m) indebtedness related to off-balance sheet arrangements and contingent Liabilities; (n) indebtedness related to variable interest entities; (o) indebtedness related to operating leases; and (p) all obligations referred to in clauses (a) through (o) above that are either guaranteed by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Encumbrance (other than a Permitted Encumbrance) upon any property or asset owned by, the Company or any Company Subsidiary. Indebtedness shall include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, but only to the extent that such Indebtedness is actually repaid on the Closing Date. For the avoidance of doubt, Indebtedness shall not include any intercompany accounts payable or intercompany loans solely between the Company and any Company Subsidiary to the extent such amounts eliminate fully in consolidation.

“Indemnification Escrow Amount” means an amount equal to $100,000,000, comprised of (i) $30,000,000 of cash and (ii) a portion of the Stock Consideration having a value, as of the Closing Date, of $70,000,000 (calculated based on the volume-weighted trading average of a share of Buyer Common Stock (regardless of whether the Stock Consideration consists of Buyer Common Stock or preferred stock) for the ten (10) trading days prior to the Closing Date).

“Indemnification Escrow Funds” means, as of the time of determination, the then remaining portion of the funds and Stock Consideration held by the Escrow Agent in accordance with the Escrow Agreement attributable to the Indemnification Escrow Amount.

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” has the meaning set forth in Section 2.05(b)(iii).

“Indirect Taxes” means any value added tax, goods and services tax, sales tax, use tax, excise tax, turnover tax, consumption tax and any similar Tax (and all penalties, surcharges, fines and interest included in, or relating to, any of them).

“Insurance Policies” has the meaning set forth in Section 4.15.

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“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Balance Sheet” has the meaning set forth in Section 4.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.05.

“Interim Financial Statements” has the meaning set forth in Section 4.05.

“IRS” means the Internal Revenue Service.

“Joint Written Instruction” has the meaning set forth in the Escrow Agreement.

“Knowledge of Buyer” or any other similar knowledge qualification, means the actual knowledge of any director or officer of Buyer.

“Knowledge of Seller(s)”, any “Seller’s Knowledge” or “Sellers’ Knowledge” or any other similar knowledge qualification, means, for purposes of Article III, the actual knowledge of such Seller after reasonable inquiry, and for all other purposes, the actual knowledge of Michael J. Shannon, Keller Arnold, Jeewat Bijlani, Peter M. Macaluso and Kevin Smith, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.08(a)(xviii).

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“Liabilities” or “Liability” means any debt, liability, Encumbrance, duty, obligation or commitment (whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs and expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers, in each case, actually incurred; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Management Seller” has the meaning set forth in the preamble.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has been or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the consolidated results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole or (b) the ability of any Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether there has been or may be a “Material Adverse Effect”, no such event, occurrence, fact, condition or change shall be taken into account to the extent it, directly or indirectly, arises out of, results from or is attributable to: (i) general economic, business, industry or credit conditions; (ii) conditions generally affecting the industries in which the Company and the Company Subsidiaries operate; (iii) any changes in financial or securities markets in general (whether in the United States or internationally), including conditions affecting generally the industries or markets in which the Company and the Company Subsidiaries operate; (iv) acts of war (whether or not declared), sabotage, armed hostilities or terrorism, military actions or the escalation or worsening thereof; (v) any changes in applicable Laws, regulations or accounting rules, including GAAP, or the interpretation or enforcement thereof; (vi) the taking of any action required by this Agreement or the Transaction Documents; (vii) the public announcement of this Agreement or pendency of the transactions contemplated by this Agreement, including any suit, action or proceeding in connection with the transactions contemplated by this Agreement; (viii) the taking of any action with the approval of Buyer; (ix) actions required to be taken under applicable Law; (x) any acts of God; and (xi) the failure by the Company or the Company Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided, that the underlying causes of any such failure shall not be excluded solely due to this clause (xi) and, provided, further, that this clause (xi) shall not be construed as implying that the Seller is making any representation or warranty herein with respect to any projections, estimates or budgets and no such representations or warranties are being made); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v), (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change affects the Company and Company Subsidiaries in a disproportionate manner compared to other participants in the industries in which the Company and the Company Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 4.08(a).

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“Multiemployer Plan” has the meaning set forth in Section 4.19(c).

“Non-Competition and Non-Solicitation Agreement” means the Non-Competition and Non-Solicitation Agreement by and among Buyer, Gulf Houghton, Gulf Oil International, Ltd., Gulf Oil Corporation, Ltd. and Gulf Oil Lubricants India, Ltd. substantially in the form attached hereto as Exhibit D.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.19(r).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in Section 4.17(c).

“Option and SAR Plan” means the Company’s Share Option and Share Appreciation Rights Plan, as in effect immediately before the Closing.

“Option Cancellation Agreement” has the meaning set forth in the recitals.

“Option Consideration” has the meaning set forth in Section 2.01.

“Optionholder Payment” has the meaning set forth in Section 2.07.

“Optionholders” has the meaning set forth in the recitals.

“Options” means all outstanding options to purchase ordinary shares of the Company under the Option and SAR Plan.

“Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, award or settlement, whether civil, criminal or administrative, by or of any Governmental Authority or arbitrator.

“Paying Agent” has the meaning set forth in Section 2.08

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means

(a)          Encumbrances for Taxes, assessments and governmental changes or levies not yet delinquent, due or payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of the Company and the Company Subsidiaries as of the Closing Date;

(b)          Encumbrances imposed by law, such as materialmens’, mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice, for amounts that are not delinquent or which are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP;

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(c)          Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation or to secure public or statutory obligations;

(d)          All non-monetary matters of record, including survey exceptions, reciprocal easement agreements, rights of way of record, other similar non-monetary encumbrances and any other encumbrances on title to or affecting the Real Property, which are of record and are not, individually or in the aggregate, material to the business of the Company or any Company Subsidiaries and which do not materially interfere with the use of the Real Property by the Company or any Company Subsidiary;

(e)          all applicable zoning, building code, entitlement, conservation restrictions and other land use and environmental regulations, which are not, individually or in the aggregate, material to the business of the Company or any Company Subsidiaries and which do not materially interfere with the use of the Real Property by the Company or any Company Subsidiary;

(f)          all exceptions, restrictions, easements, charges and rights-of-way set forth in any Permits, which are not, individually or in the aggregate, material to the business of the Company or any Company Subsidiaries and which do not materially interfere with the use of the Real Property by the Company or any Company Subsidiary;

(g)          Encumbrances securing the obligations of the Company or the Company Subsidiaries under or in respect of Indebtedness identified in 4.08(a)(viii) of the Sellers’ Disclosure Letter;

(h)          Encumbrances set forth on Section 1.1 of the Sellers’ Disclosure Letter;

(i)          any restriction on transfer arising under any applicable securities Laws; or

(j)          Encumbrances arising under original purchase price conditional sales contracts, liens securing rental payments under capital lease arrangements, and equipment leases with third parties entered into in the ordinary course of business consistent with past practice and, to the extent required, disclosed hereunder.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, economic interest grouping or temporary consortium, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Predecessor” means any Person that has transferred substantially all of its business to the Company or any Company Subsidiary in an asset or stock transaction.

“Pro Forma Net Sales” has the meaning set forth in Section 2.05(a).

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“Purchase Price” has the meaning set forth in Section 2.02(a).

“Qualified U.S. Benefit Plan” has the meaning set forth in Section 4.19(c).

“Real Property” means the real property owned, leased, subleased or occupied by the Company or a Company Subsidiary, together with all buildings, structures, improvements and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment of receptacles, or disposing into the environment, including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” has the meaning set forth in Section 6.01(i).

“Resolution Period” has the meaning set forth in Section 2.05(b)(ii).

“Response,” “Removal,” and “Remedial Action” have the meanings ascribed to them in Sections 101(23)-101(25) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§ 9601(23)-9601(25).

“Review Period” has the meaning set forth in Section 2.05(b)(i).

“SAR Cancellation Agreement” has the meaning set forth in the recitals.

“SAR Consideration” has the meaning set forth in Section 2.01.

“SAR Holder Payment” has the meaning set forth in Section 2.07.

“SAR Holders” has the meaning set forth in the recitals.

“SARs” means all outstanding stock appreciation rights awarded under the Option and SAR Plan.

“SEC” means the Securities and Exchange Commission.

“Second Request” has the meaning set forth in Section 6.05(c).

“Section 503” has the meaning set forth in Section 4.20(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

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“Seller Releasees” has the meaning set forth in Section 6.13(b).

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Accountants” means Deloitte.

“Sellers’ Disclosure Letter” means the disclosure letter delivered by the Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Shareholder Agreement” means the Shareholder Agreement between Buyer, Gulf Houghton, Gulf Oil International, Ltd. and Gulf Oil Corporation, Ltd. substantially in the form attached hereto as Exhibit E.

“Shares” has the meaning set forth in the recitals.

“Stated Debt Financing” has the meaning set forth in Section 5.07.

“Statement of Objections” has the meaning set forth in Section 2.05(b)(ii).

“Stock Consideration” means either: (i) if the Charter Amendment is not approved at the Buyer Shareholders Meeting, that number of shares of a newly designated series of preferred stock of Buyer having, as of the date of the Buyer Shareholders Meeting, terms as set forth in Exhibit F hereto, including in the aggregate, economic rights commensurate with a 24.5% ownership interest of the outstanding shares of Buyer Common Stock and possessing 24.5% of the voting power of Buyer’s outstanding capital stock (such voting and economic rights to be increased by one vote and one right to a dividend distribution for every four shares of Buyer Common Stock issued after the Buyer Shareholders Meeting and outstanding as of the Closing, and similarly decreased for every four shares of Buyer Common Stock repurchased by Buyer or a subsidiary of Buyer after the Buyer Shareholders Meeting and before the Closing) or (ii) if the Charter Amendment is approved at the Buyer Shareholders Meeting, that number of shares of Buyer Common Stock comprising 24.5% of the Buyer Common Stock outstanding immediately after the Closing.

“Substantive Communication” means any communication relating to merits, remedies (including divestitures and potential divestiture buyers, any consent decree or other settlement agreement or any regulatory commission vote), timing agreement or timing of any significant decision or significant action in connection with any regulatory approval or clearance.

“Tax Benefit” has the meaning set forth in Section 9.10.

“Tax Claim” has the meaning set forth in Section 7.02.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Taxes” means all federal, state, local, supranational, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, value added or other taxes, fees, assessments, social security contributions (including national insurance contributions), customs duties, escheat or unclaimed property obligations or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Shareholder Agreement, the Non-Competition and Non-Solicitation Agreement and all other agreements, Contracts, instruments, certificates or documents required to be delivered in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means all costs, fees and expenses that are incurred by or on behalf of the Sellers, the Company or any Company Subsidiary in connection with the negotiation, preparation and execution of the Transaction Documents or the consummation of the transactions contemplated thereby (whether incurred before or after the date of this Agreement), including, without limitation, any brokerage fees, commissions, finder’s fees, investment banking fees, attorney’s fees and financial advisory fees.

“Triggering Divestiture” means the divestiture, license, hold separate, sale or other disposition, undertaken or entered into to fulfill the conditions set forth in Section 8.01(a) or Section 8.01(b), of or with respect to certain of the businesses, assets, properties or product lines of (i) the Company, (ii) any Company Subsidiary, (iii) Buyer or (iv) any of Buyer’s subsidiaries.

“Union” has the meaning set forth in Section 4.20(b).

“U.S. Benefit Plan” means a Benefit Plan maintained primarily for the benefit of current or former employees, officers or directors employed, or otherwise engaged in the United States.

“VEVRAA” has the meaning set forth in Section 4.20(f).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign (supranational, national, federal, state or local) laws related to plant closings, relocations, mass layoffs and employment losses.

“Wire Transfer Instructions” means the wire transfer instructions of, as applicable, each Seller, each Optionholder, each SAR Holder, the Company and the Buyer, as designated in writing by such Person before the Closing or otherwise designated in writing by such Person from time to time.

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ARTICLE II
Purchase and Sale

2.01         Purchase and Sale, Cancellation of Options and SARs. Subject to the terms and conditions set forth herein, at the Closing: (a) the Sellers shall sell to Buyer, or (at Buyer’s request) a direct or indirect subsidiary of Buyer, and Buyer shall purchase from the Sellers, the Shares, free and clear of all Encumbrances, (b) the Optionholders shall surrender the Options for cancellation pursuant to the Option Cancellation Agreements, in each case, for the consideration specified in 2.02, (c) the SAR Holders shall surrender the SARs for cancellation pursuant to the SAR Cancellation Agreements, in each case, for the consideration specified in 2.02 and (d) the Buyer shall pay and deliver the Purchase Price as provided in this Agreement. The Purchase Price (as set forth and subject to adjustment as provided in this Agreement) will be allocated among the Sellers, the Optionholders and SAR Holders pursuant to the Allocation Certificate. Effective upon consummation of the Closing, (i) all outstanding Options shall be cancelled and terminated and become null, void and of no further effect, and (ii) all outstanding SARs shall be cancelled and terminated and become null, void and of no further effect. The aggregate amount payable to all Optionholders in accordance with 2.03(a)(ii) is referred to as the “Option Consideration”. The aggregate amount payable to all SAR Holders in accordance with 2.03(a)(iii) is referred to as the “SAR Consideration”. All payments of Option Consideration to Optionholders shall be subject to and in accordance with the Option Cancellation Agreements. All payments of SAR Consideration to SAR Holders shall be subject to and in accordance with the SAR Cancellation Agreements. Following the Closing, the Company shall make payments to the SAR Holders and Optionholders (subject to applicable withholding Tax) as contemplated by 2.03.

2.02         Purchase Price.

(a)          The aggregate purchase price for the Shares and the termination of the Options and SARs (the “Purchase Price”) shall be: (i) the Cash Payment, plus (ii) the Stock Consideration, subject to adjustment pursuant to 2.05.

(b)          At least two (2) Business Days prior to the Closing, the Company shall prepare and deliver to Buyer a certificate (the “Allocation Certificate”) that shall set forth, as of the Closing Date, the following: (a) the name of each Seller, the number of Shares held by each Seller and the portion of the Purchase Price payable to each such Seller and the portion of the Indemnification Escrow Amount allocable to each such Seller (which shall be expressed as a percentage); (b) the name of each Optionholder, the number of shares subject to Options held by such Optionholder and the related exercise price, the portion of the Purchase Price payable to each Optionholder and the portion of the Indemnification Escrow Amount allocable to each such Optionholder (which shall be expressed as a percentage and, for the avoidance of doubt, shall only be in cash and not Stock Consideration) and (iii) the name of each SAR Holder, the SARs held by such SAR Holder and the related base value, and the portion of the Purchase Price payable to each SAR Holder and the portion of the Indemnification Escrow Amount allocable to each such SAR Holder (which shall be expressed as a percentage and, for the avoidance of doubt, shall only be in cash and not Stock Consideration). The parties agree that the Buyer shall be entitled to rely on the Allocation Certificate in making payments under Article II and the Buyer shall not be responsible for the calculations or the determinations regarding such calculations in such Allocation Certificate.

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(c)           At least two (2) Business Days prior to the Closing, Buyer shall prepare and deliver to the Company a certificate that shall set forth as of the preceding Business Day, the number of issued and outstanding shares of Buyer Common Stock and the number of shares of Buyer Common Stock for which options or other equity interests to purchase are then outstanding.

2.03         Transactions to be Effected at the Closing.

(a)          Buyer shall perform the following actions at the Closing:

(i)          Deliver to the Escrow Agent, in accordance with the Escrow Agreement, (A) in cash by wire transfer of immediately available funds, the cash portion of the Indemnification Escrow Amount plus (B) the stock portion of the Indemnification Escrow Amount by book-entry transfer. The Indemnification Escrow Amount will be held in escrow and distributed in accordance with the terms of the Escrow Agreement. The Indemnification Escrow Amount will be available to satisfy the Sellers’, Optionholders’ and SAR Holders’ indemnification obligations under this Agreement;

(ii)         Deliver to the Company, for distribution to the Optionholders (or, with respect to the amount described in clause (B) below, for payment by the Company in accordance with its obligations described in clause (B)), in accordance with the Company’s payroll practices and applicable withholding, an amount in cash equal to (A) the aggregate amount (subject to applicable withholding Tax and less the cash portion of the Indemnification Escrow Amount allocable to each such Optionholder) set forth opposite each Optionholder’s name on the Allocation Certificate upon execution of an Option Cancellation Agreement by such Optionholder, plus (B) an amount equal to the Company’s payroll tax and benefit plan obligations with respect to the amounts to be paid to the Optionholders.

(iii)        Deliver to the Company, for distribution to the SAR Holders (or, with respect to the amount described in clause (B) below, for payment by the Company in accordance with its obligations described in clause (B)), in accordance with the Company’s payroll practices and applicable withholding, an amount in cash equal to (A) the aggregate amount (subject to applicable withholding Tax and less the cash portion of the Indemnification Escrow Amount allocable to each such Optionholder) set forth opposite each SAR Holder’s name on the Allocation Certificate upon execution of an SAR Cancellation Agreement by such SAR Holder, plus (B) an amount equal to the Company’s payroll tax and benefit plan obligations with respect to the amounts to be paid to the SAR Holders.

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(iv)        Deliver the balance of the cash portion of the Purchase Price, after taking into account the payments set forth in clauses (i) through (iii) of this 2.03, to the Paying Agent for the benefit of the Sellers in cash by wire transfer of immediately available funds to an account designated in writing to the Buyer by the Sellers’ Representative at least two (2) Business Days prior to the Closing; and

(v)         Deliver the balance of the Stock Consideration by book-entry transfer, after taking into account the delivery of the stock portion of the Indemnification Escrow Amount set forth in clause (i) of this 2.03, to the Sellers; and

(vi)        Execute and deliver to the Sellers’ Representative the Transaction Documents and all other agreements, documents, instruments or certificates required to be executed and delivered by Buyer at or before the Closing pursuant to 8.03 of this Agreement.

(b)          Each Seller shall perform the following actions at or prior to the Closing:

(i)          Execute and deliver to the Company share transfer forms with respect to all Shares held by such Seller in favor of the Buyer, together with any certificates held in connection thereto;

(ii)         cause the Company to deliver to Buyer a certified copy of the Company’s register of members, showing the Buyer as the holder of all of the Shares; and

(iii)        Execute and deliver to Buyer the Transaction Documents and all other agreements, documents, instruments or certificates required to be executed and delivered by such Seller at or before the Closing pursuant to 8.02 of this Agreement.

2.04         Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Philadelphia time, no later than seven (7) Business Days after the last of the conditions to Closing set forth in ARTICLE VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103 or at such other time or on such other date or at such other place as the Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.05         Adjustments to Purchase Price.

(a)          If a Triggering Divestiture occurs, the amount of the cash portion of the Purchase Price shall be reduced by an amount of the Pro Forma Net Sales represented by the assets divested in such Triggering Divestiture as follows: (i) if the assets divested related to up to $40 million of Pro Forma Net Sales, such amount shall not change; (ii) if the assets divested related to between $40 million and $60 million of Pro Forma Net Sales, such amount shall be reduced by 20% of the amount of Pro Forma Net Sales in excess of $40 million and (iii) if the assets divested related to between $60 million and $80 million of Pro Forma Net Sales, such amount shall be reduced by 30% of the amount of Pro Forma Net Sales in excess of $60 million. For purposes of this Agreement, “Pro Forma Net Sales” shall mean the actual 2016 annual net sales directly or indirectly generated by the business or businesses of Buyer, Seller or both, divested in a Triggering Divestiture, as calculated pursuant to 2.05(b).

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(b)          At least five (5) Business Days before the scheduled Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Cash Payment Adjustment Statement”) setting forth Buyer’s calculation of the aggregate adjustment to the Purchase Price pursuant to 2.05(a) (the “Adjustment Amount”). Such calculation shall be prepared by Buyer and, to the extent the Triggering Divestiture relates to the businesses, assets, properties or product lines of (x) the Company or any Company Subsidiary, shall be calculated consistently with the accounting principles, policies, practices and classifications used to calculate net sales in the 2016 Audited Financial Statements of the Company or (y) the Buyer or any subsidiary of Buyer, shall be calculated consistently with the accounting principles, policies, practices and classifications used to calculate net sales in the 2016 audited financial statements of the Buyer. During the five (5) Business Day period before the scheduled Closing Date, Buyer and its Representatives shall be available to the Sellers’ Representative and its Representatives for any questions or comments on the Adjustment Amount. The amount of the cash portion of the Purchase Price payable at Closing shall be decreased by the Adjustment Amount. Following the Closing, the Sellers’ Representative and the Buyer shall resolve any dispute regarding the calculation of the Adjustment Amount as follows.

(i)          Examination. During the sixty (60) days following the Closing Date (the “Review Period”) the Sellers’ Representative shall have the right to review the Cash Payment Adjustment Statement. During the Review Period, the Sellers’ Representative and Sellers’ Accountants shall have full access to the books and records of the Company and the Company Subsidiaries, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the calculation of the Adjustment Amount as the Sellers’ Representative may reasonably request for the purpose of reviewing the Cash Payment Adjustment Statement and whether the Adjustment Amount was prepared in accordance with 2.05(b); provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or its subsidiaries or the Company or any Company Subsidiaries.

(ii)         Objection. On or before the last day of the Review Period, the Sellers’ Representative may object to the calculation of the Adjustment Amount by delivering to Buyer a written statement setting forth the Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Sellers’ Representative’s assertion that such was not prepared in accordance with 2.05(b) (the “Statement of Objections”). If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Cash Payment Adjustment Statement shall be deemed to have been accepted by the Sellers’ Representative, and the Adjustment Amount shall be deemed to be the Final Adjustment Amount. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Adjustment Amount and the Cash Payment Adjustment Statement with such changes as may have been previously agreed in writing by Buyer and the Sellers’ Representative, shall be final and binding.

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(iii)        Resolution of Disputes. If the Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants (other than Sellers’ Accountants, Buyer’s Accountants or any other accounting firm that has been engaged by any party to this Agreement or any Affiliate of such party to perform services in connection with the transactions contemplated by this Agreement), appointed by mutual agreement of Buyer and the Sellers’ Representative (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Adjustment Amount and, as the case may be, the Cash Payment Adjustment Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Cash Payment Adjustment Statement and the Statement of Objections, respectively.

(iv)        Fees of the Independent Accountant. The fees and disbursements of the Independent Accountant shall be borne by the Party (i.e., the Sellers’ Representative, on the one hand, or the Buyer, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accountant (or equally in the event the Parties’ assigned amounts were, on a net basis, each within 15% of the amount finally determined by the Independent Accountant).

(v)         Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Cash Payment Adjustment Statement and/or the Adjustment Amount shall be conclusive and binding upon the parties hereto, and the Adjustment Amount shall be deemed to be the Final Adjustment Amount. In making its determination, the Independent Accountant, in its sole discretion, will determine: (i) the nature and extent of the participation by Buyer, the Sellers’ Representative, the Sellers and their respective Representatives in connection with the resolution of any disagreement submitted to the Independent Accountant; (ii) the nature and extent of the information that may be submitted to the Independent Accountant for consideration in connection with such resolution and (iii) the personnel of the Independent Accountant who will review such information and resolve such disagreement.

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(vi)        Payments of Final Adjustment Amount. Within ten (10) Business Days after the determination of the Final Adjustment Amount:

(i)          if the result of (1) the Final Adjustment Amount minus (2) the Adjustment Amount is a negative number, then the cash portion of the Purchase Price will be adjusted downward by the amount of such shortfall, and the Sellers’ Representative shall pay the amount of such difference to Buyer; and

(ii)         if the result of (1) the Final Adjustment Amount minus (2) the Adjustment Amount is a positive number then the cash portion of the Purchase Price will be adjusted upward by the amount of such excess, and the Buyer shall pay the amount of such difference to the Paying Agent for the benefit of the Sellers, the Optionholders and the SAR Holders.

(c)          Adjustments for Tax Purposes. Any payments made pursuant to 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.06         Post-Closing Payments. Unless the context of any Transaction Document expressly requires otherwise, any payment to be made by Buyer or the Escrow Agent, as the case may be, after the Closing Date, to or on behalf of any of the Sellers, Optionholders or SAR Holders pursuant to: (a) 2.05 or ARTICLE IX of this Agreement or (b) the Escrow Agreement, will be made to the Paying Agent for further distribution to the Sellers, Optionholders, SAR Holders and the Company proportionately (in accordance with the proportion of the Purchase Price allocated to such Seller, Optionholder and SAR Holder pursuant to the Allocation Certificate and to the Company to cover its payroll tax and benefit plan obligations with respect to such amounts). In addition, any such payment to be made to the Paying Agent will be paid by wire transfer of immediately available funds to the Paying Agent on behalf of such Seller, Optionholder, SAR Holder and the Company in accordance with the applicable Wire Transfer Instructions.

2.07         Withholding Tax. Buyer, the Escrow Agent and the Company shall be entitled to deduct and withhold from the Purchase Price and other amounts payable under this Agreement all Taxes, if any, that Buyer, the Escrow Agent and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to the Sellers hereunder. Without limiting the foregoing: (a) any payment otherwise to be made by the Buyer to the Sellers’ Representative on behalf of any Optionholder pursuant to 2.03(a)(i) of this Agreement (each, an “Optionholder Payment”) who is an employee or former employee of the Company or a Company Subsidiary shall be instead paid to the Company or Company Subsidiary, as applicable, that as of the Closing makes (or had made) payments of wages to such Optionholder on behalf of such Optionholder; (b) any payment otherwise to be made by the Buyer to the Sellers’ Representative on behalf of any SAR Holder pursuant to 2.03(a)(i) of this Agreement (each, a “SAR Holder Payment”) who is an employee or former employee of the Company or a Company Subsidiary shall be instead paid to the Company or Company Subsidiary, as applicable, that as of the Closing makes (or had made) payments of wages to such SAR Holder on behalf of such SAR Holder; and (c) the Company or applicable Company Subsidiary shall pay to such Optionholder or SAR Holder the amount of such Optionholder Payment or SAR Holder Payment on the Closing Date funded from the Purchase Price; provided, however, that (x) the amount of such Optionholder Payment and SAR Holder Payment shall be reduced by the amount of applicable payroll withholding Taxes for such Optionholder’s or SAR Holder’s income and employment Taxes with respect to such Optionholder Payment or SAR Holder Payment and (y) the Company or Company Subsidiary shall remit any such Taxes to the appropriate Governmental Authority. Prior to making any deduction or withholding from the Purchase Price or other amounts payable under this Agreement (other than an Optionholder Payment or SAR Holder Payment), the applicable withholding agent shall provide three (3) days’ prior written notice to the Sellers’ Representative of the amounts subject to deduction or withholding and a reasonable opportunity to provide forms or other evidence that would mitigate, reduce or eliminate such deduction or withholding. Buyer, the Escrow Agent and the Company agree to cooperate with the Sellers’ Representative and the Sellers in mitigating, reducing or eliminating any such deduction or withholding.

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2.08         Paying Agent. Prior to the Closing, the Company shall designate a bank or trust company reasonably satisfactory to Buyer (the “Paying Agent”), to act as agent for the parties for purposes of, among other things, distributing to the Sellers, the Optionholders and SARs Holders the consideration and other amounts to which they are entitled pursuant to this Agreement. Prior to the Closing, the Company shall enter into a paying agent agreement, in customary form on terms reasonably acceptable to Buyer, the Sellers’ Representative and the Company (the “Paying Agent Agreement”).

ARTICLE III
Representations and Warranties of the Sellers

Except as set forth in the correspondingly numbered Section of the Sellers’ Disclosure Letter, each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

3.01         Organization and Authority of the Sellers.

(a)          Each Seller that is a corporation is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and any other Transaction Document, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. Each Seller who is a natural person has the capacity to enter into this Agreement and the other Transaction Documents to which he or she is a party, to carry out his or her obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

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(b)          This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms. When each other Transaction Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms.

3.02         No Conflicts; Consents. Except as set forth in 3.02 of the Sellers’ Disclosure Letter and except for the applicable requirements of the Antitrust Laws and compliance with applicable federal and state securities laws, the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) to the extent such Seller is an entity, conflict with or result in a violation or breach of, or default under, any provision of its organizational documents or any resolution adopted by its board of directors (or similar governing authority) or shareholders; (b) conflict in any material respect with or result in a material violation or breach of any provision of any Law or Order applicable to such Seller; (c) require the consent, notice or other action by any Person, materially conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any material Contract to which such Seller is a party or by which such Seller is bound or to which any of its material properties and assets are subject or any material Permit affecting the properties, assets or businesses of such Seller or (d) result in the creation or imposition of any Encumbrance on any of the Shares or, except as would not reasonably be expected to have a Material Adverse Effect, any other material properties or assets of such Seller. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for: (i) such filings as may be required under the Antitrust Laws and (ii) such consents, approvals, Permits, Orders, declarations or notices, the failure to make or obtain would not materially affect the ability of such Seller to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby.

3.03         Ownership of Shares. Such Seller is the true and lawful owner, of record and beneficially, of its portion of the Shares as identified in 3.03 of the Sellers’ Disclosure Letter, free and clear of all Encumbrances, and such Shares constitute all of the Shares and Equity Interests of the Company so owned by such Seller. None of such Seller’s Shares are subject to any restrictions on transfer thereof, other than such restrictions imposed by applicable securities Laws. Such Seller has the full power and authority to transfer and convey, and will convey to Buyer at Closing, good and valid title to the Shares owned by such Seller, free and clear of any Encumbrances.

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3.04         Legal Proceedings. There are no (and during the past three (3) years there have not been any) Actions settled, pending or, to such Seller’s Knowledge, threatened (a) against or by such Seller or any Affiliate thereof affecting any of its properties or assets and relating to the Shares, the Company or any Company Subsidiary or (b) against or by such Seller or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any other Transaction Document. To such Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.05         Brokers. Except for RBC Capital Markets and its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by such Seller.

3.06         Securities Matters.

(a)          Such Seller acknowledges that the shares comprising the Stock Consideration are not registered under the Securities Act or any state or foreign securities Laws on the grounds that the issuance thereof to such Seller in connection with the transactions contemplated by this Agreement is exempt from otherwise applicable registration requirements, and that the reliance of Buyer on such exemptions is predicated in part on the acknowledgements, representations and warranties set forth in this 3.06.

(b)          Such Seller is acquiring its portion of the shares comprising the Stock Consideration solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, and such Seller has no plans to enter into any contract, undertaking, agreement or arrangement for any such purpose.

(c)          Such Seller acknowledges that the shares comprising the Stock Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state and foreign securities Laws and regulations, as applicable.

(d)          Such Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in its portion of the Stock Consideration and is capable of bearing the economic risks of such investment. Such Seller has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Documents. Without limiting the generality of the foregoing, such Seller acknowledges that Buyer and its Affiliates make no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to such Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Buyer and its subsidiaries or the future business and operations of Buyer and its subsidiaries or any other information or documents delivered or made available to such Seller or its Representatives with respect to Buyer and its subsidiaries or any of the foregoing business, assets, liabilities or operations, except as expressly set forth in this Agreement.

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3.07         Sellers’ Investigation and Reliance. Such Seller is a sophisticated party and has made its own investigation, review and analysis regarding the Buyer and the transactions contemplated hereby (including its receipt of Stock Consideration), together with the Representatives that they have engaged for such purpose. Such Seller is not relying, and has not relied, upon any statement, representation or warranty, oral or written, express or implied, made by the Buyer or its Affiliates or Representatives, except as expressly set forth in ARTICLE V. Neither the Buyer nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Buyer. Such Seller acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections or forecasts). Nothing in this 3.07 is intended to, or shall be deemed to, modify or limit any of the representations or warranties of the Buyer set forth in ARTICLE V.

3.08         No Other Representations or Warranties. Except for the representations and warranties made by the Company in Article IV and the Sellers in this Article III, none of the Sellers nor any other Person makes any express or implied representation or warranty with respect to Sellers, the Company, the Company Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each Seller hereby disclaims any such other representations or warranties.

ARTICLE IV
Representations and Warranties with Respect to the Company and the Company Subsidiaries

Except as set forth in the correspondingly numbered Section of the Sellers’ Disclosure Letter, the Company and the Sellers (severally and not jointly) represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

4.01         Organization, Authority and Qualification of the Company. The Company is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to carry on the businesses now conducted by the Company, to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. 4.01 of the Sellers’ Disclosure Letter sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents have been and will be duly authorized upon Closing.

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4.02         Capitalization.

(a)          The authorized share capital of the Company is US$310,000,000 divided into 310,000,000 ordinary shares of $1.00 par value per share (“Company Common Shares”), of which 3,113,995 shares are issued and outstanding as of the date hereof and constitute the Shares, which issued and outstanding Shares are held by the Persons and in the amounts set forth in 3.03 of the Sellers’ Disclosure Letter. As of the date of this Agreement, the Company has awarded 8,256 SARs which are outstanding and has issued outstanding Options to purchase 270,105 ordinary shares. 4.02(a) of the Sellers’ Disclosure Letter accurately describes the Options and SARs held by each Person on a “de-identified” basis, including the exercise price, base value and expiration date thereof. All of the issued and outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable.

(b)          All of the Shares, SARs and Options were issued in compliance with all applicable Laws. None of the Shares, SARs or Options were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)          Other than the Options and SARs, there are no outstanding or authorized options, warrants, convertible securities, preemptive rights, rights of first refusal or other rights, agreements, arrangements or commitments of any character to which any Seller, the Company or any Company Subsidiary is a party or is otherwise bound relating to the share capital or securities convertible into or exchangeable for Equity Interests of the Company or obligating the Company to issue or the Company or any Seller to transfer or sell any Equity Interests or securities convertible into or exchangeable for Equity Interests of, or any other interest in, the Company. There are no outstanding obligations of the Company, any Seller or any other Person to repurchase, redeem or otherwise acquire any Equity Interests of the Company. Other than as set forth on 4.02(a) of the Sellers’ Disclosure Letter, the Company does not have outstanding or authorized any share appreciation, phantom share, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect to which any Seller or the Company is a party or by which any Seller or the Company is bound with respect to the voting or transfer of any of the Shares.

4.03         Subsidiaries.

(a)          Except for Equity Interests in other Company Subsidiaries or as otherwise set forth on 4.03(a) of the Sellers’ Disclosure Letter, neither the Company nor any Company Subsidiary owns (or has within the past three (3) years owned) any Equity Interests in any corporation, association, trust, limited liability company, partnership, joint venture or other Person.

(b)          Each Company Subsidiary is a legal entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has full corporate, limited liability company or other similar power and authority, and all material Permits, required for the proper establishment of the Company Subsidiary, to carry on the businesses now conducted by it, to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its businesses as they have been and are currently conducted. Each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect. The articles of incorporation and other organizational documents relating to the Company Subsidiaries are valid and have been duly approved, to the extent necessary, by the applicable Governmental Authority. The Equity Interests of each Company Subsidiary have been duly authorized, are valid and are fully paid and non-assessable.

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(c)          Except as set forth on 4.03(c) of the Sellers’ Disclosure Letter: (i) all of the issued and outstanding Equity Interests of the Company Subsidiaries are owned beneficially and of record by either the Company or another Company Subsidiary, free and clear of any Encumbrance; (ii) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of any Company Subsidiary or obligating any Seller, the Company, any Company Subsidiary or any other Person to issue, transfer or sell any Equity Interests of, or any other interest in, any Company Subsidiary; (iii) no Company Subsidiary has outstanding or authorized any share appreciation, phantom share, profit participation or similar rights and (iv) there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Equity Interests of any Company Subsidiary.

(d)          4.03(d) of the Sellers’ Disclosure Letter sets forth a true and complete organizational chart of the Company and the Company Subsidiaries and any other corporation, association, trust, limited liability company, partnership, joint venture or other Person in which the Company or any Company Subsidiary owns any Equity Interests and accurately identifies the percentage of Equity Interests that the Company and each other Company Subsidiary so owns therein.

4.04         No Conflicts; Consents. Except as set forth in 4.04 of the Sellers’ Disclosure Letter, the execution, delivery and performance by the Company of any of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of association, by-laws or other organizational documents of the Company or any Company Subsidiary; (b) conflict in any material respect with or result in a material violation or breach of any provision of any Law or Order applicable to the Company or any Company Subsidiary; (c) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound or to which any of its material properties and assets are subject or any material Permit affecting the properties, assets or businesses of the Company or any Company Subsidiary or (d) result in the creation or imposition of any material Encumbrance other than Permitted Encumbrances on any material properties or assets of the Company or any Company Subsidiary. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for: (i) such filings as may be required under the Antitrust Laws and (ii) such consents, approvals, Permits, Orders, declarations or notices, the failure to make or obtain would not affect the Company or any Company Subsidiary in any material respect.

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4.05         Financial Statements. True and complete copies of the Company’s audited financial statements consisting of the consolidated balance sheet of the Company and the Company Subsidiaries as at December 31 in each of the years 2014, 2015 and 2016 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and of the unaudited financial statements consisting of the consolidated balance sheet of the Company and the Company Subsidiaries as at February 28, 2017 and the related statements of income and retained earnings and shareholders’ equity for the two (2) month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been provided to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented. The Financial Statements were prepared from the books and records of the Company and the Company Subsidiaries, and fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial condition of the Company and the Company Subsidiaries for the respective periods or as of the respective dates set forth therein. The consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company and the Company Subsidiaries as of February 28, 2017 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company and the Company Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP.

4.06         Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any material Liabilities of any nature whatsoever, except: (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date; (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, materially greater than or different from those reflected on the Interim Balance Sheet and (c) those which have arisen pursuant to agreements, commitments and undertakings entered into in the ordinary course of business consistent with past practice, which are not, in any material respect, in default.

4.07         Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, except as set forth in 4.07 of the Sellers’ Disclosure Letter, there has not been, with respect to the Company or any Company Subsidiary, any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          (i) amendment of the certificate of incorporation, articles of association, by-laws or other equivalent organizational documents of the Company or of GHGL London Ltd, GHG Lubricants Holdings Ltd, G.H Holdings Inc., Houghton Magyarország Kft., GH Asia Pacific Pte Ltd, HII Holding Corporation or Houghton International Inc. or (ii) amendment in any material respect of the certificate of incorporation, articles of association, by-laws or other equivalent organizational documents of any other Company Subsidiary;

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(c)          split, combination or reclassification of any shares or units of its Equity Interests;

(d)          issuance, sale, transfer or other disposition of any of its Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;

(e)          declaration or payment of any dividends or distributions on or in respect of any of its Equity Interests or redemption, purchase or acquisition of its Equity Interests (other than dividends or distributions declared or paid by any Company Subsidiary to the Company or any other Company Subsidiary or redemptions, purchases or acquisitions by the Company or any Company Subsidiary of Equity Interests of any Company Subsidiary);

(f)          material change in any accounting principles or in any method of accounting or accounting practice, except as disclosed in the notes to the Financial Statements or as may be required by changes to GAAP or applicable Law;

(g)          material change in cash management practices, policies or procedures, or in the practices, policies or procedures with respect to collection of accounts receivable;

(h)          incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $500,000, except unsecured current obligations incurred in the ordinary course of business consistent with past practice;

(i)          except in the ordinary course of business consistent with past practice, transfer, assignment, sale, lease, exclusive license or other disposition of any of the material assets shown or reflected in the Balance Sheet or cancellation of any material Indebtedness or entitlements;

(j)          material damage, destruction or loss (whether or not covered by insurance) to any material asset or property of the Company or any Company Subsidiary;

(k)          any capital investment in, or any loan to, any other Person in an amount in excess of $500,000 in the aggregate;

(l)          acceleration, material waiver, cancellation, termination, material amendment or material modification to any Material Contract, except in the ordinary course of business consistent with past practice;

(m)          imposition of any Encumbrance (other than a Permitted Encumbrance) upon any properties, Equity Interests or assets, tangible or intangible, of the Company or any Company Subsidiary;

(n)          except as required by Law or as done in the ordinary course of business consistent with past practice and not done in anticipation of the transactions contemplated by this Agreement, (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its manager-level employees, officers, directors or managers or (ii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director or manager it being understood that, solely for purposes of preparing Section 4.07(n) of the Sellers’ Disclosure Letter, such schedule shall list names (if applicable);

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(o)          except as required by Law or in the ordinary course of business consistent with past practice and not done in anticipation of the transactions contemplated by this Agreement, adoption, modification or termination of any: (i) employment, severance, change in control, retention or other agreement with any employee, officer, director or manager, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case, whether written or oral;

(p)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, foreign or state bankruptcy (or similar) Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q)          purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $500,000, individually (in the case of a lease, per annum) or $1,000,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(r)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(s)          action to make, change or rescind any material Tax election, file any material amended Tax Return or claim for refund, adopt or change any method of accounting, extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, settle or compromise any Tax Liability or refund or enter into any agreement relating to Taxes (other than by reason of customary provisions in any Contract with third parties entered into in the ordinary course of business the principal purpose of which does not relate to Tax), in each case to the extent it could have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer, the Company or any Company Subsidiary in respect of any tax period beginning after the Balance Sheet Date; or

(t)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.08         Material Contracts.

(a)          4.08(a) of the Sellers’ Disclosure Letter lists each of the following Contracts to which the Company or any Company Subsidiary is a party or is otherwise bound (such Contracts being “Material Contracts”):

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(i)          each Contract (other than FLUIDCARE Contracts) involving aggregate consideration in excess of $1,500,000 and requiring performance by any party more than one (1) year from the effective date of such Contract and which cannot be cancelled by the Company or the Company Subsidiary without penalty on less than thirty (30) days’ notice, it being understood that, solely for purposes of preparing Section 4.08(a)(i) of the Sellers’ Disclosure Letter, such schedule shall list such Contracts on a “de-identified” basis;

(ii)         each FLUIDCARE Contract involving aggregate consideration in excess of $1,000,000 and requiring performance by any party more than one (1) year from the effective date of such Contract and which cannot be cancelled by the Company or the Company Subsidiary without penalty on less than thirty (30) days’ notice, it being understood that, solely for purposes of preparing Section 4.08(a)(ii) of the Sellers’ Disclosure Letter, such schedule shall be limited to the top 15 FLUIDCARE Contracts by aggregate consideration and shall list such Contracts on a “de-identified” basis;

(iii)        all Contracts that require the Company or any Company Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions, it being understood that, solely for purposes of preparing Section 4.08(a)(iii) of the Sellers’ Disclosure Letter, such schedule shall list such Contracts on a “de-identified” basis;

(iv)        all Contracts that provide for the assumption of any Tax Liability of any Person;

(v)         each Contract entered into within the last three (3) years for the sale of any of the Equity Interests or, other than in the ordinary course of business consistent with past practice, any of the material assets or properties of the Company, any Company Subsidiary or any other Person (whether by merger, sale of equity, sale of assets or otherwise) or, for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any such assets, properties or securities;

(vi)        all agency and distribution Contracts that involve consideration in excess of $1,000,000 per annum and which cannot be cancelled by the Company or the Company Subsidiary without penalty, losses or damages on less than thirty (30) days’ notice, it being understood that, solely for purposes of preparing Section 4.08(a)(vi) of the Sellers’ Disclosure Letter, such schedule shall list such Contracts on a “de-identified” basis;

(vii)       all employment, severance, change of control, retention or other agreements with current or former employees, officers or directors, which, unless otherwise required by application Law, are not cancellable without penalty on less than thirty (30) days’ notice (other than the payment of severance not in excess of that provided under the severance policies disclosed in 4.19(a)(i)–(iii), if any, of the Sellers’ Disclosure Letter), it being understood that, solely for purposes of preparing Section 4.08(a)(vii) of the Sellers’ Disclosure Letter, such schedule shall list such Contracts on a “de-identified” basis;

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(viii)      all Contracts relating to Indebtedness to or of the Company or any Company Subsidiary in excess of $500,000;

(ix)         all Contracts with any Governmental Authority involving aggregate consideration in excess of $500,000 (“Government Contracts”);

(x)          all Contracts that limit or purport to limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time or sell or purchase from any other Person;

(xi)         [Intentionally Omitted]

(xii)        all collective bargaining agreements or Contracts with any Union;

(xiii)       each partnership, joint venture, joint operating agreement or similar Contract, including any Contract involving a sharing of profits, losses, costs, or Liabilities, and each agreement granting any Person the right to issue instructions to the management of a Company Subsidiary, by the Company or any Company Subsidiary with any other Person;

(xiv)      each Contract related to or creating an Encumbrance (other than a Permitted Encumbrance or equipment leases that are not in excess of $1,000,000) of any nature relating to or affecting any of the Company’s or any Company Subsidiary’s material assets or the Real Property and all Contracts relating thereto;

(xv)       each Contract granting a power of attorney to an unaffiliated third party with respect to any business of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice;

(xvi)      each Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(xvii)     each Contract in excess of $1,000,000 that provides any customer of the Company or any Company Subsidiary with pricing discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company or any Company Subsidiary based on the volume of purchases, including any Contract containing “most favored nation” provisions, it being understood that, solely for purposes of preparing Section 4.08(a)(xvii) of the Sellers’ Disclosure Letter, such schedule shall list such Contracts on a “de-identified” basis;

(xviii)    all Contracts concerning the lease of any Real Property (each such property a “Leased Real Property”) (including without limitation, brokerage contracts) listed or otherwise disclosed in 4.09(b) of the Sellers’ Disclosure Letter;

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(xix)       all Company IP Agreements set forth in 4.11(b) of the Sellers’ Disclosure Letter; and

(xx)        any other Contract that is material to the Company or any Company Subsidiary or which imposes material obligations or restrictions on the Company or any Company Subsidiary and not previously disclosed pursuant to this 4.08 in excess of $1,000,000 per annum.

(b)          Each Material Contract is valid and binding on the Company or the applicable Company Subsidiary that is a party thereto in accordance with its terms and is in full force and effect. None of the Company or any Company Subsidiary or, to Sellers’ Knowledge, any other party thereto is (or with notice or lapse of time or both would be) in breach of or default under, in any material respect, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer, with the exception of Contracts listed pursuant to Section 4.08(a)(i), (ii), (iii), (vi), (vii) and (xvii), which have been made available to Buyer’s Representative on a clean room basis pursuant to that certain Clean Room Agreement, dated as of June 16, 2016, by and among Buyer, Houghton International, Inc., the Company and Grant Thornton LLP and that certain Addendum to Clean Room Agreement, dated as of July 14, 2016, by and among Buyer, Houghton International, Inc., the Company, Grant Thornton LLP and Hitachi Consulting Corporation.

4.09         Title to Assets; Real Property.

(a)          The Company and each Company Subsidiary has, in the case of owned Real Property, good and marketable fee simple title to such owned Real Property, which, to the Seller’s Knowledge is validly recorded or registered in the applicable governmental land registry and, in the case of Leased Real Property, a good and valid leasehold interest in, or a valid land use right, or a valid license to use, all Leased Real Property and all other personal property and other assets leased by the Company in connection with the operation of the business as currently conducted. To the Seller’s Knowledge, the Company or a Company Subsidiary is the sole legal and beneficial owner of the owned Real Properties and the sole legal and beneficial holder of the leasehold interest in all Leased Real Property. All such properties and assets (including land use right and leasehold interests) are free and clear of Encumbrances except for any Permitted Encumbrances.

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(b)          4.09(b) of the Sellers’ Disclosure Letter lists: (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company or any Company Subsidiary, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; (iii) if a land use right to such Property is obtained through a land grant contract, the counterparty to such a contract, the total amount of land premium paid and to be paid, and the expiration of the term of such a contract; and (iv) the current use of such property. With respect to owned Real Property, the Sellers have delivered to Buyer true and complete copies of the deeds and other instruments (as recorded) by which the Company or any Company Subsidiary acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Sellers or the Company or any Company Subsidiary and relating to the Real Property. With respect to leased Real Property, the Sellers have delivered to Buyer true and complete copies of any leases affecting the Real Property. None of the Sellers, the Company nor any Company Subsidiary has leased, licensed or granted any right to occupy any of the Real Property to a Person other than the Company or a Company Subsidiary. Except as set forth in 4.09(b) of the Sellers’ Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any material subordination, non-disturbance or attornment agreement with respect to any leased Real Property. None of the Sellers, the Company nor any Company Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. Each Real Property lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or the Company Subsidiary that is a party thereto, enforceable in accordance with its terms. Each land grant contract for Real Property in China, as applicable, is in full force and effect and constitutes the valid and legally binding obligation of the Company Subsidiary and all necessary approvals and registrations with the Governmental Authority have been obtained and effected with respect thereto. To Seller’s Knowledge, there is no dispute or breach or event that with the passage of time or with notice, or both, would constitute a default in any material respect under any Real Property lease or land grant contract by the Company or any Company Subsidiary or, to Sellers’ Knowledge, by any other party thereto. None of the Sellers, the Company nor any Company Subsidiary has collaterally assigned, granted or created any Encumbrance (other than any Permitted Encumbrance) with respect to any owned or leased Real Property. The use and operation of the Real Property in the conduct of the businesses of the Company and the Company Subsidiaries do not violate in any material respect any covenant, condition, restriction, easement, Permit or Contract. With respect to Real Property in Brazil, no agricultural, livestock, rural colonization or agro-industrial activities are carried out in such Real Property. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or a Company Subsidiary.

(c)          There is no pending or, to Sellers’ Knowledge, threatened Action (including condemnation or eminent domain proceedings) that would reasonably be expected to materially interfere with the use or quiet enjoyment of any of the Real Property by the Company or any Company Subsidiary.

(d)          To Seller’s Knowledge, there are no unpaid assessments or, to the Sellers’ Knowledge, proposed changes in property assessments, Tax, land use or other Laws affecting the Real Property. To Sellers’ Knowledge, there are no currently proposed or pending assessments for public improvements against any Real Property. No notice from any Governmental Authority has been received by any Seller, the Company or any Company Subsidiary requiring any material work, repair, construction, alteration or installation on, or in connection with, any of the Real Property that has not been performed.

4.10         Condition and Sufficiency of Assets.

(a)          The Real Property, including the walls, ceilings and other structural elements of any improvements erected on any part of the Real Property and the building systems such as water, oil, gas, steam, sewer, storm, sanitary waste water system, heating, plumbing, ventilation, air conditioning, compressed air, telecommunications, electric and other utility services or systems are, to Sellers’ Knowledge, adequate and sufficient for the current operations of the Company’s and the Company Subsidiaries’ businesses, in good working order, repair and operating condition, and are without any structural defects other than that would reasonably be expected to materially affect the value or interfere with the use or quiet enjoyment of any of the Real Property by the Company or any Company Subsidiary. To Seller’s Knowledge, such assets have, in all material respects, been maintained in accordance with generally accepted industry practices.

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(b)          The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and the Company Subsidiaries are structurally sound, are in good working order, repair and operating condition, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

(c)          The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or any Company Subsidiary, together with all other properties and assets of the Company and the Company Subsidiaries, are sufficient for the conduct of the Company’s and each Company Subsidiary’s business and constitute all of the rights, property and assets necessary to conduct the businesses of the Company and each Company Subsidiary as currently conducted.

4.11         Intellectual Property.

(a)          4.11(a) of the Sellers’ Disclosure Letter lists all: (i) Company IP Registrations and (ii) Company Intellectual Property consisting of software and trademarks and tradenames that are not registered but that are material to the Company’s and any Company Subsidiary’s business or operations. For each Company IP Registration, 4.11(a) of the Sellers’ Disclosure Letter includes the following information: (x) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), owner of record and present status thereof and (y) for each registered trademark and trademark application, the mark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable) and owner of record. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are in good standing.

(b)          4.11(b) of the Sellers’ Disclosure Letter lists all Company IP Agreements on a “de-identified” basis, except for Company IP Agreements pursuant to which third parties license to the Company or any Company Subsidiary commercially available or off-the-shelf software with an annual value of less than $250,000. The Sellers have provided Buyer with true and complete copies of all such Company IP Agreements, including all amendments and written waivers thereunder. Except as expressly identified in 4.11(b) of the Sellers’ Disclosure Letter, none of the Sellers, the Company nor any Company Subsidiary has granted any third party exclusive (or exclusive with respect to a specific geography or industry) rights to any Company Intellectual Property.

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(c)          The Company or a Company Subsidiary is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s or such Company Subsidiary’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Neither the Company nor any Company Subsidiary is obligated (contractually or by Law) to pay any compensation of any kind to any third party with respect to any use of the Company Intellectual Property. Without limiting the generality of the foregoing, every current and former employee, and every current and former independent contractor, of the Company or a Company Subsidiary has entered into written agreements whereby such employees and independent contractors have assigned to the Company or the Company Subsidiary, as applicable, any ownership interest and right they may have in material Company Intellectual Property. Sellers have provided Buyer with true and complete copies of all such agreements.

(d)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or a Company Subsidiary’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s or a Company Subsidiary’s businesses or operations as currently conducted.

(e)          The Company’s and the Company Subsidiaries’ rights in the Company Intellectual Property and all Company IP Registrations are subsisting and, to Sellers’ Knowledge, valid and enforceable. The Company and the Company Subsidiaries have taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f)          To Sellers’ Knowledge, the conduct of the Company’s and the Company Subsidiaries’ businesses and the products, processes and services of the Company and the Company Subsidiaries as offered by the Company and the Company Subsidiaries, do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)          Except as set forth on Section 4.11(g) of the Sellers’ Disclosure Letter, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any Company Subsidiary; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s or any Company Subsidiary’s rights with respect to any Company Intellectual Property or (iii) by the Company or any Company Subsidiary or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property.

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(h)          To the Knowledge of the Sellers, neither the Company nor any Company Subsidiary has suffered a material security breach with respect to its data or information or related systems during the last three (3) years.

(i)          Neither the Company nor any Company Subsidiary has any obligation to pay any Governmental Authority in respect of (and no Governmental Authority has any right to) any material Company Intellectual Property. None of the Sellers, the Company nor any Company Subsidiary is or ever has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or any Company Subsidiary to grant or offer to any third party any license or right to any Company Intellectual Property.

(j)          The Company and all Company Subsidiaries maintain written information security plans and have complied at all times and in all material respects with such security plans, any privacy policies maintained by the Company and the Company Subsidiaries and all applicable Laws pertaining to privacy and personally identifiable data.

4.12         Inventory. All inventory of the Company and the Company Subsidiaries (including inventory on consignment), whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and reflected on the Financial Statements.

4.13         Accounts Receivable. The accounts receivable of the Company and the Company Subsidiaries outstanding on the date hereof represent valid obligations from bona fide sales made or services rendered in the ordinary course of business consistent with past practice, and are properly reflected in the accounting records of the Company and the Company Subsidiaries. The reserves for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company and the Company Subsidiaries have been determined in accordance with GAAP consistently applied with the Financial Statements.

4.14         Customers and Suppliers. 4.14 of the Sellers’ Disclosure Letter lists separately (on a “de-identified” basis): (i) for 2015 and 2016, the top 20 customers of the Company and the Company Subsidiaries (measured by total amounts invoiced, on a consolidated basis), and the aggregate billings attributable, and (ii) for the period from November 1, 2014 through October 31, 2015 and for the calendar year 2016, the 20 suppliers and vendors from whom the Company and the Company Subsidiaries have made the most purchases and the aggregate expenditures attributable to each. As soon as practicable following the date of this Agreement, the Company shall provide Buyer with lists of such suppliers and vendors for the 2015 calendar year and, upon Buyer’s approval of such lists, the Sellers’ Disclosure Letter shall be updated to include such information. No customer listed in 4.14 of the Sellers’ Disclosure Letter has terminated its business with the Company or any Company Subsidiary or materially reduced the volume of, or materially changed the terms on which it does business with the Company or any Company Subsidiary. To the Knowledge of the Sellers, no customer listed in Section 4.14 of the Sellers’ Disclosure Letter has indicated in writing or verbally that it will cease to do business with the Company.

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4.15         Insurance. 4.15 of the Sellers’ Disclosure Letter sets forth a true and complete list of all material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Gulf Houghton or any of its Affiliates (including the Company and the Company Subsidiaries) and relating to (A) the assets, business or operations of, or (B), in their capacities as such employees, officers, directors, members or managers of, the Company and the Company Subsidiaries (collectively, the “Insurance Policies”) in each case identifying: (i) the respective issuers and expiration dates thereof; (ii) all deductible amounts and amounts of coverage available and outstanding thereunder; (iii) whether such policies and binders are “claims made” or “occurrences” policies; (iv) all self-insurance programs or arrangements; (v) any current claims made under any such Insurance Policies and (vi) the date through which coverage will continue by virtue of premiums already paid. True and complete copies of such Insurance Policies have been delivered to Buyer and such Insurance Policies: (A) are sufficient for compliance with all material requirements of applicable Laws and the Contracts to which the Company or any Company Subsidiary is a party or by which it or its assets are bound and (B) will not be affected, terminate or lapse by reason of the transactions contemplated by this Agreement or any other Transaction Document. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. No Seller nor any of its Affiliates (including the Company and the Company Subsidiaries) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies or that any issuer of any Insurance Policy has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated. All premiums due on such Insurance Policies have either been paid or will be paid in accordance with their respective payment terms. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any Company Subsidiary. All such Insurance Policies: (a) are valid and binding in accordance with their terms and (b) have not been subject to any lapse in coverage. There are no material claims related to the businesses of the Company or any Company Subsidiary pending under any such Insurance Policies as to which coverage has been denied or in respect of which there is an outstanding reservation of rights. No Seller nor any of its Affiliates (including the Company and the Company Subsidiaries) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

4.16         Legal Proceedings; Orders.

(a)          Except as set forth in 4.16(a) of the Sellers’ Disclosure Letter, there are no (and during the past three (3) years there have not been any) Actions settled, pending or, to Sellers’ Knowledge, threatened (a) against or by the Company or any Company Subsidiary or any Affiliate thereof affecting any of its properties or assets that, if determined adversely, would either individually or in the aggregate result in or reasonably be expected to result in any adverse consequences other than the payment of monetary damages not to exceed $500,000 or (b) against or by the Company or any Company Subsidiary or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any other Transaction Document.

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(b)          There are no outstanding material Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any Company Subsidiary or any of their properties or assets.

(c)          All claims during the last twelve (12) months made under the Company’s and any Company Subsidiary’s general liability insurance or worker’s compensation policies are identified in 4.16(c) of the Sellers’ Disclosure Letter and all open material claims are fully described therein.

4.17         Compliance with Laws; Permits.

(a)          If any other section of this Article IV deals expressly with respect to a specific Law, then that section shall contain the sole and exclusive representations and warranties relating to such Law. The Company has all material Permits required to carry on the businesses now conducted by the Company. The Company and each Company Subsidiary is currently and during the last three (3) years, has been in, compliance in all material respects with all applicable Laws and Permits. Neither the Company, any Company Subsidiary nor any Seller has received during the last three (3) years, any written notice, order, or other communication from any Governmental Authority or any other Person of any alleged, actual, or potential material violation of or material failure to comply by the Company, any Company Subsidiary with any applicable material Law or Permit. To Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected (with or without the passage of time) to result in any such notice or in the revocation, suspension, termination, or modification of any material Permit. All such Permits have been obtained by the Company or the Company Subsidiaries, as applicable, and are in full force and effect without any material default or material violation thereunder by any party thereto.

(b)          None of the Sellers, the Company, or any Company Subsidiary, nor, to Sellers’ Knowledge, any owner, member, partner, director, officer, manager, employee, independent contractor, consultant or agent of any of them or any other Person acting on their behalf, has directly or indirectly, during the last three (3) years: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity, (ii) offered or made a direct or indirect unlawful payment or unlawful conveyance of something of value to any U.S. or non-U.S. government official, employee or political candidate or established or maintained any unlawful or unrecorded funds, (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any statute or regulation equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction, including the U.K. Bribery Act 2010, (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any U.S. or non-U.S. government official or employee of any Governmental Authority, (v) offered or made a direct or indirect payment to any U.S. or non-U.S. government official as incentive for the official to complete some action or process expeditiously, to the benefit of the party making the payment or (vi) received any unlawful discounts or rebates in violation of any statute or regulation relating to antitrust or competition. For the purpose of this section, a “non-U.S. government official” means any employee or officer of a government of a non-U.S. country, including any federal, regional or local department, agency, enterprise owned or controlled by a non-U.S. government, any official of a non-U.S. political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for non-U.S. political office.

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(c)          During the last three (3) years, neither the Company nor any Company Subsidiary, nor, to Sellers’ Knowledge, any owner, member, partner, director, officer, manager, employee, independent contractor, consultant or agent of any of them or any other Person acting on their behalf, has directly or indirectly (i) been or is designated on any list of any U.S. Governmental Entity related to customs and international trade Laws, including the United States Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List, the Commerce Entity List and the U.S. Department of State’s Debarred List, (ii) participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC, (iii) exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technology or services in violation of any applicable U.S. export control or economic sanctions Laws or (iv) participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions Law, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

4.18         Environmental Matters. Except as disclosed in Section 4.18 of Seller’s Disclosure Letter:

(a)          The Company and each Company Subsidiary are currently and have been for the previous four (4) years in compliance in all material respects with all Environmental Laws. None of the Company, any Company Subsidiary nor, to the Sellers’ Knowledge, any Predecessors thereof, has received from any Person in the previous four (4) years any: (i) Environmental Notice or Environmental Claim relating to the Company or any Company Subsidiary which, in each case, remains outstanding or is the source of ongoing material obligations. To Sellers’ Knowledge, there currently are no circumstances or conditions affecting the Company, any Company Subsidiary or any Predecessors thereof that are reasonably likely to give rise to material Liability of the Company or any Company Subsidiary under any Environmental Law.

(b)          The Company and each Company Subsidiary have obtained and are currently and for the previous four (4) years have been in compliance in all material respects with all Environmental Permits currently necessary for the ownership, lease, operation or use of the business or assets of the Company.

(c)          To Sellers’ Knowledge, there currently are no conditions on, in, or beneath or arising from the Real Property or any real property formerly owned, operated or leased by the Company, any Company Subsidiary or, to Sellers’ Knowledge, any Predecessors thereof (“Former Real Property”) which are reasonably likely, under Environmental Law or agreement with any Person, to give rise to a material Liability of the Company or any Company Subsidiary, or the imposition of a statutory Encumbrance, for which the Company or any Company Subsidiary would be required to take any material Response, Removal or Remedial Action.

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(d)          During the past four (4) years, no Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company, any Company Subsidiary or, to Sellers’ Knowledge, any Predecessor thereof or, to Sellers’ Knowledge, any third party on, in, or beneath any Real Property or Former Real Property, except in compliance in all material respects with all applicable Permits and Environmental Laws.

(e)          To the Sellers’ Knowledge, neither the Company nor any Company Subsidiary has within the past four (4) years sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substance to a facility, site, or location that has been placed or is formally proposed to be placed on the National Priorities List pursuant to CERCLA, or to any similar national list of priority sites requiring cleanup.

(f)          To the Seller’s Knowledge, there are no facts, events or conditions relating to any contract pursuant to which the Company or any Company Subsidiary acquired any business within the past four (4) years that are reasonably likely to give rise to material Liability of the Company or any Company Subsidiary under any Environmental Law.

(g)          Neither the Company nor any Company Subsidiary nor any of the Real Property is subject to any material unsatisfied Order for injunctive or other equitable relief, or any administrative penalty or criminal fine, related to material damage or injury to Persons or property under Environmental Laws, or material compliance or failure to comply in all material respects with Environmental Laws.

(h)          The Company has provided Buyer access to any third party environmental audit, investigation, inspection, report, sampling report, remediation report or other related report, complaint, claim, investigation, Proceeding or action related to the environmental condition of any of the Real Property or Former Real Property, or the Company’s or any Company Subsidiary’s, or any Predecessors’ thereof, compliance with Environmental Laws, in each case, that is in the possession of or subject to the control of the Company and that was prepared by such third party in the year 2013 or later.

(i)          The Company or the Company Subsidiaries own and have control of all Environmental Attributes. Neither the Company nor any Company Subsidiary is aware of any condition, event or circumstance that would reasonably be expected to prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

It is agreed and understood that the above representations and warranties in this 4.18 are the only representations and warranties provided by the Company in this Agreement relating to environmental matters, including Environmental Laws and Hazardous Substances.

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4.19         Employee Benefit Matters.

(a)          4.19(a)(i) of the Sellers’ Disclosure Letter contains a true and complete list on a “de-identified” basis of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, share or share-based, termination, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program, Contract or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, manager, member, officer, director, retiree, independent contractor or consultant of the Company or any Company Subsidiary or any spouse or dependent of such individual, or under which the Company or any Company Subsidiary or any of their ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would, following the Closing, reasonably be expected to have any Liability, contingent or otherwise (each a “Benefit Plan”). 4.19(a)(ii) of the Sellers’ Disclosure Letter identifies each Benefit Plan that is a Non-U.S. Benefit Plan (as defined below) but is not an Excluded Non-U.S. Benefit Plan (as also defined below).

(b)          With respect to each U.S. Benefit Plan, the Company has delivered to Buyer true and complete copies of each of the following: (i) where the U.S. Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the U.S. Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts, administration and service provider agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications to participants relating to any U.S. Benefit Plan; (v) in the case of any U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS and each currently pending application to the IRS for a determination letter; (vi) in the case of any U.S. Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Forms 5500, with schedules and financial statements attached; (vii) actuarial valuations, summary annual reports and financial statements related to any U.S. Benefit Plan with respect to the two most recently completed plan years; (viii) where applicable, the two most recent nondiscrimination tests performed under the Code, and (ix) copies of material notices, letters or other correspondence with or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or other Governmental Authority relating to the U.S. Benefit Plan for the last three (3) years or, if earlier, for any unresolved material matter.

(c)          Each U.S. Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified U.S. Benefit Plan”) is so qualified and has received a favorable and current determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified U.S. Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified U.S. Benefit Plan. To the Company’s knowledge, nothing has occurred with respect to any U.S. Benefit Plan that has subjected or could reasonably be expected to subject the Company, any Company Subsidiary or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to: (i) a material penalty under Section 502 of ERISA or (ii) material Taxes, penalties, or Liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code. All required benefits, contributions and premiums relating to each U.S. Benefit Plan, including any required contributions to Multiemployer Plans, have been timely paid in accordance with the terms of such U.S. Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded U.S. Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

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(d)          There remain no unsatisfied Liabilities to participants, the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, any Governmental Authority or to any other Person as a result of the termination of any U.S. Benefit Plan ever maintained by the Company, any Company Subsidiary or any of their ERISA Affiliates, and no U.S. Benefit Plan maintained by the Company, any Company Subsidiary or any of their ERISA Affiliates, which is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or subject to Sections 412 and 430 of the Code, is in “at-risk status” as defined under Section 430(i)(4) of the Code, has failed to satisfy the “minimum funding standard” as provided in Section 302 of ERISA or Section 412 of the Code or to make any “minimum required contribution” as defined in Section 430 of the Code or Section 303 or ERISA, and there has been no waived funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code.

(e)          Except as otherwise disclosed on 4.19(e) of the Sellers’ Disclosure Letter, neither the Company, any Company Subsidiary, nor any of their ERISA Affiliates is bound by any collective bargaining agreement or any Contract to maintain, with respect to any employee of the Company or any Company Subsidiary, any U.S. Benefit Plan.

(f)          Except as otherwise disclosed on 4.19(f) of the Sellers’ Disclosure Letter no Multiemployer Plan to which the Company, any Company Subsidiary or any of their ERISA Affiliates is obligated to contribute is in “reorganization,” as defined in Section 4241(a) of ERISA, or is in “endangered status” or “critical status,” as those terms are defined in Section 432 of the Code and Section 305 of ERISA, or is within a “funding improvement period” or a “rehabilitation period,” as those terms are defined in Section 432 of the Code and Section 305 of ERISA or has failed to satisfy the minimum funding standard as provided in Section 412 of the Code and Section 304 of ERISA. Neither the Company, any Company Subsidiary, nor any of their ERISA Affiliates is liable for, or anticipated to become liable for, any excise tax under Section 4971 of the Code or has any Liability with respect to a withdrawal from any Multiemployer Plan or will withdraw from any Multiemployer Plan on or before the Closing Date. With respect to any Multiemployer Plans to which the Company or any Company Subsidiary contributes or is obligated to contribute, withdrawal Liability in the event of a current complete withdrawal from all such Multiemployer Plans does not exceed $2,000,000.

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(g)          The actuarial present value of “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) (both vested and nonvested) of each U.S. Benefit Plan of the Company or any Company Subsidiary, which is subject to Title IV of ERISA, is less than or equal to the market value of the assets held in the trust under such U.S. Benefit Plan as of the most recent actuarial valuation. The preceding determination has been made in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation to determine the level of funding required on an ongoing basis. Since the date of such most recent actuarial valuation, there has been no material adverse change in the funding status of any such U.S. Benefit Plan as reflected in the actuarial report for such valuation. For the purposes of this subsection, unfunded Liabilities and projected costs have been determined by the Company, the Company Subsidiaries and their actuaries using actuarial methods and assumptions that are, singly and in the aggregate, reasonable taking into account circumstances known to them on the date this representation is being made and, except as adjusted to satisfy the requirements that such assumptions be reasonable, consistent with prior practice.

(h)          Neither the Company, any Company Subsidiary nor any of their ERISA Affiliates has: (i) failed to pay premiums to the Pension Benefit Guaranty Corporation; (ii) withdrawn from any U.S. Benefit Plan or (iii) engaged in any transaction which would give rise to Liability under Section 4069 or Section 4212(c) of ERISA.

(i)          With respect to each U.S. Benefit Plan: (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan and (iii) no “reportable event,” as defined in Section 4043 of ERISA, for which notice has not been waived, has occurred with respect to any such plan.

(j)          Each U.S. Benefit Plan that is not subject to Title IV or ERISA may be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liabilities to Buyer, the Company, any Company Subsidiary or any of their Affiliates. Neither the Company nor any Company Subsidiary has a commitment or obligation or has made any representations to any employee, officer, director, manager, member, independent contractor or consultant to adopt, amend, modify or terminate any U.S. Benefit Plan or any collective bargaining agreement in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(k)          Other than as required under Section 601 et. seq. of ERISA or other Law, no U.S. Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company, any Company Subsidiary nor any of their ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(l)          There is no pending or, to Sellers’ Knowledge, threatened Action relating to a U.S. Benefit Plan (other than routine claims for benefits), and no U.S. Benefit Plan has within the past three (3) years been the subject of an examination or audit by a Governmental Authority or the subject of a pending application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

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(m)          With respect to any insurance policy (or ancillary agreement with respect to such insurance policy) or premium payment obligation related to any U.S. Benefit Plan, neither the Company, any Company Subsidiary, any of their ERISA Affiliates, nor the Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability.

(n)          The Company, each Company Subsidiary and each of their ERISA Affiliates have materially complied with: (i) the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each U.S. Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code and (ii) the shared responsibility requirements of Section 4980H of the Code. Each U.S. Benefit Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations issued thereunder.

(o)          There has been no undisclosed amendments to, announcements by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any U.S. Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, member, manager, officer, employee, independent contractor or consultant, as applicable.

(p)          Each U.S. Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. Neither the Company nor any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(q)          Except as set forth on 4.19(q) of the Sellers’ Disclosure Letter, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, member, manager, officer, employee, independent contractor or consultant of the Company or any Company Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or any Company Subsidiary to merge, amend or terminate any U.S. Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any U.S. Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has delivered to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

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(r)          Except as would not, individually or in the aggregate, impose material liabilities or obligations on the Company or a Company Subsidiary or as set forth on 4.19(r) of the Sellers’ Disclosure Letter, with respect to each Benefit Plan maintained primarily for the benefit of current or former employees, officers or directors of the Company or any ERISA Affiliate who are employed, or otherwise engaged, outside the United States and that is not subject to the Code or to ERISA (each a “Non-U.S. Benefit Plan”), excluding any Non-U.S. Benefit Plans that are statutorily required, government sponsored or not otherwise sponsored, maintained or controlled by the Company or any of its Company Subsidiaries (“Excluded Non-U.S. Benefit Plans”): (A) (1) all employer and employee contributions required by Law or by the terms of the Non-U.S. Benefit Plan have been made, and all liabilities of the Company and its Company Subsidiaries have been satisfied, or, in each case accrued, by the Company and its Company Subsidiaries in accordance with generally accepted accounting principles, and (2) the Company and its Company Subsidiaries are in compliance with all requirements of applicable Law and the terms of such Non-U.S. Benefit Plan; (B) the fair market value of the assets of each funded Non-U.S. Benefit Plan, or the book reserve established for each Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Non-U.S. Benefit Plan determined on an ongoing basis (rather than on a plan termination basis) according to the actuarial assumptions and valuations used to account for such obligations in accordance with applicable generally accepted accounting principles; and (C) the Non-U.S. Benefit Plan has been registered as required and has been maintained in good standing with applicable regulatory authorities. All employer and employee contributions required by Law or by the terms of the Excluded Non-U.S. Benefit Plans have been made and all Liabilities of the Company and the Company Subsidiaries have been satisfied, or, in each case accrued, by the Company and the Company Subsidiaries in accordance with GAAP.

4.20         Employment Matters.

(a)          4.20(a) of the Sellers’ Disclosure Letter contains a list of all persons on a “de-identified” basis who are exempt manager-level employees, independent contractors or consultants (other than FLUIDCARE independent contractors or consultants) of the Company or a Company Subsidiary, including any such employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate and (v) commission, bonus or other incentive-based compensation. All compensation, including wages, commissions and bonuses, payable to all exempt manager-level employees, independent contractors or consultants of the Company or a Company Subsidiary have been paid in full and there are no outstanding agreements, understandings or commitments of the Company or a Company Subsidiary with respect to any such Person’s compensation, commissions or bonuses.

(b)          Except as set forth in 4.20(b) of the Sellers’ Disclosure Letter, neither the Company nor any Company Subsidiary has been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, committee or representatives elected by employees or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company or a Company Subsidiary, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. During the past three years, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or a Company Subsidiary or any of their employees. Except with respect to the collective bargaining agreements identified in 4.08(a) of the Sellers’ Disclosure Letter, neither the Company nor any Company Subsidiary has any duty to bargain with any Union.

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(c)          The Company and each Company Subsidiary is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on 4.20(b) of the Sellers’ Disclosure Letter and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees or workers of the Company or a Company Subsidiary, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation or victimization, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, whistle-blowing, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or a Company Subsidiary as exempt-level employees, workers, agents, independent contractors or consultants are properly classified and treated as such under applicable Law and Contract, including with respect to participation in and benefit accrual under each U.S. Benefit Plan.

(d)          There are no Actions against the Company or a Company Subsidiary pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company or a Company Subsidiary, including, without limitation, any claim relating to termination, unfair labor practices, child labor, employment discrimination, harassment, retaliation or victimization, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(e)          The Company has complied in all material respects with the WARN Act, and it has no plans to undertake any action on or before the Closing Date that would trigger the WARN Act.

(f)          With respect to each Government Contract, the Company and each Company Subsidiary is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company and each Company Subsidiary maintains and complies with affirmative action plans in material compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company and each Company Subsidiary is not, and has not been for the past three years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Neither the Company nor any Company Subsidiary has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

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(g)          To Sellers’ Knowledge, none of the employees or officers of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement with any Person other than the Company or a Company Subsidiary that limits or adversely affects the performance of his or her duties, the ability of the Company or a Company Subsidiary to conduct its business, or his or her freedom to engage in any of the businesses conducted by any of the Company or any Company Subsidiary (including any confidentiality, non-competition or proprietary rights agreements). Other than Union-represented employees or as required by applicable Law, all employees of the Company and each Company Subsidiary are “employees at will” and their employment may be terminated for any lawful reason without more than thirty (30) days’ notice, except as otherwise required by applicable Law. Neither the Company nor any Company Subsidiary has made any commitments to any of its employees respecting any possible employment or increases in compensation following the Closing. All employees, contractors, and consultants of the Company or any Company Subsidiary are lawfully permitted to work or provide services to the Company or the Company Subsidiaries in the applicable jurisdiction. The Company has delivered to Buyer true and complete copies of all current material employee manuals and handbooks, policies, plans, disclosure materials, policy statements and other requested materials relating to the employment, or termination of employment (including severance payments) of the employees of the Company and each Company Subsidiary.

4.21         Taxes. Except as set forth in 4.21 of the Sellers’ Disclosure Letter:

(a)          All Tax Returns required to be filed on or before the Closing Date by, or with respect to, the Company and each Company Subsidiary have been, or will be, timely filed. Such Tax Returns (and any other Tax Returns filed on or before the Closing Date by, or with respect to, the Company or any Company Subsidiary) are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by, or with respect to, the Company and each Company Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          The Company and each Company Subsidiary has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid, owing or otherwise allocable to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No claim has been made in writing by any taxing authority in any jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations are currently in place or requested with respect to any Taxes of the Company or a Company Subsidiary.

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(e)          The amount of the Company’s and the Company Subsidiaries’ Liability for unpaid Taxes for all Tax periods (or portions of Tax periods) ended on or before December 31, 2016 (including adequate reserves for any anticipated clawback of tax holidays or incentives) does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements, and the amount of the Company’s and the Company Subsidiaries’ Tax prepayments and overpayments for all such periods is not less than the amount of accrued Tax refunds or credits reflected on the Financial Statements. Since December 31, 2016, no Taxes have accrued with respect to the Company and the Company Subsidiaries other than Taxes arising in the ordinary course of business consistent with past practice.

(f)          All deficiencies asserted, or assessments made, against the Company or a Company Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(g)          Neither the Company nor any Company Subsidiary is a party to any Action by any taxing authority. There are no Actions pending or threatened in writing by any taxing authority.

(h)          The Company has delivered to Buyer copies of all federal, state, local, supranational and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company or a Company Subsidiary for all Tax periods ended during the last three years.

(i)          There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or a Company Subsidiary.

(j)          Neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than (i) any such agreement the only parties to which are the Company and one or more Company Subsidiaries, or (ii) by reason of customary provisions in any Contract with third parties entered into in the ordinary course of business the principal purpose of which does not relate to Tax).

(k)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or a Company Subsidiary since December 31, 2012.

(l)          Neither the Company nor any Company Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes other than a group the only members of which are the Company and/or Company Subsidiaries. Neither the execution (nor the closing of the transactions contemplated by) of this Agreement or any of the Transaction Documents, nor any event since December 31, 2016 will result in the clawback or disallowance of any group relief previously given for any UK Tax purposes. Neither the Company nor any Company Subsidiary has Liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise (other than by reason of customary provisions in any Contract with third parties entered into in the ordinary course of business the principal purpose of which does not relate to Tax).

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(m)          Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)          any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or before the Closing Date;

(ii)         an installment sale or open transaction occurring on or before the Closing Date;

(iii)        a prepaid amount received on or before the Closing Date;

(iv)        any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)         any election under Section 108(i) of the Code.

(n)          No stock of any Company Subsidiary is a United States real property interest within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(o)          Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code in the three years prior to the date of this Agreement or in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transactions contemplated by this Agreement.

(p)          Neither the Company nor any Company Subsidiary is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q)          There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any Company Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(r)          GHGL London Ltd, has been a disregarded entity for U.S. federal income tax purposes at all times since August 19, 2014. The election was a “change in current classification" as defined under Treasury Regulations Section 301.7701-3(c)(1)(iv).

(s)          The Company, GHGL London Ltd and GHG Lubricants Holdings Ltd have not engaged in a trade or business or had a permanent establishment in any jurisdiction other than the jurisdiction of their formation.

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(t)          All financing costs, including interest, discounts, and premiums payable by GHGL London Ltd., GHG Lubricants Holdings Ltd., Houghton Holdings Limited or Houghton Plc in respect of their loans and amounts payable in respect of their derivative contracts are deductible by GHGL London Ltd., GHG Lubricants Holdings Ltd., Houghton Holdings Limited or Houghton Plc, as applicable, in computing their profits, gains or losses for UK Tax purposes.

(u)          There is no document in the enforcement or production of which the Company is interested which has not been duly stamped.

(v)         None of GHGL London Ltd., GHG Lubricants Holdings Ltd., Houghton Holdings Limited or Houghton Plc has entered into, been party to or been otherwise involved in any schemes or arrangements the main purpose of which was the avoidance of Tax on the part of GHGL London Ltd., GHG Lubricants Holdings Ltd., Houghton Holdings Limited or Houghton Plc, as applicable.

(w)          The Company and each Company Subsidiary is duly registered in each country and territory where required by applicable Law for value added tax and any other equivalent Indirect Tax for which registration is required by applicable Law.

Notwithstanding any other provision of this Agreement, 4.07(s), 4.19 and 4.21 are the exclusive sections in this Agreement for representations and warranties by Sellers, the Company and their respective Affiliates with respect to Tax matters, and no other representation or warranty in Article IV will be made or deemed to be made to the Buyer with respect to Taxes.

4.22         Bank Accounts. 4.22 of the Sellers’ Disclosure Letter sets forth a true and complete list of the names and locations of all domestic and foreign banks or other financial institutions in which the Company or any Company Subsidiary maintains an account or safe deposit box (giving the account numbers) and the names of all persons authorized to draw thereon or having access thereto. The Company has delivered to Buyer true and complete copies of all reports of foreign bank and financial accounts (FBAR) filed by or on behalf of the Company and each Company Subsidiary for the period ended December 31, 2015.

4.23         Affiliate Transactions. Except for: (a) intercompany agreements between or among the Company and the Company Subsidiaries; (b) Contracts for employment disclosed on 4.08(a) of the Sellers’ Disclosure Letter or at will employment arrangements in the ordinary course of business consistent with past practice; (c) rights to indemnification in favor of any present or former officers or directors of the Company or any Company Subsidiary existing under: (i) any Contract disclosed on 4.08(a) of the Sellers’ Disclosure Letter or (ii) subject to 6.14, any of the organizational documents of the Company or any Company Subsidiary or the Company’s existing directors’ and officers’ liability insurance policy; (d) any Transaction Document; (e) the Contracts and other arrangements or other matters set forth on 4.23 of the Sellers’ Disclosure Letter; or (f) the Sellers’ ownership interest in the Company: no Seller nor any of its Affiliates (including for purposes of this 4.23, to Seller’s Knowledge, officers of a Seller or any such Affiliate) has since December 31, 2014, directly or indirectly: (A) been a party to any Contract with the Company or a Company Subsidiary, or (B) had any interest in any property or services sold to or to be sold to or purchased by the Company or a Company Subsidiary or otherwise used in or pertaining to the businesses of the Company or a Company Subsidiary or (C) had business dealings or a financial interest in any transaction with the Company or a Company Subsidiary during the last three (3) years.

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4.24         Books and Records. The books and records of the Company and its subsidiaries for the last six (6) years have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies reflected therein. The Company and each Company Subsidiary have exercised reasonable efforts to collect the books and records of the Company and each Company Subsidiary in connection with the due diligence performed by Buyer in connection with the transactions contemplated by this Agreement. The minute books of the Company and the Company Subsidiaries included in such collected books and records contain accurate and complete records of all meetings, and actions taken by written consent, that occurred, or were executed, during the time periods such minute books purport to cover and no meeting or action taken by written consent has been held during such time periods for which minutes have not been prepared and are not contained in such minute books.

4.25         Brokers. Except for RBC Capital Markets and its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

4.26         No Other Representations or Warranties. Except for the representations and warranties made by each Seller in Article III and the Company in this Article IV, none of the Sellers nor any other Person makes any express or implied representation or warranty with respect to Sellers, the Company, the Company Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each Seller hereby disclaims any such other representations or warranties.

ARTICLE V
Representations and Warranties of Buyer

Except as disclosed in the Buyer SEC Reports filed before two (2) Business Days prior to the date hereof, Buyer represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof.

5.01         Organization and Authority of Buyer.

(a)          Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. Buyer has the requisite corporate power and authority and all material governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where the failure to be so qualified or in good standing would not be reasonably expected to have a Buyer Material Adverse Effect. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. The Buyer board of directors, by resolutions duly adopted and not subsequently rescinded or modified, has duly (a) determined that the transactions contemplated by this Agreement are fair to and in the best interests of Buyer, (b) approved and adopted this Agreement and the other Transaction Documents to which Buyer is a party and (c) determined to recommend to the shareholders of Buyer that such shareholders adopt this Agreement and directed that this Agreement be submitted for consideration by Buyer’s shareholders at a meeting of Buyer’s shareholders. The Buyer Shareholder Approval is the only vote of holders of securities of Buyer which is required to consummate the transactions contemplated hereby, and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement, the Transaction Documents or the transactions contemplated hereby.

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(b)          This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

5.02         No Conflicts; Consents.

(a)          The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer or any resolution adopted by its board of directors; (b) conflict in any material respect with or result in a material violation or breach of any provision of any Law or Order applicable to Buyer; (c) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any material Contract to which Buyer is a party or by which Buyer is bound or to which any of its material properties and assets are subject or any material Permit affecting the properties, assets or businesses of Buyer or (d) result in the creation or imposition of any material Encumbrance on any material properties or assets of Buyer.

(b)          No consent, approval, Permit, Order, authorization, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for: (i) such filings and approvals as may be required under (A) the Antitrust Laws, (B) the Securities Act, (C) the Exchange Act and (D) the rules of the NYSE, including the Buyer Shareholder Approval and (ii) such consents, approvals, Permits, Orders, declarations or notices, the failure to make or obtain would not affect the ability of Buyer to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby.

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5.03         Legal Proceedings; Compliance with Laws.

(a)          There are no Actions pending or, to Buyer’s Knowledge, threatened: (i) against or by Buyer affecting any of its properties, officers or directors (in their capacities as such) or assets where, individually or in the aggregate, there is a reasonable possibility of a judgment adverse to Buyer or its subsidiaries which would reasonably be expected to have a Buyer Material Adverse Effect or (ii) against or by Buyer, any of its directors or officers (in their capacities as such) or any of its subsidiaries that challenges or seeks to prevent, enjoin or otherwise alter or delay any of the transactions contemplated by this Agreement or any other Transaction Document.

(b)          There are no material outstanding Orders and no material unsatisfied judgments, penalties or awards against or affecting Buyer, any of its directors or officers (in their capacities as such) or any of its properties or assets.

(c)          Neither Buyer, nor, to the Knowledge of Buyer, any director, officer, manager, employee, independent contractor, consultant or agent of Buyer or any other Person acting on its behalf, has directly or indirectly: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity, (ii) offered or made a direct or indirect unlawful payment or unlawful conveyance of something of value to any U.S. or non-U.S. government official, employee or political candidate or established or maintained any unlawful or unrecorded funds, (iii) violated any provision of the FCPA or any statute or regulation equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction, (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any U.S. or non-U.S. government official or employee of any Governmental Authority or (v) received any unlawful discounts or rebates in violation of any statute or regulation relating to antitrust or competition. For the purpose of this section, a “non-U.S. government official” means any employee or officer of a government of a non-U.S. country, including any federal, regional or local department, agency, enterprise owned or controlled by a non-U.S. government, any official of a non-U.S. political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for non-U.S. political office.

(d)          Buyer has maintained: (i) books and records that in all material respects accurately and fairly reflect, in reasonable detail, its transactions and dispositions of assets and (ii) a system of internal accounting controls that provide reasonable assurance that transactions are executed in accordance with general or specific authorization from Buyer’s directors and officers.

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5.04         SEC Reports; Financial Information.

(a)          Since January 1, 2014, Buyer has timely filed with the SEC all forms, statements, registrations, reports and documents required to be filed by it under the Securities Act and the Exchange Act (collectively, the “Buyer SEC Reports”). The Buyer SEC Reports have been made available to the Sellers’ Representative. The Buyer SEC Reports: (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and Exchange Act, as applicable and (ii) did not at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such amending or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)          Each of the financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports filed with the SEC (or incorporated by reference) within the past two (2) years (i) was prepared from, and was in accordance, with, the books and records of Buyer and its subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount) and (iii) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Regulation S-X promulgated by the SEC). Except as disclosed in the Buyer SEC Reports filed with the SEC, since December 31, 2016, taking into account the cumulative effect of all developments and events since such date, there has not been any development or event that has had a Buyer Material Adverse Effect.

(c)          As of the date of this Agreement, the Buyer has not received written comments from the SEC staff regarding any of the Buyer SEC Reports that remain unresolved, other than such comments the substance of which has been disclosed in any Buyer SEC Report.

5.05         Capitalization.

(a)          The authorized capital stock of Buyer consists of 30,000,000 shares of Buyer Common Stock of which 13,290,807 shares were outstanding on March 31, 2017 (the “Buyer Capitalization Date”), and 10,000,000 shares of preferred stock, $1.00 par value per share, none of which are outstanding as of the date hereof. As of the Buyer Capitalization Date, Buyer has issued outstanding options to purchase 155,212 shares of its capital stock and 5,118 shares of restricted stock (the “Buyer Stock Options”). All of the issued and outstanding shares of capital stock of Buyer have been duly authorized and validly issued, are fully paid, non-assessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)          All of such shares and options were issued in compliance in all material respects with all applicable Laws and contractual obligations binding on Buyer. None were issued in violation of any agreement, arrangement or commitment to which Buyer is a party or is subject to or in violation of any preemptive or similar rights of any Person.

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(c)          As of the Buyer Capitalization Date, no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Buyer may vote were issued or outstanding, no trust preferred or subordinated debt securities of Buyer or any subsidiary of Buyer were issued or outstanding and, other than the Buyer Stock Options, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire any Buyer Common Stock.

(d)          There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Buyer or any of its subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Buyer Common Stock or other equity interests of Buyer.

(e)          Valid Issuance of Stock Consideration. The shares of Stock Consideration, when issued in accordance with this Agreement, (a) will be duly authorized, validly issued, fully paid and non-assessable, and (b) will be free and clear of any Encumbrances other than as a result of any action by and Seller or its Affiliates; provided, however, that the shares of Stock Consideration are subject to restrictions on transfer under applicable securities Laws and the Transaction Documents. The issuance of the Stock Consideration is not subject to any preemptive rights or rights of first refusal applicable to Buyer, or any similar rights in respect thereof.

5.06         Brokers. Except for Deutsche Bank and its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

5.07         Funding. The Buyer has delivered to the Company true, complete and correct copies of the executed commitment letter, dated as of the date hereof between the Buyer, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. (the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein (subject to certain “flex” provisions in certain fee letters, which provisions are not material to the Company), Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc. have agreed to lend the amounts set forth therein (the “Stated Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement. The Debt Financing Commitment has not been amended or modified prior to the date of this Agreement, and, as of the date hereof, the commitment contained in the Debt Financing Commitment has not been withdrawn, terminated or rescinded. As of the date hereof, there are no other agreements, side letters or arrangements to which the Buyer is a party relating to the Debt Financing Commitment that would reasonably be expected to adversely affect in any material respect the availability of the Stated Debt Financing. As of the date hereof, the Debt Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligations of Buyer and, to the Knowledge of the Buyer, the other parties thereto. There are no conditions precedent related to the funding of the full amount of the Stated Debt Financing (including any of the aforesaid “flex” provisions), other than as expressly set forth in the Debt Financing Commitment. As of the date hereof, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by the Buyer under the Debt Financing Commitment, and the Buyer does not have any reason to believe that any of the conditions to the Stated Debt Financing will not be satisfied or that the Stated Debt Financing (and/or other debt arrangements, which may be in the form of bank facilities, bond issuances or otherwise (including the Stated Debt Financing, the “Debt Financing”)) will not be available to the Buyer on the Closing Date in an amount sufficient to pay the amounts required under this Agreement assuming compliance by Sellers with their obligations hereunder. The Buyer has fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Debt Financing Commitment. At the Closing, the Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to pay the Cash Payment and all anticipated related fees and expenses and other anticipated amounts payable under this Agreement.

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5.08         Buyer’s Investigation and Reliance.

The Buyer is a sophisticated purchaser and has made its own investigation, review and analysis regarding the Company and the Company Subsidiaries, the Sellers and the transactions contemplated hereby, together with the Representatives that they have engaged for such purpose. The Buyer is not relying, and has not relied, upon any statement, representation or warranty, oral or written, express or implied, made by the Company or its Affiliates or Representatives, except as expressly set forth in this Agreement or the Sellers’ Disclosure Letter. Neither the Sellers nor the Company (nor any of their Affiliates or Representatives) is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and Company Subsidiaries, including as contained in any information memorandum. The Buyer acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections or forecasts). Nothing in this 5.08 is intended to, or shall be deemed to, modify or limit any of the representations or warranties of the Sellers set forth in Articles III or IV.

5.09         Compliance with Laws; Permits.

(a)          If any other section of this Article V deals expressly with respect to a specific Law, then that section shall contain the sole and exclusive representations and warranties relating to such Law. The Buyer is currently and during the last three (3) years, has been in, compliance in all material respects with all applicable Laws and Permits. The Buyer has not received during the last three (3) years, any written notice, order, or other communication from any Governmental Authority or any other Person of any alleged, actual, or potential material violation of or material failure to comply by the Buyer or any real property owned, leased, subleased or occupied by the Buyer with any applicable material Law or Permit. To the Knowledge of the Buyer, there are no facts or circumstances that could reasonably be expected (with or without the passage of time) to result in any such notice or in the revocation, suspension, termination, or modification of any material Permit. All such Permits have been obtained by the Buyer or a subsidiary of Buyer, and are in full force and effect without any material default or material violation thereunder by any party thereto.

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(b)          To Buyer’s Knowledge, there currently are no circumstances or conditions affecting the Buyer that are reasonably likely to give rise to material Liability under any Environmental Law, except as disclosed in the Buyer SEC Reports.

(c)          Neither the Buyer, nor, to the Knowledge of the Buyer, any owner, member, partner, director, officer, manager, employee, independent contractor, consultant or agent of any of them or any other Person acting on their behalf, has directly or indirectly, during the last three (3) years: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity, (ii) offered or made a direct or indirect unlawful payment or unlawful conveyance of something of value to any U.S. or non-U.S. government official, employee or political candidate or established or maintained any unlawful or unrecorded funds, (iii) violated any provision of the FCPA or any statute or regulation equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction, including the U.K. Bribery Act 2010, (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any U.S. or non-U.S. government official or employee of any Governmental Authority, (v) offered or made a direct or indirect payment to any U.S. or non-U.S. government official as incentive for the official to complete some action or process expeditiously, to the benefit of the party making the payment or (vi) received any unlawful discounts or rebates in violation of any statute or regulation relating to antitrust or competition. For the purpose of this section, a “non-U.S. government official” means any employee or officer of a government of a non-U.S. country, including any federal, regional or local department, agency, enterprise owned or controlled by a non-U.S. government, any official of a non-U.S. political party, any official or employee of a public international organization, any person acting in an official capacity for, or on behalf of, such entities, and any candidate for non-U.S. political office.

(d)          During the last three (3) years, neither the Buyer, nor, to Buyer’s Knowledge, any owner, member, partner, director, officer, manager, employee, independent contractor, consultant or agent of any of them or any other Person acting on their behalf, has directly or indirectly (i) been or is designated on any list of any U.S. Governmental Entity related to customs and international trade Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce’s Denied Persons List, the Commerce Entity List and the U.S. Department of State’s Debarred List, (ii) except in compliance with U.S. Law, participated in any transaction involving such a Person or any country subject to U.S. sanctions administered by OFAC, (iii) exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technology or services in violation of any applicable U.S. export control or economic sanctions Laws or (iv) participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions Law, including support for international terrorism and nuclear, chemical or biological weapons proliferation.

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5.10         Absence of Certain Changes, Events and Conditions. Since December 31, 2016, except as set forth in Section 5.10 of the Buyer’s Disclosure Letter, there has not been, with respect to the Buyer, any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

(b)          incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $10,000,000, except unsecured current obligations incurred in the ordinary course of business consistent with past practice; or

(c)          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.11         Books and Records. The books and records of the Buyer and its subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies reflected therein.

5.12         No Other Representations or Warranties. Except for the representations and warranties made by the Buyer in this Article V, the Buyer nor any other person makes any express or implied representation or warranty with respect to the Buyer or its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Buyer hereby disclaims any such other representations or warranties.

ARTICLE VI
Covenants

6.01         Conduct of the Company’s Business Before the Closing. From the date hereof until the Closing or earlier termination of this Agreement, except as otherwise provided in this Agreement (including as set forth on Sellers’ Disclosure Letter), or required by Law or consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), Sellers shall, and shall cause the Company and the Company Subsidiaries, as applicable, to, (x) conduct the business of the Company and the Company Subsidiaries, as applicable, in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, goodwill, business, franchises, employees and advantageous business relationships of the Company and the Company Subsidiaries such that its business will not be materially impaired, as applicable. Notwithstanding the foregoing, from the date hereof until the Closing Date, Sellers shall, except as otherwise provided in this Agreement (including as set forth in the corresponding subsection of 6.01 of the Sellers’ Disclosure Letter), or required by Law or consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned):

(a)          cause the Company and the Company Subsidiaries to preserve and maintain all of their material Permits;

(b)          cause the Company and the Company Subsidiaries to pay their Indebtedness, Taxes and other similar obligations when due;

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(c)          cause the Company and the Company Subsidiaries to maintain the properties and assets owned, operated or used by the Company and the Company Subsidiaries in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear (and replacement or disposition of obsolete or unnecessary equipment);

(d)          cause the Company and the Company Subsidiaries to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)          cause the Company and the Company Subsidiaries to defend and protect their material properties and assets from infringement or usurpation;

(f)          cause the Company and the Company Subsidiaries to perform in all material respects their obligations under all Material Contracts relating to or affecting their material properties, assets or business;

(g)          cause the Company and the Company Subsidiaries to maintain their books and records in accordance with all Laws and with past practice;

(h)          cause the Company and the Company Subsidiaries to comply in all material respects with all applicable Laws;

(i)          obtain, or as applicable, make each consent, registration, notification, filing, and declaration with the Governmental Authorities, creditors, lessors, and other Persons identified in 6.01(i) of the Sellers’ Disclosure Letter (the “Required Consents”);

(j)          not, except (i) as required by any written agreements existing as of the date hereof or as required by Law or (ii) as done in the ordinary course of business consistent with past practice (to the extent that such action does not increase the Company’s consolidated compensation expense by more than 3.0% on an annualized basis over the 2016 level), (A) grant any bonuses, whether monetary or otherwise, or increase any wages, salary or other compensation or benefits (except as provided in 6.01(k)) in respect of its current or former manager-level employees, officers, directors or members, (B) take any action to accelerate the vesting or payment of any compensation or benefit (except as provided in 6.01(k)) for any current or former employee, officer, director, member or manager or (C) adopt or modify any employment agreement with any current or former employee, officer or director (other than terminations of the employment of at-will employees);

(k)          not, except as required by any written agreements existing as of the date hereof or as required by Law, increase any severance, pension or similar benefits in respect of its current or former manager-level employees, officers, directors or members;

(l)          not, except as required by any written agreements existing as of the date hereof or as required by Law, adopt, modify or terminate any: (i) severance, change in control, retention or other similar agreement with any current or former employee, officer, director or member, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case, whether written or oral;

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(m)          not adopt, sponsor, or maintain any new employee benefit plan or agreement (excluding any such plans that are listed in 4.19(a) of the Sellers’ Disclosure Letter) that would require payment of benefits or compensation after the 12-month anniversary of the Closing Date.

(n)          cause the Company and the Company Subsidiaries not to take or permit any action that would cause any of the changes, events or conditions described in 4.07(a)–4.07(m) or 4.07(p)–4.07(t) to occur; and

(o)          not take any action or make any payments, or permit any Company Subsidiary to take any action or make any payments, that, if made immediately prior to the date of this Agreement, would require disclosure pursuant to 4.23.

6.02         Conduct of Buyer’s Business Before the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or required by Law, or consented to in writing by the Sellers’ Representative, Buyer shall: (x) conduct its business in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, goodwill, business, franchise, employees and advantageous business relationships of the Buyer such that its business will not be materially impaired. Notwithstanding the foregoing, from the date hereof until the Closing Date, Buyer shall:

(a)          preserve and maintain all of its material Permits;

(b)          pay its Indebtedness, Taxes and other similar obligations when due;

(c)          defend and protect its material properties and assets from infringement or usurpation;

(d)          perform in all material respects its obligations under all material Contracts relating to or affecting its material properties, assets or business;

(e)          maintain its books and records in accordance with all Laws and with past practice; and

(f)          not, except as required by Law or the rules of the New York Stock Exchange, amend its articles of incorporation; or

(g)          comply in all material respects with all applicable Laws.

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6.03         Access to Information.

(a)          From the date hereof until the Closing, to the extent not prohibited by Law, Sellers shall, and shall cause the Company and the Company Subsidiaries to, upon reasonable notice and subject to applicable Laws: (i) afford Buyer and its Representatives reasonable access during normal business hours to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and the Company Subsidiaries, provided that the Company and the Company Subsidiaries and their representatives shall take such action as is deemed necessary in the reasonable judgment of the Company or the Company Subsidiaries to schedule such access and visits through a designated officer of the party providing access and in such a way as to avoid disrupting any material respect of the normal business of the party providing access; (ii) furnish to Buyer and its Representatives, within twenty (20) Business Days after the end of the month during which this Agreement is executed and of every month thereafter until Closing, with (A) monthly financial statements consisting of the consolidated balance sheet of the Company and the Company Subsidiaries as of the end of such month and the related statement of income for such month and the year-to-date period then ended, each prepared in accordance with GAAP applied consistently with the Audited Financial Statements and certified by the chief financial officer of the Company as being so prepared, (B) a calculation of adjusted EBITDA for such periods prepared consistently with past presentations provided to Buyer and (C) a copy of the Company’s monthly internal presentation to management for such monthly periods prepared consistently with past presentations provided to Buyer, (iii) furnish to Buyer and its Representatives, within thirty (30) Business Days after the end of the calendar quarter during which this Agreement is executed and of every calendar quarter thereafter until Closing, with quarterly statements of cash flow for such calendar quarter and the year-to-date period then ended, each prepared in accordance with GAAP applied consistently with the Audited Financial Statements and certified by the chief financial officer of the Company as being so prepared and (iv) instruct the Representatives of the Sellers and the Company and the Company Subsidiaries to cooperate reasonably with Buyer in its investigation of the Company and the Company Subsidiaries. With respect to any investigation pursuant to this 6.03(a), Buyer shall use commercially reasonable efforts to minimize any interference with the conduct of the business of Gulf Houghton, the Company or the Company Subsidiaries during any such access. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement.

(b)          From the date hereof until the Closing, to the extent not prohibited by Law, Buyer shall: (i) furnish the Sellers’ Representative and its Representatives with such financial, operating and other data and information related to Buyer as the Sellers’ Representative or any of its Representatives may reasonably request and (ii) instruct the Representatives of Buyer to cooperate with the Sellers’ Representative in its investigation of Buyer. Any investigation pursuant to this 6.03(b) shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of Buyer or any of its subsidiaries. No investigation by the Sellers’ Representative or other information received by the Sellers’ Representative shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer in this Agreement.

(c)          From the date hereof until the Closing, Buyer and Sellers shall cooperate with each other to evaluate the management personnel of the Buyer, Company and the Company’s Subsidiaries to identify the best individuals from each of Buyer, the Company and the Company’s Subsidiaries to drive the success of the combined entity after Closing.

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(d)          No party shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, fiduciary duty or material Contract entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Nothing contained in this Agreement shall give Buyer, the Company or any Seller, directly or indirectly, the right to control or direct the operations of any other party prior to the Closing. Prior to the Closing, each party shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its and its subsidiaries’ respective operations.

6.04         No Solicitation of Other Bids.

(a)          From the date hereof until the Closing or the earlier termination of this Agreement, Sellers shall not, and shall not authorize or permit the Company, any Company Subsidiary or any of their Representatives to, directly or indirectly: (i) knowingly encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) participate in or enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company and each Company Subsidiary) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning: (i) a merger, consolidation, liquidation, recapitalization, share exchange, tender offer or other business combination transaction involving the Company or a Company Subsidiary; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or a Company Subsidiary or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or a Company Subsidiary’s properties or assets; provided, however, that the term “Acquisition Proposal” shall not apply to sales of (i) inventory in the ordinary course of business consistent with past practice or (ii) land in Genoa, Italy and Rouen, France.

(b)          In addition to the other obligations under this 6.04, the Sellers’ Representative shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)          Sellers agree that the rights and remedies for noncompliance with this 6.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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6.05         Regulatory Approvals; Consents.

(a)          Subject to the terms and conditions of this Agreement (including 6.05(d)), before the Closing, Buyer and the Sellers’ Representative shall use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary or advisable under any applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) the preparation and filing of all documentation, forms, applications, filings, registrations and notifications required (whether by Law or in order to satisfy the conditions set forth in 8.01(a)) to be filed to consummate the Closing, (ii) the satisfaction of conditions to consummating the transactions contemplated by this Agreement, (iii) obtaining (and cooperating with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any Governmental Authority (which actions shall include furnishing all information and documentary material required under the Antitrust Laws) required to be obtained or made (whether by Law or in order to satisfy the conditions set forth in 8.01(a)) by Buyer, the Sellers’ Representative or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or the taking of any action contemplated by this Agreement, (iv) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary or advisable to consummate the transactions contemplated by this Agreement and (v) the execution and delivery of any reasonable additional instruments necessary to fully carry out the purposes of this Agreement.

(b)          The parties hereto shall each keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Authority undertaken pursuant to the provisions of this 6.05. The parties hereto shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The parties hereto shall cause their respective counsel to reasonably collaborate with each other to prepare any written materials that will be jointly submitted to any third person or any Governmental Authority in connection with the transactions contemplated by this Agreement and to consult with each other regarding any written submission to any Governmental Authority. Notwithstanding the foregoing (and subject to 6.08, the Mutual Confidentiality Agreement dated December 16, 2015, as amended, between Buyer and the Company (the “Confidentiality Agreement”) and the Joint Defense Agreement dated June 16, 2016 and executed by the respective counsel of Buyer and the Company on behalf of Buyer, the Company and Affiliates of the Company and Company Subsidiaries), Buyer, Gulf Houghton and the Company may, as each reasonably deems advisable and necessary, designate any competitively sensitive material provided to the other under this 6.05(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient on the basis that such outside counsel agrees not to disclose such information to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer, Gulf Houghton or the Company, as the case may be) or its legal counsel. Notwithstanding anything to the contrary contained in this 6.05, materials provided pursuant to this 6.05 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns.

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(c)          Buyer and the Sellers’ Representative shall use reasonable best efforts to make or file with the appropriate Governmental Authority all filings, forms, registrations and notifications required (whether by Law or in order to satisfy the conditions set forth in 8.01(a)) to be filed to consummate the transactions contemplated by this Agreement under any applicable Antitrust Law, and subsequent to such filings and subject to the terms and conditions of 6.05(b), Buyer and the Sellers’ Representative will respond to inquiries from Governmental Authorities, or provide any supplemental information that may be requested by Governmental Authorities, in connection with filings made with such Governmental Authorities (to the extent reasonably available). Buyer and the Sellers’ Representative shall file their notification and report forms under the HSR Act within fifteen (15) Business Days after the date of this Agreement or when advisable. Subject to 6.05(b) and the last sentence of this 6.05(c), in the event that the parties receive a request for information or documentary material pursuant to any Antitrust Law, including the HSR Act (any such request pursuant to the HSR Act, a “Second Request”), the parties will use their respective reasonable best efforts to submit an appropriate response to, and to certify compliance as soon as reasonably practicable with, any such request for information or documentary material, and counsel for both parties will closely cooperate during the entirety of any review process pursuant to any Antitrust Law. Notwithstanding the foregoing, Buyer may, if Buyer in good faith believes it to be necessary or advisable to do so in order to permit the satisfaction of the conditions set forth in 8.01(a) and 8.01(b) or in order to avoid a Triggering Divestiture, elect not to certify compliance with any such Second Request until the date that is six (6) months after the date of such Second Request.

(d)          Notwithstanding anything to the contrary set forth in this Agreement, Buyer and the Sellers’ Representative shall, in order to permit the satisfaction of the conditions set forth in 8.01(a) and 8.01(b) as promptly as practicable (subject to the last sentence of this 6.05(d)), (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties and product lines, or changes to the conduct of business of, the Company, Buyer and their respective subsidiaries and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company, Buyer and their respective subsidiaries and (iii) otherwise take or commit to take any action that would limit Buyer’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, properties or product lines of the Company, Buyer and their respective subsidiaries; provided that any such sales, divestitures, licenses, holdings, dispositions, restrictions, changes or similar effects are conditioned upon and become effective only concurrently with or immediately upon the Closing; provided further, however, that nothing contained in this Agreement shall require Buyer or the Sellers’ Representative to take, or cause to be taken, or commit to take, or commit to cause to be taken, any divestiture, license, hold separate, sale or other disposition, of or with respect to businesses, assets, properties or product lines of the Company, Buyer or any of their respective subsidiaries representing, in the aggregate, in excess of $80 million of Pro Forma Net Sales represented by the assets divested. However, if requested by Buyer, the Sellers’ Representative shall agree to any action contemplated by this 6.05; provided that any such agreement or action is conditioned on the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, in no event shall the Sellers’ Representative (and the Sellers’ Representative shall not permit any of its Affiliates to) propose, negotiate, effect or agree to any such actions without the prior written consent of Buyer.

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6.06         Notice of Certain Events.

(a)          From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing:

(i)          of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller in any Transaction Document not being true and correct in any material respect if made or restated immediately thereafter or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in 8.02 to be satisfied;

(ii)         of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)        of any notice or other Substantive Communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv)        of any Actions commenced or, to any Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting such Seller, the Company or any Company Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to 4.16 or that relates to the consummation of the transactions contemplated by this Agreement;

(v)         if any customer, supplier or vendor required to be disclosed on 4.14 of the Sellers’ Disclosure Letter has indicated in writing or verbally that it will cease to do business with the Company (whether as a result of the consummation of the transaction contemplated by this Agreement or otherwise); and

(vi)        of the receipt of any Environmental Notice or Environmental Claim by the Sellers, the Company or any Company Subsidiary that is reasonably likely to give rise to any material obligation of the Company or any Company Subsidiary.

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(b)          From the date hereof until the Closing, Buyer shall promptly notify the Sellers’ Representative in writing:

(i)          of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyer in any Transaction Document not being true and correct in any material respect if made or restated immediately thereafter or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in 8.03 to be satisfied;

(ii)         of any notice or other Substantive Communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iii)        of any Actions commenced or, to Buyer’s Knowledge, threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to 5.03 or that relates to the consummation of the transactions contemplated by this Agreement.

(c)          A party’s receipt of information pursuant to this 6.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other party in this Agreement and, in the case of 6.06(a), shall not be deemed to amend or supplement the Sellers’ Disclosure Letter.

6.07         Resignations. The Sellers’ Representative shall use reasonable efforts to deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company or any Company Subsidiary requested by Buyer at least five (5) Business Days before the Closing or otherwise take action to remove such individuals from such positions.

6.08         Confidentiality. Except as provided in the Shareholder Agreement, from and after the Closing, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Buyer, the Company and the Company Subsidiaries, except to the extent that such Seller can show that such information: (a) is generally available to and known by the public through no fault of any Seller or any of their respective Affiliates or Representatives or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller, shall promptly notify Buyer in writing and shall, without liability hereunder, disclose only that portion of such information that such Seller is advised by its counsel is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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6.09         Books and Records.

(a)          In order to facilitate the resolution of any claims made against or incurred by any Seller before the Closing, or for any other reasonable purpose, Buyer shall:

(i)          retain the books and records (including personnel files) of the Company and the Company Subsidiaries relating to periods before the Closing in a manner reasonably consistent with Buyer’s own document retention policies and practices; and

(ii)         upon reasonable notice, afford the Representatives of any Seller reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such books and records for any appropriate purpose;

provided, however, that any books and records related to Tax matters shall be retained pursuant to, and for the periods set forth in, ARTICLE VII.

(b)          In order to facilitate the resolution of any claims made by or against or incurred by Buyer, the Company or any Company Subsidiary after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, the Sellers’ Representative shall:

(i)          retain the books and records (including personnel files) of the Sellers which relate to the Company and the Company Subsidiaries and their operations for periods before the Closing; and

(ii)         upon reasonable notice, afford the Representatives of Buyer, the Company and any Company Subsidiary reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records for any appropriate purpose;

provided, however, that any books and records related to Tax matters shall be retained pursuant to, and for the periods set forth in, ARTICLE VII.

(c)          Neither Buyer nor the Sellers’ Representative shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this 6.09 where such access would violate any Law.

6.10         Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company and the Company Subsidiaries to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

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6.11         Public Announcements. Buyer and Gulf Houghton shall issue a joint press release in a form as mutually agreed promptly after the execution of this Agreement. Otherwise, before Closing, none of the Sellers nor Buyer shall (and shall not permit any of their respective Affiliates to) issue or cause the release or publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated herein without prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) of the other party hereto; provided, that nothing herein shall prevent any Person from making any public announcement (whether in a press release, periodic securities filing or other external announcement) that such Person reasonably believes to be required by applicable Law or the requirements of any stock exchange or quotation system. Notwithstanding the foregoing restriction, Buyer may make earnings announcements and participate in earnings calls and investor conferences in the ordinary course of business in which this Agreement and the transactions contemplated herein are discussed.

6.12         Internal Reorganization. Notwithstanding anything to the contrary in this Agreement, the Sellers and the Company shall be permitted to cause D.A. Stuart Company (Shanghai) Limited to be sold by Houghton Deutschland GmbH to Houghton Shanghai Specialty Industrial Fluids on the terms described in Section 6.12 of the Sellers’ Disclosure Letter.

6.13         General Release.

(a)          Effective as of the Closing, each Seller hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Company, the Company Subsidiaries, Buyer and their respective Affiliates, partners, managers, employees, officers, directors and agents (collectively, the “Buyer Releasees”) from any and all Liabilities and obligations of every kind whatsoever, whether accrued or fixed or determined or determinable, including those arising under any Law, Contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or before the Closing; provided, however that in no event shall this 6.13 constitute a release by (i) any Seller of any Liabilities or obligations of Buyer, its Affiliates or any third party arising under this Agreement or any other Transaction Document, including, without limitation, the obligations under Section 6.24 hereof, (ii) any Management Seller of any Liabilities of Buyer, its Affiliates or any third party arising from any fraud, embezzlement or misappropriation of funds or assets or similar willful misconduct, (iii) any Management Seller of any Liabilities or obligations of any Buyer Releasee pursuant to any Contract between such Buyer Releasee and such Management Seller that is set forth on Section 4.08(a)(vii) of the Sellers’ Disclosure Letter, (iv) any Management Seller of any rights he or she may have to indemnification or expense advancement under any provision of the articles of association, by-laws or other organizational documents of the Company or any Company Subsidiary, (v) any Management Seller of any rights to unpaid salary, accrued vacation, or other employee benefits described pursuant to 4.19(a) of the Sellers’ Disclosure Letter, in each case accrued and earned by such Management Seller as of the Closing.

(b)          Effective as of the Closing, the Buyer and the Company hereby unconditionally and irrevocably acquits, remises, discharges and forever releases each Seller and their respective Affiliates, partners, managers, employees, officers, directors and agents (collectively, the “Seller Releasees”) from any and all Liabilities and obligations of every kind whatsoever, whether accrued or fixed or determined or determinable, including those arising under any Law, Contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or before the Closing; provided, however that in no event shall this 6.13(b) apply in any way to any Liabilities or obligations of any Seller, its Affiliates or any third party arising (i) under this Agreement or any other Transaction Document or (ii) from any fraud, embezzlement or misappropriation of funds or assets or similar willful misconduct.

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6.14         D&O Tail Policy. Prior to the Closing, the Company may purchase an officers’ and directors’ liability insurance policy covering the persons who were officers and directors immediately prior to the Closing with respect to actions or omissions occurring prior to the Closing Date and providing the equivalent coverages as those in place at December 31, 2016. In addition to the foregoing, from the Closing through the sixth (6th) anniversary of the Closing, the Buyer shall cause the certificate of incorporation and bylaws (or equivalent organizational documents) of the Company and each Company Subsidiary to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company than are set forth in the certificate of incorporation and bylaws of the Company and each Company Subsidiary as of the date of this Agreement; provided, however, that in no event shall this 6.14 obligate the Company or any Company Subsidiary (or obligate the Buyer to cause the certificate of incorporation, bylaws or equivalent organizational documents of the Company or any Company Subsidiary to contain a provision that would obligate the Company or any Company Subsidiary) to indemnify against, advance expenses to or exculpate such director or officer in respect of such director or officer’s indemnification Liabilities or obligations arising under this Agreement or any other Transaction Document. The provisions of this 6.14 are intended to be for the benefit of, and enforceable by, the present and former directors and officers of the Company and each Company Subsidiary.

6.15         Remittance of Payments. From and after the Closing, each Seller shall promptly remit to Buyer, in the form received, any payments which such Seller or any of its Affiliates may receive that properly belong to the Company or any Company Subsidiary.

6.16         Brokers. Regardless of whether the Closing shall occur: (a) each Seller shall severally, indemnify Buyer and its Affiliates against, and hold Buyer and its Affiliates harmless from, any and all Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors, investment bankers or other Persons retained or engaged by such Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement and (b) Buyer shall indemnify each Seller and its Affiliates against, and hold each Seller and its Affiliates harmless from, any and all Liability for any brokers’ or finders’ fees or other commissions arising with respect to brokers, finders, financial advisors, investment bankers or other Persons retained or engaged by Buyer or its Affiliates in respect of the transactions contemplated by this Agreement.

6.17         Permits. From the date hereof until the Closing, Sellers shall, and shall cause the Company and the Company Subsidiaries to, cooperate with Buyer in its efforts to obtain all Permits necessary for the Company and the Company Subsidiaries to operate their businesses after Closing as they had been conducted as of the Closing.

6.18         Payment of Indebtedness. Except as otherwise agreed with the Sellers’ Representative, Buyer shall, at Closing, refinance or assume the Indebtedness of the Company and the Company Subsidiaries that is identified on 6.18 of the Sellers’ Disclosure Letter (including the Indebtedness relating to any Contract identified on 6.18 of the Sellers’ Disclosure Letter and any extensions of such Indebtedness set forth on 6.18 of the Sellers’ Disclosure Letter or that do not increase the Liability of the Company or any Company Subsidiary in respect of such Indebtedness or materially affect the terms of such Indebtedness (including, without limitation, terms relating to the ability to prepay such Indebtedness)).

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6.19         Shareholders Meeting; Preparation of Proxy Statement.

(a)          Subject to the terms set forth in this Agreement, Buyer shall take all action necessary to duly call, give notice of, convene and hold the Buyer Shareholders Meeting as soon as reasonably practicable after the Buyer Proxy Statement, as filed with the SEC, is declared effective or cleared by the staff of the SEC, and, in connection therewith, Buyer shall deliver to shareholders, a notice of meeting, proxy statement and forms of proxy (collectively, the “Buyer Proxy Statement”) to the holders of Buyer Common Stock in advance of such meeting pursuant to applicable Law and Buyer’s articles of incorporation and by-laws for the purpose of obtaining the Buyer Shareholder Approval. The Buyer Proxy Statement shall include the Buyer Board Recommendation. Buyer shall use reasonable best efforts to (i) obtain the Buyer Shareholder Approval and (ii) take all other actions necessary or advisable to secure the vote or consent of the shareholders required by applicable Law and Buyer’s articles of incorporation and by-laws to obtain such approval. Buyer shall keep the Sellers’ Representative updated with respect to proxy solicitation results as reasonably requested by the Sellers’ Representative. Once the Buyer Shareholders Meeting has been called and noticed, Buyer shall not postpone or adjourn the Buyer Shareholders Meeting without the consent of the Sellers’ Representative (other than (x) in order to obtain a quorum of its shareholders or (y) as reasonably determined by Buyer to comply with applicable Law and Buyer’s articles of incorporation and by-laws). At the Buyer Shareholders Meeting, each Seller and its Affiliates shall vote all shares of Buyer Common Stock owned by them, if any, in favor of the issuance of the Stock Consideration and the Charter Amendment. Notwithstanding anything contained herein to the contrary, Buyer shall not be required to hold the Buyer Shareholders Meeting if this Agreement is terminated before the meeting is held.

(b)          In connection with the Buyer Shareholders Meeting, Buyer shall prepare and file the Buyer Proxy Statement with the SEC within thirty-five (35) Business Days of the date hereof. Buyer and the Sellers’ Representative will cooperate and consult with each other in the preparation of the Buyer Proxy Statement. Without limiting the generality of the foregoing, the Sellers’ Representative will furnish to Buyer the information relating to the Sellers, the Company and the Company Subsidiaries required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Buyer Proxy Statement, including but not limited to such financial and operating data, pro forma financial and operating data and other information relating to Gulf Houghton, the Company and the Company Subsidiaries as Buyer or its Representatives may request. Buyer shall not file the Buyer Proxy Statement, or any amendment or supplement thereto, without providing the Sellers’ Representative a reasonable opportunity to review and comment thereon (which comments shall be considered by Buyer). Buyer shall use its reasonable best efforts to resolve, and Buyer and the Sellers’ Representative each agree to consult and cooperate with each other in resolving, all SEC comments with respect to the Buyer Proxy Statement promptly after receipt thereof and to cause the Buyer Proxy Statement in definitive form to be cleared by the SEC and delivered to the Buyer’s shareholders as promptly as reasonably practicable following filing with the SEC. Buyer shall consult with the Sellers’ Representative before responding to SEC comments with respect to the preliminary Buyer Proxy Statement. The Sellers’ Representative and Buyer shall correct any information provided by it for use in the Buyer Proxy Statement which shall have become false or misleading and, if determined by Buyer to be necessary or appropriate, Buyer shall promptly prepare and deliver to its shareholders an amendment or supplement setting forth such correction. Buyer shall as soon as reasonably practicable (i) notify the Sellers’ Representative of the receipt of any comments from the SEC with respect to the Buyer Proxy Statement and any request by the SEC for any amendment to the Buyer Proxy Statement or for additional information and (ii) provide the Sellers’ Representative with copies of all written correspondence between Buyer and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Buyer Proxy Statement.

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(c)          Sellers shall cooperate with Buyer in connection with (i) Buyer’s effort to obtain any required consent from Sellers’ Accountants in connection with the inclusion of any financial or operating information of any Seller, the Company and any Company Subsidiary in any filings by Buyer under the Securities Act or the Exchange Act and (ii) Buyer’s effort to prepare financial statements for any period commencing on or after the date of the Balance Sheet for inclusion by Buyer in any filing under the Securities Act or the Exchange Act.

(d)          If the Charter Amendment is approved at the Buyer Shareholders Meeting, the Buyer shall take all actions necessary to file the Charter Amendment with the Department of State of the Commonwealth of Pennsylvania at or prior to Closing. If the Charter Amendment is not approved at the Buyer Shareholders Meeting, the Buyer shall take all actions necessary to file the Statement with Respect to Shares reflecting the terms of the Preferred Stock with the Department of State of the Commonwealth of Pennsylvania at or prior to Closing.

6.20         Financing Matters. The Sellers shall, and shall cause each of the Company and any Company Subsidiary to, use commercially reasonable efforts to provide the Buyer with all cooperation reasonably requested by the Buyer to assist it in causing the conditions in the Debt Financing Commitment to be satisfied or as is otherwise necessary or reasonably requested by the Buyer in connection with the Debt Financing, including:

(a)          participation by officers in a reasonable number of meetings (including one-on-one), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and prospective lenders or investors and obtaining assistance from its accountants, including participating in a reasonable number of drafting and accounting due diligence sessions, in each case in connection with the Debt Financing;

(b)          assisting the Buyer and the Debt Financing Sources with the timely preparation of customary rating agency presentations, marketing materials and information memoranda as may be required in connection with the Debt Financing;

(c)          reasonably facilitate the pledging and mortgaging of collateral, including assisting with the preparation of security documents, other definitive financing documents, and other certificates or documents and back-up therefor as may be reasonably requested by the Buyer or the Debt Financing Sources, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing, provided that no obligation of any Seller, the Company or any Company Subsidiary under any agreement, document or pledge related to any of the Debt Financing shall be operative until the Closing;

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(d)          furnishing the Buyer and the Debt Financing Sources, as promptly as practicable, with customary and readily available financial and other pertinent information relating to the Company and the Company Subsidiaries in respect of their businesses as may be reasonably requested by the Buyer;

(e)          furnishing the Buyer and the Debt Financing Sources, as promptly as practicable, with financial and other pertinent information relating to the Company and the Company Subsidiaries in respect of their businesses as may be reasonably requested by the Buyer;

(f)          reasonably cooperating with the Buyer to obtain customary and reasonable corporate and facilities ratings, consents, approvals, authorizations, non-invasive environmental assessments, legal opinions, surveys and title insurance as reasonably requested by the Buyer;

(g)          reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date, as well as cooperating to permit prospective lenders involved in the Debt Financing to evaluate and assess the assets of the Company and the Company Subsidiaries for purposes of establishing collateral arrangements;

(h)          delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness; and

(i)          promptly and in any event at least ten (10) days before the Closing Date, furnishing the Buyer and the Debt Financing Sources with all documentation and other information (to the extent reasonably requested by the Debt Financing Sources at least fifteen (15) days prior to the Closing Date) that is required by regulatory authorities pursuant to applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act.

Notwithstanding the foregoing, (A) nothing shall require such cooperation as described in 6.20 to the extent it would, in the Company’s reasonable judgment, materially interfere with the business or operations of the Company or its Subsidiaries and (B) neither the Company nor any of its Subsidiaries shall be required to, or be required to commit to, (1) enter into or execute any agreement or document unless the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, (2) until the Closing, take any corporate action (including any Board approvals) in connection with the Debt Financing, (3) take any action that would result in any officer, director or other representative of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing, (4) until the Closing, deliver or cause the delivery of any legal opinions or any certificate as to solvency or any other certificate necessary for the Debt Financing or (5) until the Closing, deliver or cause the delivery of any pro forma financial information or any financial information in a form not customarily prepared by the Company with respect to such period. All non-public or other confidential information provided by the Company or any of its representatives pursuant to this 6.20 shall be kept confidential in accordance with the Confidentiality Agreement, except that the Buyer shall be permitted to disclose such information in accordance with the Debt Financing Commitments. The Company shall be permitted a reasonable period to comment, on those portions of any confidential information memorandum, or other marketing document circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense, pay any commitment or other similar fee or make any other payment or incur any other liability prior to the Closing or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing matters described in 6.20.

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The Buyer shall reimburse the Company for its reasonable and documented out-of-pocket fees and expenses incurred pursuant to this 6.20.

Notwithstanding anything to the contrary in this Agreement, the Buyer acknowledges and agrees that its obligation to consummate the Closing is not conditioned upon any Debt Financing being made available to the Buyer. The Sellers hereby consent to the use of the Company’s and the Company Subsidiaries’ logos in connection with the Debt Financing if such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or the Company Subsidiaries, subject to the Company’s prior written consent.

6.21         Employee Matters.

(a)          Following the Closing Date and until the first (1st) anniversary of the Closing Date (the “Continuation Period”), Buyer shall provide, or shall cause the Company to provide, the individuals who are employed by the Company or any Company Subsidiary immediately before the Closing Date (the “Company Employees”) and who continue employment during such time period with (i) annual base compensation no less than the annual base compensation provided to such Company Employees immediately prior to the Closing Date and annual target cash incentive amounts that are no less than the annual target cash incentive amounts provided to such Company Employees immediately prior to the Closing Date pursuant to annual incentive plans described in 6.21(a) of the Sellers’ Disclosure Letter, as such compensation and plans may be amended, extended or otherwise modified in compliance with 6.01, (ii) severance benefits that are no less favorable than the severance benefits described in 6.21(a) of the Sellers’ Disclosure Letter pursuant to the severance plans described in 6.21(a) of the Sellers’ Disclosure Letter, and (iii) other qualified plan or foreign retirement plan, welfare or fringe employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Company Employees immediately prior to the Closing Date pursuant to such qualified or foreign retirement plans, welfare and fringe employee benefits described in 6.21(a) of the Sellers’ Disclosure Letter, as such plans and benefits may be amended, extended or otherwise modified in compliance with 6.01.

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(b)          Subject to 6.21(a), from and after the Closing Date, Buyer shall, or shall cause the Company to, assume, honor and continue during the Continuation Period or, if later, until all obligations thereunder have been satisfied, all of the Company’s and any Company Subsidiary’s employment, retention, termination and change in control plans, policies, programs, agreements and arrangements maintained by the Company or any Company Subsidiary, in each case, as in effect at the Closing Date and only to the extent they have been made available to Buyer prior to the date hereof, including with respect to any payments, benefits or rights, such as employment termination or change in control payments, arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law.

(c)          With respect to all U.S. Qualified Benefit Plans and welfare plans maintained by the Buyer, the Company or the Company Subsidiaries in which the Company Employees are eligible to participate after the Closing Date (including any vacation or paid time-off plans and severance plans) for purposes of determining eligibility to participate and vesting, each Company Employee’s service with the Company or any of the Company Subsidiaries (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with the Buyer, the Company or any of their respective subsidiaries, in each case, to the extent such service would have been recognized by the Company or the Company Subsidiaries under analogous Benefit Plans prior to the Closing Date; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d)          Without limiting the generality of 6.21(a), Buyer shall use commercially reasonable efforts to, or shall cause the Company to use commercially reasonable efforts to, waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Buyer, the Company or any of their respective subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Benefit Plan immediately prior to the Closing Date. Buyer shall use commercially reasonable efforts to, or shall cause the Company to use commercially reasonable efforts to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing Date.

(e)          For the avoidance of doubt and notwithstanding anything to the contrary herein, for purposes of any Benefit Plan containing a definition of “change in control” or “change of control”, the Closing shall be deemed to constitute a “change in control” or “change of control” (except as would result in the imposition of “additional Taxes” under Section 409A of the Code).

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(f)          The provisions of this 6.21 are solely for the benefit of the parties to this Agreement, and no other Person (including any Company Employee or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this 6.21, and no provision of this 6.21 shall create such rights in any such Persons. No provision of this Agreement shall be construed (i) as a guarantee of continued employment of any Company Employee, (ii) to prohibit the Buyer or the Company from having the right to terminate the employment of any Company Employee, (iii) to prevent the amendment, modification or termination of any Benefit Plan after the Closing (in each case in accordance with the terms of the applicable Company Benefit Plan) or (iv) as an amendment or modification of the terms of any Benefit Plan.

6.22         Pre-Closing Check-the-Box Elections. Prior to the Closing Date (i) GHG Lubricants Holdings Ltd. or GHGL London Ltd. shall execute a properly completed IRS Form 8832 electing to have GHG Lubricants Holdings Ltd. treated as a disregarded entity for U.S. federal income tax purposes, effective before the close of the day before the Closing Date, and (ii) each of the Sellers (either directly or through a duly authorized representative) shall execute a properly completed IRS Form 8832 electing to have the Company treated as a partnership for U.S. federal income tax purposes effective immediately after the election described in (i) and also before the close of the day before the Closing Date. The IRS Forms 8832 described in (i) and (ii) will be delivered in escrow to Buyer prior to the Closing Date, and shall only be filed by Buyer after the Closing Date (provided that Buyer shall also execute the IRS Form 8832 described in clause (ii) prior to filing). Buyer shall deliver to Sellers’ Representative: (a) evidence of the filing of the IRS Forms 8832 described in clauses (i) and (ii) promptly after such filing and (b) a copy of the IRS notification confirming approval of the elections as soon as reasonably practicable following receipt.

6.23         Registration for Management Sellers. Within thirty (30) days following the Closing, Buyer shall file a registration statement with the SEC to register for sale the Shares issued to the Management Sellers hereunder in accordance with Exhibit J attached hereto.

6.24         Bonuses. Following the Closing, Buyer shall cause the Company or a Company Subsidiary, as the case may be, to pay bonuses (including stay bonuses, transaction bonuses or similar bonuses), severance payments, retention payments and other change-of-control payments payable to any officer, employee or director of the Company or any of its Subsidiaries in connection with this Agreement or upon the consummation of the transactions contemplated hereby (together with the employer-portion of any payroll, employment or similar Taxes owning with respect thereto), in each case, to the extent set forth on 6.24 of the Sellers’ Disclosure Letter.

6.25         Transfers. From the date hereof until the termination of this Agreement, no Seller shall offer, sell, contract to sell, transfer, pledge or otherwise dispose of any Shares, except to Buyer or its Affiliates at the Closing.

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6.26         Shareholder Approval of Parachute Payments.

(a)          Following the signing of this Agreement, the Company shall use its best efforts to obtain executed and effective “waivers,” in a form reasonably acceptable to Buyer, from any individuals who are “disqualified individuals” (as defined in Section 280G(c) of the Code) of the Company and who would reasonably be expected to receive in connection with the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) any “parachute payment” (within the meaning of Section 280G of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code of an amount of such parachute payments sufficient to reduce such individual’s aggregate parachute payments to an amount that is less than three (3) times such individual’s “base amount” (within the meaning of Section 280G of the Code and the regulations thereunder) (the “280G Waivers”).

(b)          Following the delivery by the Company to Buyer of each of the executed 280G Waivers (if the Company was able to obtain such waivers) described in 6.26(a) and following the disclosure of any information from Buyer required pursuant to but prior to the Closing Date, the Company shall submit to its shareholders for approval, in a manner that complies with the approval requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder and is reasonably satisfactory to Buyer, any payments and/or benefits that separately or in the aggregate, could reasonably be expected to be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) for which an executed 280G Waiver was obtained or for which no waiver is necessary, such that upon obtaining such approval of the Company shareholders such payments and benefits would not be deemed to be “parachute payments” under Section 280G of the Code. In addition, the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer that either (i) a vote of the Company shareholders was solicited in conformance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, and the requisite approval of the shareholders was obtained with respect to any payments and/or benefits that were subject to the vote of the Company shareholders (the “280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided pursuant to the 280G Waivers.

(c)          To the extent not already provided, Buyer as reasonably requested by the Company shall promptly provide the Company and its counsel, in writing, with all relevant terms of any employment contracts or other arrangements that Buyer intends to enter into with the “disqualified individuals” (as defined in Section 280G(c) of the Code) of the Company on or around the Closing Date that include any such terms that could reasonably be expected to result in payments and other terms (including, but not limited to, rights to severance or signing bonuses) that need to be approved (or disclosed) to ensure the disclosure to the Company shareholders and the approval described in 6.26(b) is valid.

6.27         Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

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ARTICLE VII
Tax Matters

7.01         Tax Covenants.

(a)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by the Sellers and 50% by the Buyer when due. The Buyer shall, 50% at the Buyer’s expense and 50% at the Sellers’ expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers’ Representative shall cooperate with respect thereto as necessary).

(b)          Without duplication, Sellers shall indemnify the Company, the Company Subsidiaries, Buyer, and each Buyer Indemnitee and hold them harmless from and against any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII. Sellers shall reimburse Buyer for any Taxes of the Company and any Company Subsidiary that are the responsibility of Sellers pursuant to this 7.01 within ten (10) Business Days after payment of such Taxes by Buyer, the Company or the Company Subsidiary. Buyer shall not, and shall not cause the Company or a Company Subsidiary to, amend any Tax Return of the Company or a Company Subsidiary filed before the date of this Agreement without the consent of the Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed) except to the extent necessary to claim the carryback of a loss or other tax attribute from a tax period beginning after the Balance Sheet Date.

(c)          The obligations of the Sellers in this 7.01 shall be borne by the Sellers pro rata in accordance with the proportion of the Purchase Price allocated to each such Seller in accordance with the Allocation Certificate.

7.02         Contests. Buyer agrees to give written notice to the Sellers’ Representative of the receipt of any written notice by the Company, any Company Subsidiary, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim for which an indemnity will be sought by Buyer pursuant to this ARTICLE VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except and only to the extent that Sellers forfeit material rights or defenses by reason of such failure. The Sellers’ Representative may, at the Sellers’ own expense, participate in and assume the defense of any Tax Claim; provided, however, that the Sellers’ Representative acknowledges in writing the Sellers’ responsibility to indemnify and hold harmless the Buyer Indemnitees with respect to all Taxes at issue in such Tax Claim. If the Sellers’ Representative assumes such defense, the Sellers’ Representative shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and may, in its reasonable discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing authority with respect thereto, and may, in its reasonable discretion, either pay the Tax claimed and sue for refund where applicable law permits such refund suits or contest the tax claim in any permissible manner; provided, however, that (i) Buyer shall have the right to participate in any such Tax Claim and the Sellers’ Representative shall provide Buyer with copies of all written communications relating to the Tax Claim, (ii) the Sellers’ Representative shall keep Buyer informed regarding the progress of such Tax Claim and consult with Buyer with respect to any issue that could have an adverse effect on Buyer, the Company or any Company Subsidiary and (iii) the Sellers’ Representative shall not settle or otherwise resolve any Tax Claim (or any issue raised in any Tax Claim) without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

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7.03         Cooperation and Exchange of Information. The Sellers’ Representative and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company or any Company Subsidiary. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Company Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

7.04         Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE IX may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern.

ARTICLE VIII
Conditions to Closing

8.01         Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or before the Closing, of each of the following conditions:

(a)          All necessary and material filings and notices required to be made before Closing under the Antitrust Laws shall have been made and any applicable and mandatory waiting period or other time periods (including any extensions thereof) under such legislation or regulation in any such jurisdiction shall have expired or been terminated, all other material obligations under the Antitrust Laws having been complied with in each case in connection with the transactions contemplated by this Agreement, and all material authorizations, consents or approvals necessary under the Antitrust Laws in any jurisdiction for or in respect of the transactions contemplated by this Agreement shall have been obtained from all appropriate Governmental Authorities in each such jurisdiction and all such authorizations, consents or approvals shall remain in full force and effect and there shall be no notice of any intention to revoke, suspend, or adversely restrict or modify any of the same.

(b)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

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8.02         Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or before the Closing, of each of the following conditions:

(a)          The representations and warranties of each Seller and the Company contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall have been true and correct in all material respects as of the date hereof and in all material respects as of the Closing Date (except for representations and warranties made as of a specified date, which shall have been true and correct as of the specified date); provided, that the representations and warranties of the Sellers and the Company contained in 3.03 (Ownership of Shares), 4.01 (Organization, Authority and Qualification of the Company), 4.02 (Capitalization) and 4.03(a)–4.03(c) (Subsidiaries) shall be true and correct as of the Closing Date in all respects (except for representations and warranties made in 4.02(a), which shall have been true and correct as of the date hereof).

(b)          Each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before or on the Closing Date.

(c)          No Action shall have been commenced by any Governmental Authority against Buyer, or (other than by Buyer) against any Seller or the Company or any Company Subsidiary and be pending, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All Required Consents shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or before the Closing.

(e)          From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)          Each of the Sellers’ Representative and the Escrow Agent shall have delivered, or caused to be delivered, to Buyer and the Escrow Agent a duly executed counterpart to the Escrow Agreement.

(g)          Each of Gulf Houghton, Gulf Oil International, Ltd. and Gulf Oil Corporation, Ltd. shall have delivered, or caused to be delivered, to Buyer a duly executed counterpart to the Shareholder Agreement.

(h)          Each of Gulf Houghton, Gulf Oil International, Ltd., Gulf Oil Corporation, Ltd. and Gulf Oil Lubricants India, Ltd. shall have delivered, or caused to be delivered, to Buyer a duly executed counterpart to the Non-Competition and Non-Solicitation Agreement.

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(i)          Buyer shall have received a certificate on behalf of all Sellers, dated the Closing Date and signed by a duly authorized officer of the Sellers’ Representative, that each of the conditions set forth in 8.02(a) and 8.02(b) have been satisfied.

(j)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Gulf Houghton certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors (or equivalent governing body) of Gulf Houghton authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k)          Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Gulf Houghton certifying the names and signatures of the officers of Gulf Houghton authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder.

(l)          Buyer shall have received executed resignations of the directors and officers of the Company to the extent required pursuant to 6.07.

(m)          The Sellers’ Representative shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company and each Company Subsidiary from the Governmental Authority of the jurisdiction under the Law in which the Company or such Company Subsidiary is organized.

(n)          [Intentionally Omitted]

(o)          The Sellers’ Representative shall have delivered to Buyer the Option Cancellation Agreement substantially in the form attached hereto as Exhibit H duly executed by the Company and each Optionholder.

(p)          The Sellers’ Representative shall have delivered to Buyer the SAR Cancellation Agreement substantially in the form attached hereto as Exhibit I duly executed by the Company and each SAR Holder.

(q)          The Buyer Shareholder Approval shall have been obtained with respect to the issuance of the Stock Consideration to the Sellers.

(r)          Buyer shall have received an executed statement and IRS notice in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that interests in GH Holdings Inc. are not “United States real property interests.”

(s)          Buyer shall have received the properly completed and executed IRS Forms 8832 for the Company and GHG Lubricants Holdings Ltd described in 6.22.

(t)          Buyer shall have duly received all deliverables pursuant to 2.03(b).

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(u)          The Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests in connection with the transactions contemplated by this Agreement.

8.03         Conditions to Obligations of the Sellers. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or such Seller’s waiver, at or before the Closing, of each of the following conditions:

(a)          The representations and warranties of Buyer contained this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall have been true and correct in all material respects as of the date hereof and in all material respects as of the Closing Date (except for representations and warranties made as of a specified date, which shall have been true and correct as of the specified date); provided, that the representations and warranties of Buyer contained in 5.01 (Organization and Authority of Buyer) and 5.05 (Capitalization) shall be true and correct as of the Closing Date in all respects (except for representations and warranties made in 5.05(a), which shall have been true and correct as of the date hereof).

(b)          Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it before or on the Closing Date.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are referenced in 5.02 shall have been received, and executed counterparts thereof shall have been delivered to the Sellers’ Representative at or before the Closing, and the Buyer Shareholder Approval shall have been obtained with respect to the issuance of the Stock Consideration to the Sellers; provided, however, that the Closing shall not be contingent upon the approval by Buyer’s shareholders of the Charter Amendment.

(e)          From the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Buyer Material Adverse Effect.

(f)          Each of Buyer and the Escrow Agent shall have delivered, or caused to be delivered, to the Sellers’ Representative and the Escrow Agent a duly executed counterpart to the Escrow Agreement.

(g)          Buyer shall have delivered, or caused to be delivered, to the Sellers’ Representative a duly executed counterpart to the Shareholder Agreement.

(h)          Buyer shall have delivered, or caused to be delivered, to the Sellers’ Representative a duly executed counterpart to the Non-Competition and Non-Solicitation Agreement.

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(i)          The Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in 8.03(a) and 8.03(b) have been satisfied.

(j)          The Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing (A) the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (B) (i) an increase in the size of Buyer’s board of directors from nine individuals to 12 and (ii) the appointment of the Sellers’ Representative’s three designees for election to Buyer’s board of directors (or, if Buyer and Sellers’ Representative mutually agree, to appoint two of the designees of the Sellers’ Representative to two of nine positions on Buyer’s board of directors), each to serve on a different class of Buyer’s board of directors effective as of Closing, and (C) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(k)          The Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder.

(l)          [Intentionally Omitted]

(m)          The Sellers shall have duly received all deliverables pursuant to 2.03(a).

(n)          Buyer shall have delivered to the Sellers’ Representative such other documents or instruments as the Sellers reasonably request in connection with the transactions contemplated by this Agreement.

ARTICLE IX
Indemnification

9.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that (a) the Fundamental Representations shall survive for the full period of the longest applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof required by law) and (b) the representations and warranties in 4.18 (Environmental Matters), 4.21 (Taxes), 4.07(s) or in 4.19(p) or 4.19(q) (to the extent those Sections relate to Taxes) shall survive until the date that is thirty-six (36) months from the Closing Date. Except as otherwise provided in this Agreement, all covenants and agreements of the parties contained herein shall survive the Closing until performed in accordance with their terms; provided, however, that neither the Buyer Indemnitees nor the Seller Indemnitees shall have a right to recover any amounts pursuant to 9.02(b) or 9.03(b) (as applicable) unless the Buyer notifies the Sellers’ Representative or the Sellers’ Representative notifies the Buyer (as the case may be) in writing of a claim under 9.02(b) or 9.03(b) (as applicable), in accordance with the provisions of 9.05, as follows: (a) with respect to any covenant or agreement required to be performed in this Agreement on or before the Closing, such claim is delivered within one (1) year after the Closing, and (b) with respect to any such covenant required to be performed in this Agreement after the Closing, such claim is delivered within one (1) year from the date the performance under such covenant or agreement was required to be completed. Notwithstanding the foregoing, any claims asserted in writing and by notice in accordance with 9.05 from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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9.02         Indemnification by the Sellers, Optionholders and SAR Holders. Subject to the other terms and conditions of this ARTICLE IX, the Sellers and, to the extent of the Indemnification Escrow Amount, the Optionholders and SAR Holders, shall severally (in accordance with the proportion of the Purchase Price allocated to such Seller, Optionholder and SAR Holder pursuant to the Allocation Certificate), and not jointly, indemnify and defend each of Buyer and its Affiliates (including, after the Closing, the Company, and the Company Subsidiaries) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of any Seller or the Company contained in this Agreement, any Transaction Document or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement, in each case, as of the date hereof or as of the Closing;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VII); provided, however, that no Seller shall be required to indemnify, defend, hold harmless, pay or reimburse any Buyer Indemnitee with respect to a breach or non-fulfillment of any covenant, agreement or obligation made or to be performed by another Seller pursuant to this Agreement; or

(c)          any calculation or other manifest errors of the Company in connection with the Company’s calculations, prior to the Closing, of the Allocation Certificate.

9.03         Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE IX, Buyer shall indemnify and defend each Seller and each of their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any Transaction Document or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, in each case, as of the date hereof or as of the Closing; or

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(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VII).

9.04         Certain Limitations. The indemnification provided for in 9.02 and 9.03 shall be subject to the following limitations, it being understood that the provisions set forth in this Section 9.04 shall not in any way expand the obligations of any of the parties set forth in Section 9.02 or 9.03:

(a)          No Buyer Indemnitee shall make an indemnity claim under 9.02(a) (other than in respect of Losses that arise from any inaccuracy in or breach of any Fundamental Representation or the representations and warranties contained in 4.21 (Taxes), 4.07(s), 4.19(p) or 4.19(q) to the extent those provisions relate to Taxes) with respect to any individual occurrence unless and until the aggregate amount of Losses suffered by the Buyer Indemnitee arising from such occurrence or series of related occurrences exceeds or may reasonably be expected to exceed $400,000. The Sellers, Optionholders and SAR Holders shall not be liable to the Buyer Indemnitees for indemnification under 9.02(a) (other than in respect of Losses that arise from any inaccuracy in or breach of any Fundamental Representation or the representations and warranties contained in 4.21 (Taxes), 4.07(s), 4.19(p) or 4.19(q) to the extent those provisions relate to Taxes) until the aggregate amount of all Losses in respect of indemnification under 9.02(a) exceeds $5,000,000 (the “Deductible Amount”), in which event the Sellers, Optionholders and SAR Holders shall be required to pay or be liable for all such Losses in excess of the Deductible Amount, subject to the terms of this ARTICLE IX.

(b)          No Seller Indemnitee shall make an indemnity claim under 9.03(a) (other than in respect of Losses that arise from any inaccuracy in or breach of any Fundamental Representation) with respect to any individual occurrence unless and until the aggregate amount of Losses suffered by the Seller Indemnitee arising from such occurrence or series of related occurrences exceeds or may be reasonably expected to exceed $400,000. Buyer shall not be liable to the Seller Indemnitees for indemnification under 9.03(a) (other than in respect of Losses that arise from any inaccuracy in or breach of any Fundamental Representation) until the aggregate amount of all Losses in respect of indemnification under 9.03(a) exceeds the Deductible Amount, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Deductible Amount.

(c)          Subject to 9.04(d), the aggregate amount of all Losses for which the Sellers, Optionholders and SAR Holders shall be liable pursuant to 9.02(a) shall not exceed an amount equal to the Indemnification Escrow Amount (the “Cap”) and the aggregate amount of all Losses for which Buyer shall be liable pursuant to 9.03(a) shall not exceed the Cap.

(d)          Notwithstanding the foregoing, the limitations set forth in 9.04(c) shall not apply to Losses that arise from any inaccuracy in or breach of any Fundamental Representation; provided, that, the aggregate amount of all Losses for which (i) the Sellers, Optionholders and SAR Holders shall be liable pursuant to this Agreement shall not exceed an amount equal to the Purchase Price, (ii) the Optionholders and SAR Holders shall be liable pursuant to this Agreement shall not exceed an amount equal to the Cap and (iii) the Buyer shall be liable pursuant to this Agreement shall not exceed the Purchase Price.

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(e)          For purposes of this ARTICLE IX, if it is determined that an Indemnified Party is entitled to recover Losses arising out of any inaccuracy in or breach of any representation or warranty set forth herein, all qualifications as to materiality, Material Adverse Effect, Buyer Material Adverse Effect or other similar qualification shall be disregarded for the purpose of the calculation of Losses that resulted from any such breach of such representation or warranty.

(f)          Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for (i) any consequential, incidental or indirect Losses, except to the extent such Losses are either reasonably foreseeable or payable by a Buyer Indemnitee to a Person other than a Buyer Indemnitee or by a Seller Indemnitee to a Person other than a Seller Indemnitee or (ii) special or punitive Losses, except to the extent that such Losses are payable by a Buyer Indemnitee to a Person other than a Buyer Indemnitee or by a Seller Indemnitee to a Person other than a Seller Indemnitee.

(g)          The Buyer Indemnitees shall not be entitled to indemnification for any Losses to the extent a Liability with respect to such Loss was specifically reserved against and reflected on the Financial Statements, unless such liability exceeds the amount of such reserve, which shall be the Sellers’, Optionholders’ and SAR Holders’ responsibility, subject to the terms of this Agreement.

(h)          Notwithstanding any other provision of this Agreement to the contrary, except (i) in the case of fraud or (ii) with respect to any Fundamental Representation, each Seller’s, Optionholder’s and SAR Holder’s maximum aggregate indemnification liability pursuant to 9.02(a) shall be such Seller’s, Optionholder’s and SAR Holder’s share of the Indemnification Escrow Amount; provided that the foregoing remains subject to 9.04(d). The sole and exclusive recourse for any amount finally determined to be owed in respect of any indemnity obligations pursuant to 9.02(a) (except (i) in the case of fraud or (ii) with respect to any Fundamental Representation) shall be the Indemnification Escrow Amount.

(i)          The Seller Indemnitees shall not make any claim for contribution from the Company or any Company Subsidiary or any of their respective officers, directors, members, managers or employees with respect to any indemnity claims arising under or in connection with this Agreement to the extent that any Indemnified Party is entitled to indemnification hereunder for such claim. The Seller Indemnitees hereby waive any such right of contribution from the Company, any Company Subsidiary and any of their respective officers, directors, members, managers or employees they have or may have in the future.  The Seller Indemnitees further agree not to make, directly or indirectly, and hereby waive, any claim for indemnification against the Company or any Company Subsidiary by reason of the fact that the Seller Indemnitees or any of their Affiliates or Representatives was a member, manager, officer, director, employee or agent of the Company or a Company Subsidiary (whether such claim is for Losses or otherwise and whether such claim is pursuant to any Law, organizational document, Contract or otherwise) with respect to any Action brought by a Buyer Indemnitee against any Seller, Optionholder or SAR Holder or any Affiliate or Representative thereof (whether such claim is pursuant to this Agreement or otherwise).

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(j)          The Sellers, Optionholders and SAR Holders shall have no obligation to indemnify any Buyer Indemnitee with respect to any breach of the representations in Section 4.18 to the extent (i) arising out of any sampling of soil, groundwater, soil vapor or other environmental media at the Real Property by Buyer, except as required under Environmental Laws or by any Governmental Authority; (ii) arising out of the intentional encouragement by Buyer of any Action by any Governmental Authority or any other Person; (iii) arising out of any change of use of the Real Property after the Closing Date; (iv) arising out of any Response, Removal or Remedial Action that is not conducted to eliminate or control any risk from the presence or Release of Hazardous Substances consistent with the least stringent applicable remediation standard acceptable to the relevant Governmental Authority; (v) arising out of the management of any building component that contains or is covered with any Hazardous Substance in compliance with Environmental Laws; (vi) Losses are incurred to replace, repair, improve, or upgrade any building, structure, plant, or equipment, unless such activity is required or is undertaken as a necessary part of any Response, Removal, or Remedial Action; or (vii) arising out of any change in Environmental Law after the Closing Date. In connection with any site remediation, the “least stringent applicable remediation standard” shall include the use of reasonable deed restrictions and engineering controls to limit exposure to contaminants that are allowed to remain in place, to the extent such restrictions or controls would not interfere with site operations and are acceptable to the relevant Governmental Entity. It is understood that sampling or other testing of soil, groundwater, soil vapor or other environmental media at the Real Property may be required under Environmental Law or by any Governmental Authority in connection with a capital improvement, repair, routine maintenance or operating activities.

9.05         Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”.

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(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than twenty (20) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that, as a result of such failure, the Indemnifying Party forfeits material rights or defenses, was deprived of its right to recover any material payment under its applicable insurance coverage, or was otherwise materially prejudiced, in each case, by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably calculable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (reasonably acceptable to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is any Seller, Optionholder or SAR Holder such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company or any Company Subsidiary, or (y) seeks relief other than solely the payment of money damages against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right, subject to 9.05(b), to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. The Sellers’ Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to 6.08) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof. The failure to give such written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that, as a result of such failure, the Indemnifying Party forfeits material rights or defenses, was deprived of its right to recover any material payment under its applicable insurance coverage, or was otherwise materially prejudiced, in each case, by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably calculable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s or Company Subsidiary’s, as applicable, premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company and the Company Subsidiaries (including, but not limited to, any such claim in respect of a breach of the representations and warranties in 4.21 (Taxes) hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.

9.06         Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX:

(a)          the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds in accordance with the Escrow Agreement, if applicable; and

(b)          if such Loss is payable from the Indemnification Escrow Funds, Buyer and the Sellers’ Representative shall deliver to the Escrow Agent a Joint Written Instruction instructing the Escrow Agent that the payment in respect of such Loss shall be comprised of cash and Stock Consideration in the same proportion as the value of the cash and Stock Consideration comprising the Indemnification Escrow Funds immediately prior to such payment (with the value of a share of such Stock Consideration being equal to, for this purpose, the volume-weighted trading average of a share of Buyer Common Stock (regardless of whether such Stock Consideration consists of Buyer Common Stock or preferred stock) for the ten (10) trading days prior to the date on which such Loss is to be paid).

9.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement or the Escrow Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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9.08         Exclusive Remedies. Subject to 11.11, the parties acknowledge and agree that their exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. In furtherance of the foregoing, each party hereby waives any and all rights, claims and causes of action in connection with any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law (including any Environmental Law), except pursuant to the indemnification provisions set forth in ARTICLE VII and this ARTICLE IX. Nothing in this 9.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud. The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other with respect to resolving any claim or liability with respect to which Party is obligated to indemnify the other Party hereunder. In furtherance of the foregoing, the Indemnified Parties shall take, and shall cause each of their respective Affiliates to take, all commercially reasonable steps to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise to Losses.

9.09         Indemnification Escrow Period. Buyer and the Sellers’ Representative shall deliver a Joint Written Instruction to the Escrow Agent on the date that is twelve (12) months after the Closing Date and on the date that is eighteen (18) months after the Closing Date, in each case, in accordance with the Escrow Agreement.

9.10         Insurance Proceeds. The amount of Losses recoverable by an Indemnified Party pursuant to this Article IX with respect to an indemnity claim shall be reduced by the amount of insurance proceeds or other amounts actually recovered by such Indemnified Party with respect to the Losses to which such indemnity claim relates, net of any expenses related to the receipt of such payment, including retrospective premium adjustments, if any, occasioned by such Losses; and (b) any Tax Benefit actually realized by the Indemnified Party in the taxable period in which the Losses occurred or in the taxable period immediately thereafter. For purposes of this Agreement, a “Tax Benefit” means the actual reduction of Tax liabilities (calculated on the basis of the actual reduction in cash payments for Taxes) from an increase in deductions, losses or tax credits or decrease in the income, gain or recapture of tax credits that the Indemnified Party or any subsidiary or other affiliated entity thereof actually reported or took into account (other than by way of any increase in basis). Notwithstanding anything to the contrary, if the Tax Return for the taxable period in which the Losses occurred has yet to be filed at the time that an indemnity payment is to be made, the amount of the Loss recoverable by an Indemnified Party pursuant to this Article IX with respect to an indemnity claim shall not be reduced by the amount of any Tax Benefit; and, instead, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Benefit within five (5) Business Days after the filing of the Tax Return for the taxable period in which the Tax Benefit is actually realized.

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ARTICLE X
Termination

10.01         Termination. This Agreement may be terminated at any time before the Closing:

(a)          by the mutual written consent of the Sellers’ Representative and Buyer;

(b)          by Buyer by written notice to the Sellers’ Representative if:

(i)          Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by such Seller within ten (10) days of such Seller’s receipt of written notice of such breach from Buyer; or

(ii)         any of the conditions set forth in 8.01 or 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is twelve (12) months from the date hereof, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing;

(iii)        in order to permit the satisfaction of the conditions set forth in 8.01(a) and 8.01(b), Buyer is required, in order to satisfy applicable Antitrust Laws, to divest, license, hold separate, sell or otherwise dispose of certain of its assets, properties or businesses or of certain assets, properties or businesses to be acquired by Buyer pursuant to the terms hereof relating to more than $80 million in the aggregate of Pro Forma Net Sales, unless Buyer subsequently agrees to proceed with such disposition; or

(c)          by the Sellers’ Representative by written notice to Buyer if:

(i)          no Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from the Sellers’ Representative;

(ii)         any of the conditions set forth in 8.01 or 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is twelve (12) months from the date hereof, unless such failure shall be due to the failure of any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it before the Closing;

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(iii)        in order to permit the satisfaction of the conditions set forth in 8.01(a) and 8.01(b), Buyer is required, in order to satisfy applicable Antitrust Laws, to divest, license, hold separate, sell or otherwise dispose of certain of its assets, properties or businesses or of certain assets, properties or businesses to be acquired by Buyer pursuant to the terms hereof relating to more than $80 million in the aggregate of Pro Forma Net Sales, unless Buyer subsequently agrees to proceed with such disposition; or

(d)          by Buyer or the Sellers’ Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable or (iii) an Action is instituted by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law.

10.02         Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto except:

(a)          as set forth in this ARTICLE X and 6.08 and ARTICLE XI hereof;

(b)          Buyer will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of the Buyer to have performed its material obligations under this Agreement or (ii) any material misrepresentation made by the Buyer of any matter set forth in this Agreement;

(c)          Sellers will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of the Sellers to have performed their material obligations under this Agreement or (ii) any material misrepresentation made by the Sellers of any matter set forth in this Agreement; and

(d)          that nothing herein shall relieve any party hereto from Liability for any (i) willful breach of any provision of this Agreement, (ii) breach occurring prior to termination or (iii) for breach of any provision that specifically survives termination, subject to the express terms and limitations set forth in this Agreement.

ARTICLE XI
Miscellaneous

11.01         Expenses. Except as otherwise expressly provided herein, all costs, fees and expenses, incurred in connection with the negotiation, preparation and execution of the Transaction Documents or the consummation of the transactions contemplated thereby (whether incurred before or after the date of this Agreement), including, without limitation, any brokerage fees, commissions, finder’s fees, investment banking fees, financial advisory fees or employee bonuses related to the consummation of such transactions, whether or not the Closing shall have occurred, shall be paid by the party incurring such costs, fees and expenses. For the avoidance of doubt, all of the (a) costs, fees and expenses referred to in the preceding sentence incurred by or on behalf of the Company, the Sellers, the Optionholders or the SAR Holders, and (b) Transaction Expenses, shall, in each case, be paid by the Company. Notwithstanding the foregoing, in the event of the termination of this Agreement before Closing due to Buyer’s failure to obtain at the Buyer Shareholders Meeting the Buyer Shareholder Approval with respect to the issuance of the Stock Consideration to the Sellers, Buyer shall reimburse the Company for its and the Sellers’ documented out-of-pocket Transaction Expenses, up to $10 million.

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11.02         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this 11.02):

If to the Sellers’ Representative (on behalf of the Sellers):

Gulf Houghton Lubricants Ltd.

Whitehall House, 238 North Church Street, P.O. Box 1043, George Town Grand Cayman KY1-1102 Cayman Islands

Facsimile:     (305) 675-2619

E-mail:           ddixon@sterlingtrustco.com

Attention:     Darren Dixon

with a copy to (which shall not constitute notice to):	Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020 Facsimile: (212) 262-1910 E-mail: edavis@mayerbrown.com Attention: Edward A. Davis

with a copy to (which shall not constitute notice to) Richard Hoare:	Richard Hoare 16 Charles II Street, London SW1Y 4QU, UK Facsimile: +44 207 839 2399 E-mail: richard.hoare@gulfoilltd.com

with a copy to (which shall not constitute notice to) the Company:	c/o Houghton International Inc. Madison and Van Buren Avenues P O Box 930 Valley Forge, PA USA 19482 E-mail: MShannon@houghtonintl.com Attention: Chief Executive Officer

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If to the Company:	c/o Houghton International Inc. Madison and Van Buren Avenues P O Box 930 Valley Forge, PA USA 19482 E-mail: MShannon@houghtonintl.com Attention: Chief Executive Officer

If to Buyer:	Quaker Chemical Corporation One Quaker Park 901 E. Hector Street Conshohocken, PA 19428-2380 Facsimile: (610) 832-4496 E-mail: traubr@quakerchem.com Attention: Robert T. Traub

with a copy to (which shall not constitute notice to Buyer):	Drinker, Biddle & Reath LLP One Logan Square Suite 2000 Philadelphia, Pennsylvania 19103 Facsimile: (215) 988-2757 E-mail: Douglas.Raymond@dbr.com Attention: F. Douglas Raymond, III

11.03         Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (d) when calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. Unless the context otherwise requires, references herein: (x) to Articles, Sections, the Sellers’ Disclosure Letter, Exhibits and Annexes mean the Articles and Sections of, and Exhibits and Annexes attached to, this Agreement, and the Sellers’ Disclosure Letter delivered in connection with the execution of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Sellers’ Disclosure Letter, Exhibits and Annexes referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth herein.

11.04         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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11.05         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.06         Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, the Annexes and Sellers’ Disclosure Letter (other than an exception expressly set forth as such in the Sellers’ Disclosure Letter), the statements in the body of this Agreement will control.

11.07         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the Optionholders, the SAR Holders and their respective successors and permitted assigns. None of the parties may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that before the Closing Date, Buyer may, without the prior written consent of the Sellers, assign all or any portion of its rights (but not its obligations) under this Agreement to one or more of its direct or indirect subsidiaries; provided, further, that the Buyer may assign any or all of its rights or benefits under this Agreement and any other Transaction Document without the prior written consent of the Sellers (whereupon the Buyer shall provide written notice thereof to the Sellers’ Representative), as a collateral assignment, to the Buyer’s or its Affiliates lenders or other debt financing sources. No assignment shall relieve the assigning party of any of its obligations hereunder.

11.08         No Third-party Beneficiaries. Except as provided in 6.13 and 11.15, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person any legal or equitable rights hereunder, other than the parties hereto, the Buyer Indemnitees (to the extent not a party hereto), the Seller Indemnitees (to the extent not a party hereto), the Releasees (to the extent not a party hereto) and their respective permitted successors and assigns; provided, however, that this Section 11.08 and Sections 11.09, 11.10, and 11.15 (to the extent such provisions relate to the Debt Financing) shall be enforceable against all parties to this Agreement by each applicable Debt Financing Source and is successors and assigns.

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11.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented (and any right hereunder extended or waived) by the parties hereto by an agreement in writing signed by Buyer and the Sellers’ Representative; provided, however 6.20, 11.08, 11.10, 11.15 and this 11.09 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the foregoing sections) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to a Debt Financing Source without the prior written consent of such Debt Financing Source. For purposes of this 11.09, subject to the foregoing sentence, the Sellers agree that any amendment, extension or waiver of this Agreement signed by the Sellers’ Representative shall be binding upon and effective against the Sellers whether or not they have signed such amendment; provided, however, that the consent of Michael J. Shannon shall be required if any amendment, extension or waiver would disproportionately and adversely impact the Management Sellers relative to Gulf Houghton. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction); provided, however, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York with respect to any action, suit or proceeding including any Debt Financing Source.

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA IN EACH CASE LOCATED IN THE CITY OF PHILADELPHIA AND COUNTY OF PHILADELPHIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE DEBT FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING COMMITMENT, DEBT FINANCING, OR PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK (AND APPELLATE COURTS THEREOF).

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(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENT, THE DEBT FINANCING, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(C).

11.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this 11.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.12     Sellers’ Representative.

(a)          Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Sellers, Optionholders or SAR Holders will be taken by the Sellers’ Representative as a representative of the Sellers, Optionholders or SAR Holders on behalf thereof. The initial Sellers’ Representative will be Gulf Houghton Lubricants Ltd. Upon its resignation, the holders of a majority of the voting power of the Shares at any time prior to the Closing may designate a successor Sellers’ Representative. Any Sellers’ Representative so designated must be reasonably acceptable to the Buyer.

(b)          Any change in the Sellers’ Representative will become effective upon notice in accordance with Section 11.02.

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(c)          Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Sellers, Optionholders or SAR Holders will be taken by the Sellers’ Representative on behalf thereof. Each of the Sellers, Optionholders or SAR Holders hereby irrevocably appoint the Sellers’ Representative as the agent and attorney-in-fact of each of the Sellers, Optionholders or SAR Holders for the purposes of acting in the name and stead of such Seller, Optionholder or SAR Holder in: (a) receiving, holding and distributing the consideration and paying any associated costs and expenses of the transactions hereunder required to be paid by such Seller, Optionholder or SAR Holder; (b) giving and receiving all notices permitted or required by this Agreement and acting on the Sellers, Optionholders or SAR Holders behalf hereunder for all purposes specified herein; (c) delivering the certificates or instruments of transfer for the Shares endorsed or executed by the Sellers to the Buyer at Closing and any and all assignments relating thereto; (d) agreeing with the Buyer as to any amendments to or waivers of this Agreement which the Sellers’ Representative, acting in good faith, may deem necessary or advisable, including the extension of time in which to consummate the transactions contemplated by this Agreement, and the waiver of any closing conditions (subject to 11.09); (e) employing legal counsel on behalf of the Sellers, Optionholders and SAR Holders; (f) paying any legal, accounting, investment banking, and any other fees and expenses incurred by the Sellers’ Representative in consummating the transactions contemplated by this Agreement; (g) defending or settling claims arising under this Agreement; and (h) making, executing, acknowledging, and delivering all such contracts, orders, receipts, notices, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions which the Sellers’ Representative, in its sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if such Sellers, Optionholders or SAR Holders were personally present and acting. This power of attorney and all authority conferred hereby is granted and conferred subject to the interests of the other Parties to this Agreement, and in consideration of those interests and for the purpose of completing the transactions contemplated hereby, this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the Sellers, Optionholders or SAR Holders or by operation of Law, whether by the termination of the Sellers’ Representative or by the occurrence of any other event. If any Seller , Optionholder or SAR Holder who is an individual should die or become incompetent or incapacitated, or any Seller, Optionholder or SAR Holder that is a legal entity should be dissolved, liquidated or wound up any other event should occur before the delivery of certificates or other instruments of transfer representing the Shares pursuant to this Agreement, such certificates and instruments shall nevertheless be delivered by or on behalf of such Seller, Optionholder or SAR Holder in accordance with the terms and conditions of this Agreement, and all actions taken by the Sellers’ Representative pursuant to this Agreement shall be as valid as if such death, incompetence, incapacity, dissolution, termination or winding up or other event had not occurred, regardless of whether the Buyer or the Sellers’ Representative, or any of them, shall have received notice of such death, incompetence, incapacity, or other event. The Sellers’ Representative will be promptly reimbursed by the Sellers, Optionholders and SAR Holders for all reasonable expenses, disbursements and advances incurred by the Sellers’ Representative in such capacity upon demand. The Sellers, Optionholders and SAR Holders severally and not jointly, agree to indemnify and hold harmless the Sellers’ Representatives for and from any loss, liability, expense, charge, damages, claims or other obligations it may incur as a result of its duties hereunder or any of its actions or inactions as such, except as may result from the Sellers’ Representative’s actions that would constitute fraud, willful misconduct or gross negligence. The obligations of the Sellers, Optionholders and SAR Holders under this Section shall be borne by the Sellers pro rata in accordance with the proportion of the Purchase Price allocated to each such party in accordance with the Allocation Certificate.

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11.13     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.14     Exclusivity of Agreement. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations, and all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction. Other than in connection with claims involving fraud, the sole and exclusive remedies for any breach of the terms of this Agreement (including any representations and warranties set forth herein) shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement), and the Parties hereto hereby waive and release any and all other claims and causes of action that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

11.15     Debt Financing Sources. Notwithstanding anything herein to the contrary, neither the Sellers nor the Company or any Company Subsidiary shall have any right or claim against any Debt Financing Source in connection with this Agreement or the Debt Financing Commitment, whether at law or equity, in contract, in tort or otherwise. The Debt Financing Source may enforce this Section 11.15 against all parties to this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

QUAKER CHEMICAL CORPORATION

By:	/s/ Michael F. Barry
Name:	Michael F. Barry
Title:	CEO

[Signature Page to Share Purchase Agreement]

COMPANY:

Global Houghton Ltd.

By:	/s/ Michael J. Shannon
Name:	Michael J. Shannon
Title:	CEO

[Signature Page to Share Purchase Agreement]

GULF HOUGHTON and Sellers’ representative:

GULF HOUGHTON LUBRICANTS LTD.

By:	/s/ Sandra Georgeson
Name:	Sandra Georgeson
Title:	Director

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

Paul DeVivo Trust U/A/D as of March 14, 2014 FBO Paul Joseph DeVivo

By:	/s/ Paul DeVivo
Name:	Paul DeVivo
Title:

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

Paul DeVivo Trust U/A/D as of March 14, 2014 FBO Daniel Robert DeVivo

By:	/s/ Paul DeVivo
Name:	Paul DeVivo
Title:

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

Paul DeVivo Trust U/A/D as of March 14, 2014 FBO Richard John DeVivo

By:	/s/ Paul DeVivo
Name:	Paul DeVivo
Title:

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

Trust U/A/D July 11, 2012 of Linda R. DeVivo

By:	/s/ Paul DeVivo
Name:	Paul DeVivo
Title:

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ Michael J. Shannon
Michael J. Shannon

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ David H. Slinkman
David H. Slinkman

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ Jeewat Bijlani
Jeewat Bijlani

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ Chungyin Lai
Chungyin Lai

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ Steve and Ellen Mary Little
Steve and Ellen Mary Little (jointly)

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ Peter Macaluso
Peter Macaluso

[Signature Page to Share Purchase Agreement]

MANAGEMENT SELLER:

/s/ Thomas Rebain
Thomas Rebain

[Signature Page to Share Purchase Agreement]

EXHIBIT D – FINAL FORM

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”), dated as of [__________] (the “Effective Date”), is entered into by Quaker Chemical Corporation (“Buyer”), a Pennsylvania corporation, Gulf Houghton Lubricants Ltd., a company incorporated in the Cayman Islands (“Gulf Houghton”), Gulf Oil International Limited, a company incorporated in the Cayman Islands (“Gulf International”), and GOCL Corporation Limited, a public limited company incorporated in India (“Gulf Oil” and, together with Gulf Houghton and Gulf International, the “Sellers” and each, a “Seller”). In addition, Gulf Oil Lubricants India, Ltd, a public limited company incorporated in India (“Gulf India”), is executing this Agreement solely for purposes of Section 1(c).

BACKGROUND

WHEREAS, Gulf Houghton owns _________ of the outstanding ordinary shares (the “Shares”) in Global Houghton Ltd., an exempted company incorporated under the Laws of the Cayman Islands (the “Company”); Gulf International owns approximately 90% of Gulf Houghton; and Gulf Oil is an indirect owner of approximately 10% of Gulf Houghton.

WHEREAS, The Company and its subsidiaries are engaged in the business of manufacturing, distributing and/or selling one or more of the following formulated chemical specialty product lines: fire resistant hydraulic fluids, semi-synthetic and specialty metalworking fluids, cleaning fluids, cold-rolling oils, hot-rolling oils, and specialty industrial greases (such business, as conducted by the Company and its Subsidiaries as of the Effective Date, the “Company Business”).

WHEREAS, Buyer and its subsidiaries are engaged in the business of manufacturing, distributing and/or selling the following formulated chemical specialty product lines or chemical management services (“CMS”), (i) rolling lubricants (used by manufacturers of steel in the hot and cold rolling of steel and by manufacturers of aluminum in the hot rolling of aluminum); (ii) corrosion preventives (used by steel and metalworking customers generally to protect metal during manufacture, storage, and shipment); (iii) metal finishing compounds (used to prepare metal surfaces for special treatments such as, but not limited to, galvanizing and tin plating and to prepare metal for further processing); (iv) machining and grinding compounds (typically used by customers in cutting, shaping, and grinding metal parts which require special treatment to enable them to tolerate the manufacturing process, achieve closer tolerance, and improve tool life); (v) forming compounds (used generally to facilitate the drawing and extrusion of metal products); (vi) bio-lubricants (typically used in machinery in the forestry and construction industries); (vii) hydraulic fluids (used generally by steel, metalworking, mining, and other customers to operate hydraulic equipment); (viii) chemical milling maskants for the aerospace industry; (ix) temporary and permanent coatings for metal and concrete products, tubes and pipes and other applications; (x) construction products, such as flexible sealants and protective coatings, for various applications; (xi) various specialty greases used in automobile, industrial and various other applications; (xii) various die casting lubricants and mold release agents; (xiii) various dust suppressants, ground control agents and roofing products used in mining; and (xiv) programs to provide CMS (such business, as conducted by Buyer and its subsidiaries as of the Effective Date, the “Existing Business” and, together with the Company Business, the “Combined Business”).

WHEREAS, Buyer, Gulf Houghton and other shareholders of the Company are parties to a Share Purchase Agreement dated as of April __, 2017, under which Buyer is acquiring the Shares (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

WHEREAS, Sellers, together with the Company, have been substantially involved in and with the Company’s operations and management and possess trade secrets and other confidential information relating to the Company Business and the Company’s clients, customers, vendors, suppliers and operations.

WHEREAS, it is integral to Buyer’s acquisition of the Company Business and a condition precedent to the closing of the transactions contemplated by the Purchase Agreement that the Sellers enter into this Agreement with Buyer to provide for the protection of the Combined Business’s customer and vendor relationships, trade secrets, confidential information and other business operations. Pursuant to the Purchase Agreement, Gulf Houghton shall receive cash consideration and shares of Buyer’s capital stock in exchange for the Shares owned by Gulf Houghton and as inducement for Gulf Houghton and the other Sellers to enter into this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement and in the Purchase Agreement, the parties, intending to be legally bound, agree as follows:

1.            Confidentiality; Non-competition; Non-solicitation.

(a)          From and after the date hereof, each Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Buyer, the Company and the Company Subsidiaries, except to the extent that such Seller can show that such information: (i) is generally available to and known by the public through no fault of any Seller or any of their respective Affiliates or Representatives or (ii) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the date hereof from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that such Seller is advised by its counsel is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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(b)          Each Seller agrees that for a period commencing on the Effective Date and ending two years after the Closing Date (the “Non-Compete Period”), it shall not, other than solely through its direct or indirect ownership of Buyer’s capital stock or any other interests in Buyer, directly, or indirectly, including through or on behalf of a subsidiary, anywhere in the world, excluding India: (i) own, manage, operate or control any business which competes with any Combined Business or (ii) be or become a shareholder, partner, member or owner of any Person who is engaged in any Combined Business; provided, however that nothing in this Agreement shall:

(i)	prohibit or restrict any Seller, directly or indirectly, from owning, as a passive investor, not more than five (5%) percent collectively and in the aggregate of any class of outstanding publicly traded securities of any Person so engaged;

(ii)	prohibit or restrict any Seller, directly or indirectly, from engaging in such Seller’s business as conducted on the Effective Date and reasonable extensions thereof, which may include routine, day-to-day transactions with any entity, and

(iii)	apply to or restrict any business of which a Seller acquires control after the Effective Date provided that the acquired business did not receive more than $25,000,000 of its aggregate net sales (as measured during the 12 full calendar months prior to such acquisition) from product lines included within the definition of Company Business.

Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope. For purposes of this Agreement, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)          Gulf Oil and Gulf India each agree during the Non-Compete Period not to acquire, directly or indirectly, control of any businesses involved in, or otherwise competing with, the business of the Combined Business from any entity on Schedule 1 hereto.

(d)          Each Seller agrees that for a period commencing on the Effective Date and ending three years after the Closing Date (the “Non-Solicit Period”), each Seller shall not, directly or indirectly: (i) induce, solicit, recruit or attempt to persuade any employee of the Combined Business to terminate his or her employment with the Buyer or any of its subsidiaries, or (ii) solicit the employment of any of the employees of the Combined Business. Notwithstanding the above, Sellers shall not be restricted from (1) soliciting for employment or hiring former employees of Buyer or the Company (including their respective subsidiaries) whose employment was terminated by Buyer or the Company (including their respective subsidiaries) at least six months prior to such initial solicitation by such Seller or (2) soliciting employees of the Combined Business by means of a general solicitation through a public medium or general or mass mailing that is not specifically targeted at employees or former employees of the Combined Business; provided, however, that this clause (2) shall not permit any Seller to hire any such employees during the Non-Solicit Period.

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(e)          It is the intention of the parties that the covenants contained in this Section 1 shall be enforced to the greatest extent (but to no greater extent) in time, area and degree of participation as is permitted by the Law of that jurisdiction whose Law is applicable to any acts allegedly in breach of such covenants. To this end, the parties agree that the covenants contained in this Section 1 shall be construed to extend in time and territory and with respect to degree of participation only so far as they may be enforced in such jurisdiction, and that the covenants contained in this Section 1 are to that end hereby declared divisible and severable. It being the purpose of this Section 1 to govern competition by the Sellers and their respective subsidiaries, the non-competition covenants contained in this Section 1 shall be governed by and construed according to the Law of all the jurisdictions in which competition in breach of this Agreement is alleged to have occurred or to be threatened that best gives them effect.

2.            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2):

To the Buyer:

Quaker Chemical Corporation

________________

________________

Facsimile:        [_____]

E-mail:             [_____]

Attention:         [_____]

with a copy (which shall not constitute notice) to:

Drinker, Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, Pennsylvania 19103

Facsimile:        (215) 988-2757

E-mail:             Douglas.Raymond@dbr.com

Attention:         F. Douglas Raymond, III

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If to any of the Sellers:

[________]

Facsimile:        [_____]

E-mail:             [_____]

Attention:         [_____]

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Facsimile:        (212) 262-1910

E-mail:             edavis@mayerbrown.com

Attention:         Edward A. Davis

3.            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) and any purported assignment or transfer without such consent shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

4.            Governing Law.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA IN EACH CASE LOCATED IN THE CITY OF PHILADELPHIA AND COUNTY OF PHILADELPHIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(C).

5.            Injunctive Relief; Attorneys Fees. Each Seller agrees that in the event of a breach of this Agreement, the damage to Buyer will be inestimable and that therefore any remedy at Law or in monetary damages shall be inadequate. Accordingly, the parties agree that Buyer shall, in addition to monetary damages incurred by reason of any such breach or potential breach, without the necessity of posting any bond or similar instrument (and Sellers hereby irrevocably waive any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument) be entitled to seek injunctive relief (including specific performance) against the Sellers for breach of this Agreement. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

6.            Entire Agreement. This Agreement and the other Transaction Documents to which the parties hereto are parties constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

7.            Amendment Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by a party of a breach of or a default under any of the provisions of this Agreement, nor the failure by any party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

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8.            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.            Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other party. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and none of the parties shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Facsimiles, e-mail transmission of ..pdf signatures or other electronic copies of signatures shall be deemed to be original counterparts. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and permitted assigns.

10.           Cooperation; Further Assurances. Each of the parties shall execute such further instruments and take such other actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.

11.            Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the Effective Date.

QUAKER CHEMICAL CORPORATION

By:
Name:
Title:

GULF OIL INTERNATIONAL, LTD.

By:
Name:
Title:

GOCL Corporation Limited

By:
Name:
Title:

GULF OIL LUBRICANTS INDIA, LTD.

By:
Name:
Title:

Schedule 1

Competitors

1.          Hardcastle Petrofer

EXHIBIT E – FINAL FORM

SHAREHOLDER AGREEMENT

by and between

QUAKER CHEMICAL CORPORATION

and

THE SHAREHOLDERS PARTY HERETO

[●]

i

(continued)

ii

SHAREHOLDER AGREEMENT

This Shareholder Agreement (this “Agreement”) is made this [●] day of [●], [●], by and between Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), Gulf Houghton Lubricants Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Direct Shareholder”), Gulf Oil International, Ltd., an exempted company incorporated under the laws of the Cayman Islands, and GOCL Corporation Limited, a public limited company incorporated in India (together with Gulf Oil International, Ltd., the “Beneficial Shareholders”).

RECITALS

WHEREAS, the Company, the Direct Shareholder and certain other Persons have entered into that certain Share Purchase Agreement, dated as of April [●], 2017 (the “Purchase Agreement”), which provides, upon the terms and subject to the conditions set forth therein, for the acquisition by the Company of all of the issued and outstanding equity interests of Global Houghton Ltd. (the “Transaction”), including all such equity interests of Global Houghton Ltd. held by the Direct Shareholder;

WHEREAS, in connection with the Transaction, the Direct Shareholder is receiving cash consideration and [[●] shares of preferred stock convertible into] [●] shares of common stock, par value $1.00 per share (“Common Stock”) of the Company (such shares of Common Stock received by the Direct Shareholder, the “Shareholder Common Stock”);*

WHEREAS, the Beneficial Shareholders, together, own, directly or indirectly, all of the issued and outstanding capital stock of the Direct Shareholder and shall benefit from the Direct Shareholder’s participation in the Transaction;

WHEREAS, the Board has increased the size of the Board to [12]1, resulting in [three] vacancies in the Board (the “Board Vacancies”);

WHEREAS, as a condition to the closing of the Transaction, the Company and the Shareholders have agreed to enter into this Agreement; and

WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings given to those terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereto agree as follows:

* NTD: Conforming changes to be made if preferred stock is issued at Closing.

1 NTD: Conforming changes to be made if number of directors changes pursuant to the mutual agreement of Buyer and the Sellers’ Representative.

ARTICLE 1.          DEFINITIONS

As used in this Agreement, in addition to other terms defined elsewhere herein, the following terms have the respective meanings set forth below:

1.1.          Act. “Act” means the Securities Act of 1933, as amended.

1.2.          Affiliate. “Affiliate” has the meaning set forth under the Exchange Act and the rules thereunder.

1.3.          Beneficial Owner. “Beneficial Owner” with respect to a security means any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. A Person shall be deemed to be the Beneficial Owner of a security if that Person has the right to acquire Beneficial Ownership of such security (including by conversion or exchange). “Beneficially Own,” “Beneficial Ownership” and other related phrases shall have correlative meanings.

1.4.          Board. “Board” means the Board of Directors of Company as constituted from time to time.

1.5.          Business Day. “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the City of New York are authorized or required by Law to be closed for business.

1.6.          Change in Control. “Change in Control” means the occurrence of any of the following:

(a)          the closing of any merger, combination, consolidation or similar business transaction involving the Company in which the           holders of the Company’s Common Stock immediately prior to the transaction cease to hold more than 50% of the total voting power of the surviving company in such transaction immediately after such closing, including by way of acquisition, merger, recapitalization, reorganization, redemption, issuance of capital stock, consolidation, tender or exchange offer or otherwise;

(b)          the closing of any sale transaction or series of related sale transactions, including by way of a tender or exchange offer, in which a Person or Group would become the holder of more than 50% of the total voting power of the Company; or

(c)          any transaction or series of related transactions pursuant to which a Person or Group acquires all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis.

(d)          any actual election contest with respect to the election or removal of members of the Board or other actual solicitation of proxies or consents by or on behalf of a Person other than the Board pursuant to which the individuals who, immediately prior to such contest, constitute the Board (collectively, the “Incumbent Directors”) cease to constitute at least a majority of the members of the Board.

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1.7.          Change in Control Proposal. “Change in Control Proposal” means a Person’s or Group’s proposal or offer to the Company or its shareholders regarding a Change in Control.

1.8.          Closing Date. “Closing Date” means the date of this Agreement.

1.9.          Commission. “Commission” means the Securities and Exchange Commission of the United States.

1.10.         Common Stock Equivalents. “Common Stock Equivalents” means, collectively, Common Stock, options and warrants to subscribe for, purchase or otherwise acquire Common Stock and other securities directly or indirectly convertible into or exchangeable for Common Stock; provided, that, “Common Stock Equivalents” shall not include preferred stock or securities convertible into or exchangeable for preferred stock.

1.11.         Equity Securities. “Equity Securities” means, collectively, Common Stock, other capital stock of the Company and other securities directly or indirectly convertible into or exchangeable for capital stock of the Company or rights, options or warrants to subscribe for, purchase or otherwise acquire capital stock of the Company.

1.12.         Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.13.         Governance Restricted Period. “Governance Restricted Period” means the period of time beginning on the Closing Date and ending on the date that is six months after the first day on which no individuals nominated or designated by the Direct Shareholder to serve as members of the Board pursuant to ARTICLE 6 are serving as members of the Board.

1.14.         Group. “Group” has the meaning ascribed to such term under the Exchange Act.

1.15.       “Holder” means any Shareholder that holds any Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 9.3 hereof. [A holder of shares of convertible preferred stock shall, for purposes hereof, be deemed to hold the Registrable Securities issuable upon conversion of such preferred stock.]

1.16.         Independent Director. “Independent Director” means a member of the Board who qualifies, as of the date of such member’s appointment and as of any other date on which the determination is being made, as an “Independent Director” under the listing requirements of the New York Stock Exchange, as amended from time to time.

1.17.         Investment Banking Firm. “Investment Banking Firm” means an internationally recognized investment banking firm.

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1.18.         New Securities. “New Securities” means any Equity Securities other than:

(a)           Common Stock Equivalents issued to employees or directors of, or consultants to, the Company or its subsidiaries pursuant to a plan approved by the Board or the Compensation Committee thereof;

(b)          Equity Securities issued to any Shareholder or its assigns;

(c)          Common Stock issued pursuant to the conversion, exercise or exchange of convertible, exercisable or exchangeable securities (i) outstanding on the date hereof or (ii) which have been issued after the date hereof pursuant to an offering for which notice was provided to the Shareholders in accordance with Section 3.2 and the Company otherwise complied with Article 3;

(d)          Equity Securities issued by reason of a dividend, stock split, stock combination, recapitalization, split-up or other distribution with respect to shares of the capital stock of the Company;

(e)          a private placement of Common Stock Equivalents to bank lenders or other financial institution lenders pursuant to a bona fide, arm’s length transaction approved by the Board in which such lenders provide debt financing to the Company or any Company Subsidiary;

(f)          Common Stock Equivalents issued pursuant to the acquisition by the Company or any of its subsidiaries of another entity that is not an Affiliate of the Company, by merger or purchase of all or substantially all of the assets or equity interests , in each case, approved by the Board;

(g)          Common Stock Equivalents issued in connection with a strategic investment, including a joint venture, in or with an entity that prior thereto is not an Affiliate of the Company relating to the operation of the Company’s or any Company Subsidiary’s business and not for the primary purpose of raising equity capital, to the extent such strategic investment and the Common Stock issuance is approved by the Board;

(h)          Common Stock issued pursuant to the conversion, exercise or exchange of any of the Equity Securities described in the foregoing clauses (a)-(g).

1.19.         Percentage Ownership. “Percentage Ownership” of a Person as of any time means the Common Stock held by such Person divided by the total number of shares of Common Stock then issued and outstanding.

1.20.         Person. “Person” means any individual, partnership, association, corporation, trust, limited liability company, formal or informal business association or other entity.

1.21.         Principal Trading Market. “Principal Trading Market” means the principal trading exchange or national automated stock quotation system on which the Common Stock is traded or quoted, which, as of the date hereof, is the New York Stock Exchange.

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1.22.         Registrable Securities. “Registrable Securities” means (a) any shares of Shareholder Common Stock issued to the Direct Shareholder pursuant to the Purchase Agreement and held by a Shareholder or any of their respective Affiliates or any Holder and (b) any shares of Common Stock issued or issuable with respect to any shares described in clause (a) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Common Stock (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected).

1.23.         Shareholder Designee. “Shareholder Designee” means any member of the Board who has been designated by the Direct Shareholder pursuant to this Agreement.

1.24.         Shareholders. “Shareholders” means, collectively, the Direct Shareholder and the Beneficial Shareholders.

ARTICLE 2.          RESTRICTIONS ON Purchases and Sales

2.1.          No Purchases.

(a)         From the Closing Date until the date that is two years after the Closing Date, except as otherwise permitted in ARTICLE 3, no Shareholder shall acquire, directly or indirectly (including by acquiring Beneficial Ownership thereof), any Equity Securities; provided that this provision shall not restrict a Shareholder from acquiring Equity Securities from another Shareholder or from any Affiliate of a Shareholder, in each case, pursuant to Section 2.2(c) or Section 2.3(a).

(b)          If, in violation of Section 2.1(a), a Shareholder acquires any Equity Securities, then such Shareholder shall be required to dispose of such Equity Securities (or an equivalent number of other Equity Securities) by promptly selling such Equity Securities into the public market; provided, however, that such Shareholder shall not be obligated to sell any such Equity Securities pursuant to this Section 2.1(b) until such time as such sale would not subject such Shareholder to liability under Section 16(b) of the Exchange Act or any other applicable provision of federal or state law; and, provided further, that such Shareholder shall not be entitled to the economic benefit of or to vote such Equity Securities between the time such Equity Securities were acquired by such Shareholder and such Shareholder’s disposal of such Equity Securities. This Section 2.1(b) shall not limit any remedies that the Company may be entitled to with respect to a breach of Section 2.1(a).

2.2.          Six-Month Lockup. From the Closing Date until the date that is six months after the Closing Date, no Shareholder shall offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Shareholder Common Stock; provided, however, that any Shareholder may offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any such Shareholder Common Stock (a) in a transaction approved by a majority of the Independent Directors (such approval, “Independent Director Approval”), (b) in connection with a transaction, including a Change in Control, approved by a majority of the Board and/or (c) to an Affiliate of a Shareholder, provided that such Affiliate agrees in writing to be bound by all of the obligations of such Shareholder hereunder and such Shareholder shall continue to be bound by its obligations hereunder.

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2.3.          Two-Year Limitation on Private Block Trades. From the Closing Date until the date that is two years after the Closing Date, the Shareholders shall not directly or indirectly sell or transfer any Shareholder Common Stock representing more than 7% of the then outstanding Common Shares in a private transaction or series of related transactions to the same Person or Group; provided, however, that, subject to Section 2.2:

(a)         any Shareholder may directly or indirectly sell or transfer any Shareholder Common Stock (i) in a transaction that has received Independent Director Approval; (ii) if the Shareholders collectively own less than 10% of the outstanding Common Shares and do not have the right to appoint directors to the Board immediately prior to such Sale, (iii) in a transaction, including a Change in Control, that is approved by a majority of the Board, (iv) that is registered for sale in an offering pursuant to ARTICLE 4 and/or (v) to an Affiliate of a Shareholder, provided that such Affiliates agrees in writing to be bound by all of the obligations of such Shareholder hereunder and such Shareholder shall continue to be bound by its obligations hereunder; and

(b)         a Shareholder may pledge its Shareholder Common Stock to a bank or other financial institution as collateral in connection with a bona fide debt financing transaction; provided that such pledgee has agreed that such Shareholder Common Stock remains subject to the transfer and other restrictions provided herein (with such provisions applying to such pledgee as they apply to such Shareholder).

ARTICLE 3.          Participation rightS

3.1.          General. During the Governance Restricted Period, on the terms and subject to the conditions specified in this ARTICLE 3, in the event the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to the Direct Shareholder in accordance with the following provisions of this ARTICLE 3; provided however that the filing of a Form S-3 registration statement pursuant to the Act shall not in and of itself constitute a proposal by the Company to offer or sell any New Securities for the purposes of this ARTICLE 3 unless and until such time as the Company specifically proposes to offer and sell any New Securities pursuant to such registration statement. The Company shall have the right to terminate or withdraw any offering or sale of New Securities by the Company prior to the closing of such offering or sale, whether or not the Direct Shareholder has elected to exercise its right pursuant to this ARTICLE 3 to purchase any New Securities in such offering or sale.

3.2.          Notice of Offering. In the event the Company proposes to offer or sell any New Securities, the Company shall deliver a written notice (the “Offer Notice”) to the Direct Shareholder stating (a) its bona fide intention to offer such New Securities, (b) the number of such New Securities to be offered, (c) the price and terms upon which it proposes to offer such New Securities and (d) the date on which the offering is scheduled to close.

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3.3.          Notification of Exercise. By written notification received by the Company within 30 days after delivery of the Offer Notice, the Direct Shareholder may elect to purchase, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the Percentage Ownership of the Direct Shareholder on the date of the Offer Notice (assuming the conversion and exercise of all rights, options, warrants and similar securities to subscribe for, purchase or otherwise acquire Common Stock). In the event that New Securities are sold at different prices in the offering, the Direct Shareholder shall pay, per share, the weighted average of the prices in the offering.

3.4.          Unsubscribed Securities. The Company may sell any New Securities not subscribed for by the Direct Shareholder in accordance with Sections 3.2 and 3.3 to any Person or Persons at a price not less, and upon other terms not more favorable to the offeree, than those specified in the Offer Notice. To the extent such New Securities are not sold within 90 days of the delivery of the Offer Notice, such New Securities shall not be offered to any Person or Persons unless first reoffered to the Direct Shareholder in accordance with this ARTICLE 3.

3.5.          Requirements of Principal Trading Market. Notwithstanding any other provision of this Agreement to the contrary, if, by reason of the listing or other requirements of the Principal Trading Market, the issuance by the Company of any New Securities pursuant to this ARTICLE 3 requires approval of the Company’s shareholders, then the Company’s obligation to issue and sell such New Securities to the Direct Shareholder shall be subject to receipt of such shareholder approval, which the Company shall use commercially reasonable efforts to obtain as soon as possible after the date on which the Direct Shareholder shall otherwise become entitled to purchase such additional New Securities from the Company pursuant to this ARTICLE 3, provided that this approval and issuance of New Securities to the Direct Shareholder may occur subsequent to the issuance of New Securities to other purchasers.

ARTICLE 4.          REGISTRATION RIGHTS

4.1.          Duration of Registration Rights. As to any particular Registrable Securities, a Holder’s rights to have the Company register such Registrable Securities provided in this ARTICLE 4 shall terminate (i) when such securities have been registered under the Act and sold or otherwise disposed of in accordance with the intended method of distribution by the seller or sellers thereof set forth in the Registration Statement covering such Registrable Securities, (ii) when such securities have been transferred in compliance with Rule 144 under the Act or (iii) on the date as of which such securities have become eligible for sale pursuant to Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), as set forth in a written opinion of counsel to such effect, addressed, delivered and reasonably acceptable to the applicable transfer agent and the Holder(s) of such Registrable Securities, and, based upon such opinion, the legend referred to in Section 5.5(a) hereof, to the extent that such legend refers to registration under the Act, shall have been removed.

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4.2.          Demand Registration Covenant.

(a)          If the Holders of at least a majority of the Registrable Securities then outstanding request in writing (a “Demand Registration Request”) that the Company register under the Act at least 8% of the Registrable Securities then held by all Holders (or a lesser percent if the anticipated aggregate offering price, net of any underwriting discounts and selling commissions, would exceed $50 million), the Company shall use reasonable efforts to cause the offering and sale to be registered pursuant to the Act and as provided in this ARTICLE 4 (a “Demand Registration”). In connection therewith the Company shall prepare and as soon as practicable after receipt of such request file with the Commission a registration statement under the Act covering all Registrable Securities which the Holders request to be registered (any such form, a “Registration Statement”), which shall, if the Company is then qualified to do so, be on Form S-3. Each Demand Registration Request shall specify the amount of Registrable Securities intended to be offered and sold, shall express such Holder’s present intent to offer such Registrable Securities for distribution, shall describe the nature or method of the proposed offer and sale, and shall contain the undertaking of the Holders to comply with all applicable requirements of this ARTICLE 4.

(b)         The Company shall use its reasonable efforts to qualify and remain qualified to register the offer and sale of securities under the Act pursuant to a Registration Statement on Form S-3 (or any successor form). The Company shall use its reasonable efforts to cause any Registration Statement related to a Demand Registration to be declared effective by the Commission as soon as practicable after receipt of the corresponding Demand Registration Request. If so requested by any such Holder or Holders of Registrable Securities, the Company shall take such steps as are required to register such Registrable Securities for sale on a delayed or continuous basis under Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration”) pursuant to a Registration Statement on Form S-3 or the then appropriate form for such an offering (a “Shelf Registration Statement”).

(c)         The Company shall not include in any Demand Registration or any shelf takedown from a Shelf Registration Statement any securities which are not Registrable Securities without the prior written consent of the Holders of a majority of the Registrable Securities initially requesting such Demand Registration or shelf takedown, which consent shall not be unreasonably withheld or delayed. If the Holders initiating the Demand Registration Request intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their Demand Registration Request and the Company shall include such information in the Registration Statement (an “Underwritten Offering”). The underwriters shall be one or more Investment Banking Firms selected by the Holders proposing to distribute their securities in such Demand Registration, provided that such Investment Banking Firms are reasonably satisfactory to the Company. The Holders proposing to distribute their securities through such underwriting shall, together with the Company, enter into an underwriting agreement in customary form with the Investment Banking Firm or Investment Banking Firms selected for such underwriting. If, in the written opinion of the Investment Banking Firms, marketing factors require a limitation of the number of shares to be underwritten, and if the total amount of securities that the Holders request pursuant to Section 4.2 to be included in such offering exceeds the amount of securities that the Investment Banking Firms reasonably believe compatible with the success of the offering, the Company shall only be required to include in the offering the amount of Registrable Securities that the Investment Banking Firms believe will not jeopardize the success of the offering, and the Registrable Securities that are included in such offering shall be allocated pro rata among the respective Holders on the basis of the number of Registrable Securities owned by each such Holder; provided, however that the Company shall include in such Demand Registration, in order of priority: (i) first, the Registrable Securities that the Holders propose to sell, and (ii) second, the shares of Common Stock proposed to be included therein by any other Persons (including shares of Common Stock to be sold for the account of the Company or other holders of Common Stock) allocated among such Persons in such manner as they may agree.

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(d)         The Company shall not be obligated to effect, or to take any action to effect, during any six (6) month period more than one Demand Registration that has become effective pursuant to this Section 4.2; provided that the Company shall not be obligated to effect, or to take any action to effect, any Underwritten Offering pursuant to this Section 4.2 (i) after the Company has effected two Underwritten Offerings pursuant to Section 4.2(c) or (ii) more than once during any twelve (12) month period (provided that the Registration Statement applicable to such Underwritten Offering became effective). In addition, the Company shall not be obligated to effect, or take any action to effect, any Demand Registration from the Closing Date until the date that is six months after the Closing Date.

4.3.          Piggyback Registration Covenant  . If the Company shall propose registration under the Act of a public offering of Common Stock (other than pursuant to a registration statement contemplated by section 6.23 of the Purchase Agreement), the Company shall give prompt written notice of such fact or proposed registration to the Holders and shall use commercially reasonable efforts to cause the registration of such number of shares of Common Stock then owned by the Holders as the Holders request, within 20 days after receipt by the Holders of such notice from the Company, to be included, upon the same terms (including the method of distribution) of any such offering; provided, however, that: (a) the Company shall not be required to give notice or include such Common Stock in any such registration if the proposed registration is primarily (i) a registration of a stock option or compensation plan or of securities issued or issuable pursuant to any such plan, or (ii) a registration of securities proposed to be issued by the Company in exchange for securities or assets of, or in connection with the Company’s merger, acquisition or consolidation with, another entity; and (b) the Company may, in its sole discretion and without the consent of the Holders, withdraw such Registration Statement and abandon the proposed offering, provided, however, that the Company promptly gives the Shareholders written notice of such action.

4.4.          Company’s Obligations in Connection with Registrations. In connection with any registration of Registrable Securities undertaken by the Company under ARTICLE 4, the Company shall, as expeditiously as reasonable possible:

(a)          in the case of a registration of Registrable Securities effected by the Company pursuant to Section 4.2, prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its reasonable efforts to cause such Registration Statement to become effective and, upon the request of the Holders, use reasonable efforts to keep such Registration Statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period a Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration and (ii) in the case of any Shelf Registration, such 120 day period shall at the request of the Holders be extended for up to 365 days (or, if earlier, until the date as of which the Registrable Securities may be sold pursuant to Rule 144 under the Act without limitation or restriction under any of the requirements of Rule 144, including volume or manner-of-sale restrictions and the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1), as set forth in a written opinion of counsel to such effect, addressed, delivered and reasonably acceptable to the applicable transfer agent, the Company and the Holder(s) of such Registrable Securities), if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold;

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(b)         furnish to the Holders or their underwriters such copies of any prospectus (including any preliminary prospectus) in conformity with the requirements of the Act and such other documents as the Holders may reasonably request, in order to facilitate and effect the offering and sale of the Registrable Securities;

(c)         use commercially reasonable efforts to qualify the securities offered under applicable blue sky or other state securities laws of such jurisdictions reasonably requested by the Holders to enable the Holders to offer and sell the Registrable Securities; provided, however, that Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified;

(d)        in the event of any Underwritten Offering, subject to Section 4.2(d), enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(e)        instruct the transfer agent(s) and the registrar(s) of the Company’s securities to release any stop transfer orders with respect to the Registrable Securities being sold;

(f)         promptly prepare and file with the Commission such amendments and prospectus supplements, including post-effective amendments, to the applicable Registration Statement as the Company determines may be necessary or appropriate, and use commercially reasonable efforts to have such post-effective amendments declared effective as promptly as practicable; cause the related prospectus to be supplemented by any prospectus supplement, and as so supplemented, to be filed with the Commission; and notify the Holders of any securities included in such registration statement and the underwriters thereof, if any, promptly when a prospectus, any prospectus supplement or post-effective amendment must be filed or has been filed and, with respect to any post-effective amendment, when the same has become effective, and make the same available to such Holders and their underwriters;

(g)         furnish to each Holder and the underwriter thereof, if any, a signed counterpart, addressed to each Holder and underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Holders or such underwriters may reasonably request; and

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(h)         use commercially reasonable efforts to cause all such Registrable Securities to be listed in the Principal Trading Market, and on each securities exchange on which similar securities issued by the Company are then listed.

4.5.          Conditions to Obligations of Company Under Registration Covenants. The Company’s obligations to register the Registrable Securities owned by the Holders under ARTICLE 4 are subject to the following conditions:

(a)         The Company shall be entitled to postpone for up to 90 days the filing of any Registration Statement under Section 4.2, if at the time it receives the request for registration the Board determines, in its sole discretion, that such registration and offering would (i) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, (ii) render the Company unable to comply with requirements under the Act or the Exchange Act or (iii) materially interfere with any significant financing, acquisition, corporate reorganization, Company-initiated registration or other transaction involving the Company or any of its Affiliates; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during while such postponement is in effect. The Company shall promptly give the Holders written notice of such determination.

(b)         The Company may require that the number of shares of Registrable Securities offered for sale by a Holder pursuant to a request for registration under Section 4.3 be decreased or excluded entirely if, in the opinion of Company’s Investment Banking Firm, marketing factors require a limitation of the number of shares to be underwritten and the total amount of securities that the Holders request pursuant to Section 4.3 to be included in such offering exceeds the amount of securities that such Investment Banking Firm reasonably believes compatible with the success of such offering. If the Company shall require such a reduction, each Holder shall have the right to withdraw from the offering. For purposes of Section 4.2(d), a registration shall not be counted as “effected” if, as a result of the foregoing, more than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such Registration Statement are actually excluded.

(c)         If a Holder requests registration pursuant to Section 4.2, the Company will, subject to Section 4.2(d), enter into an underwriting agreement containing terms customarily included in underwriting agreements with an issuer for a secondary distribution.

(d)         Each Holder that holds Registrable Securities included in the Registration Statement shall use commercially reasonable efforts to not sell in excess of 10% of the then outstanding Common Stock to one Person or Group.

(e)         Each Holder whose Registrable Securities are being registered, and each underwriter designated by such Holder, will furnish to the Company such information and materials as the Company may reasonably request and as shall be required in connection with the action to be taken by the Company. To the extent possible the Holders shall provide the Company with any information and materials required to obtain acceleration of the effective date of the Registration Statement.

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(f)         Each Holder that holds Registrable Securities included in the Registration Statement shall not (until further written notice) effect sales thereof after receipt of written notice from the Company to suspend sales, to permit the Company to correct or update a Registration Statement or prospectus; provided, however, that the obligations of the Company with respect to maintaining any Registration Statement current and effective shall be extended by a period of days equal to the period such suspension is in effect.

(g)         At the end of the period during which the Company is obligated to keep any Registration Statement current and effective (and any extensions thereof required by the preceding paragraph), and upon receipt of notice from the Company of its intention to remove from registration the securities covered by such Registration Statement that remain unsold, Holders of Registrable Securities included in the Registration Statement shall discontinue sales of such Registrable Securities pursuant to such Registration Statement, and each such Holder shall notify the Company of the number of shares registered belonging to such Holder that remain unsold promptly following receipt of such notice from the Company.

(h)         In connection with any sale of Registrable Securities registered pursuant to ARTICLE 4 that is effected by means of an Underwritten Offering, the Holders shall, if required by the underwriters, enter into customary agreements with the underwriters in connection with any such offering pursuant to which each Holder shall agree not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Equity Securities, whether now owned or hereafter acquired by such Holder or with respect to which such Holder has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Equity Securities or other securities, in cash or otherwise (in each case, other than those Registrable Securities included in such registration pursuant to this ARTICLE 4 and subject to other customary exceptions) without the prior written consent of the Company (and any underwriters of such offering), for a period designated by the Company in writing to the Holder, which period shall not begin more than 10 days prior to the effectiveness of the Registration Statement pursuant to which such offering shall be made and shall not last more than 90 days after the effective date of such registration statement.

4.6.          Suspension of Registration. Notwithstanding anything to the contrary set forth in this Agreement, each Shareholder that intends to sell or distribute Registrable Securities registered under a Registration Statement pursuant to Section 4.2 or 4.3 shall, at least two Business Days prior to such sale or distribution, provide written notice thereof to the Company (a “Sale Notice”) and such Holder shall not sell or distribute such Registrable Securities unless it has timely provided such Sale Notice and until the expiration of such two-Business Day period. If, in response to a Sale Notice, the Company provides to such Holder a certificate signed by an executive officer of the Company stating that, in the good faith judgment of the Company, such sale or distribution would require disclosure of non-public material information not otherwise required to be disclosed under Law and the Company has a bona fide business purpose for preserving the confidentiality of such information (the “Restriction”), then the Company may, by written notice thereof to such Holder (a “Suspension Notice”), suspend use of such Registration Statement by such Holder until the expiration of the Restriction (a “Suspension”). Upon receipt of a Suspension Notice, such Holder shall suspend all sales and distributions of Registrable Securities and suspend use of the applicable prospectus and any issuer free writing prospectuses in connection with all such sales and distributions. The Company shall promptly notify such Holder upon the termination of a Suspension.

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4.7.          Expenses.

(a)         All expenses (other than Selling Expenses) incurred in connection with registrations, filings, qualifications and distributions of Registrable Securities pursuant to this ARTICLE 4 including (i) all registration, filing and qualification fees, (ii) underwriting expenses (other than discounts or selling commissions); (iii) printers’ and accounting fees and disbursements and (v) fees and disbursements of counsel for the Company, shall be borne and paid by the Company. As used herein, “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes attributable to the Holders’ sale of Registrable Securities pursuant to this Agreement and all fees and disbursements of counsel for any Holder.

(b)        Selling Expenses relating to the offer and sale of Registrable Securities registered under the Act pursuant to this Agreement , including without limitation fees and disbursements of counsel to the selling Holders, shall be borne by the Holders, pro rata in proportion to the number of Registrable Securities included in such registration for each such Holder; provided, however, that if any individual Holder retains separate counsel, it shall be responsible for 100% of the fees and disbursements of that separate counsel.

4.8.          Indemnification.

(a)        In the case of each registration effected by the Company pursuant to Section 4.2 or 4.3, to the extent permitted by law, the Company (in such capacity, an “indemnifying party”) agrees to indemnify and hold harmless each Holder, its officers and directors, stockholders, legal counsel, accountants, and each underwriter within the meaning of Section 15 of the Act for such Holder, against any and all losses, claims, damages, costs, expenses, liabilities or actions to which they or any of them may become subject under the Act or any other statute or common law, including any amount paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the written consent of the Company, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement relating to the sale of such securities, or any post-effective amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of such Registration Statement, or contained in the final prospectus or any free-writing prospectus (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto) if used within the period during which Company is required to keep the Registration Statement to which such prospectus relates current under Section 4.4 (including any extensions of such period as provided in Section 4.5), or the omission or alleged omission to state therein (if so used) a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this Section 4.8(a) shall not (x) apply to such losses, claims, damages, costs, expenses, liabilities or actions arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by such Holder or underwriter for use in connection with preparation of the Registration Statement, any preliminary prospectus, final prospectus contained in the Registration Statement, any free-writing prospectus, or any amendment or supplement thereto, or (y) inure to the benefit of any underwriter or any Person controlling such underwriter, if such underwriter failed to send or give a copy of the final prospectus to the Person asserting the claim at or prior to the written confirmation of the sale of such securities to such Person and if the untrue statement or omission concerned had been corrected in such final prospectus.

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(b)          In the case of each registration effected by Company pursuant to Section 4.2 or 4.3 above, each Holder and each underwriter of the securities to be registered (each such party and such underwriters being referred to severally, in such capacity, as an “indemnifying party”) shall agree in the same manner and to the same extent as set forth in Section 4.8(a) to indemnify and hold harmless the Company, each Person (if any) who controls the Company within the meaning of Section 15 of the Act, the directors of the Company and those officers of the Company who shall have signed any such Registration Statement, with respect to any untrue statement or alleged untrue statement in, or omission or alleged omission from, such Registration Statement or any post-effective amendment thereto or any preliminary prospectus or final prospectus or any free-writing prospectus (as amended or supplemented, if amended or supplemented) contained in such Registration Statement, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such indemnifying party for use in connection with the preparation of such Registration Statement or any preliminary prospectus or final prospectus contained in such Registration Statement, any free-writing prospectus, or any such amendment or supplement thereto; provided, however, that the obligation to indemnify shall be several, not joint and several, for each Holder and shall not exceed an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c)          Each indemnified party will, promptly after receipt of written notice of the commencement of an action against such indemnified party in respect of which indemnity may be sought under this Section 4.8, notify the indemnifying party in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall so notify an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, with the approval of any indemnified parties, which approval shall not be unreasonably withheld, and to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 4.8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, an indemnified party shall have the right to employ separate counsel (reasonably satisfactory to the indemnifying party) to participate in the defense thereof, but the costs, fees and expenses of such counsel shall be the sole expense of such indemnified party unless the named parties to such action or proceedings include both the indemnifying party and the indemnified party and the indemnifying party or such indemnified party shall have been advised by counsel that there are one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the reasonable expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party, as the case may be, it being understood, however, that the indemnifying party shall not, in connection with any such action or proceeding or separate or substantially similar or related action or proceeding in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate counsel at any time for the indemnifying party and all indemnified parties). If the indemnifying party withholds consent to a settlement or proposed settlement by the indemnified party, it shall acknowledge to the indemnified party its indemnification obligations hereunder. The indemnity agreements in this Section 4.8 shall be in addition to any liabilities which the indemnifying parties may have pursuant to law.

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(d)          If the indemnification provided for in this Section 4.8 from an indemnifying party is unavailable to an indemnified party hereunder in respect to any losses, claims, damages, costs, expenses, liabilities or actions referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, costs, expenses, liabilities or actions in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the statements or omissions which result in such losses, claims, damages, costs, expenses, liabilities or actions, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party and that party’s relative intent, knowledge, access to information supplied by such indemnifying party or indemnified party and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, costs, expenses, liabilities and actions referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action, suit, proceeding or claim.

4.9.          Delay of Registration.    No Shareholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this ARTICLE 4.

4.10.         Preservation of Rights. The Company shall not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the Holders in this Agreement.

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ARTICLE 5.          CERTAIN AGREEMENTS OF SHAREHOLDERS AND COMPANY

5.1.          Negative Covenant regarding Hostile Activity. During the Governance Restricted Period, each Shareholder shall not, without the prior written consent of the Board and then only to the extent written consent has been obtained: directly or indirectly, solicit proxies, become a “participant” in a “solicitation” (as such terms are defined under Regulation 14A under the Exchange Act), publicly support, knowingly facilitate, initiate, vote in favor of or sell or tender into any Change in Control or Change in Control Proposal that has not been approved by a majority of the Board or by Independent Director Approval; provided, however, that nothing in this Agreement is intended to restrict the rights or actions of the Shareholder Designees in their capacity as directors of the Company, including their participation in discussions with other members of the Board, any committee thereof, or Company management, or their decisions to vote as directors in favor of or against a Change in Control Proposal or any other Company action.

5.2.          Voting Agreement. During the Governance Restricted Period, each Shareholder shall cause each share of Shareholder Common Stock owned by such Shareholder to be voted in accordance with the recommendation of the Board set forth in each proxy statement of the Company with regard to persons nominated to serve as members of the Board in such proxy statement and for the election of no other Person; provided, however, that the Shareholders shall not be required to vote in favor of any Board nominees if the seating of such nominees would preclude the election or appointment of the Shareholder Designees as contemplated in Article 6.

5.3.          Independent Director Approval. Notwithstanding anything to the contrary set forth in this Agreement, each Shareholder may publicly support, vote in favor of, approve and tender into any transaction to the extent such transaction has received Independent Director Approval.

5.4.          Acquisitions, Transfers and Votes in Contravention of Agreement. Without limiting any remedies that the Company may be entitled to:

(a)         any Equity Securities acquired or transferred by a Shareholder in contravention of this Agreement may not be voted on any matter on which shareholders of the Company are entitled to vote, any attempt to vote such Equity Securities shall be a breach of this Agreement and the Company shall not be required to count any such votes, if cast, in determining the result of shareholder voting on any matter; and

(b)         the Company shall not be required to count, in determining the result of shareholder voting on any matter, any vote of an Equity Security Beneficially Owned by a Shareholder in contravention of this Agreement.

5.5.          Placement of Legends and Entry of Stop Transfer Orders.

(a)         The Shareholders agree:

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(i)          that each book entry position evidencing the shares of Shareholder Common Stock shall bear the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND ARE SUBJECT TO THE RESTRICTIONS ON DISPOSITION SET FORTH IN AND TO THE OTHER PROVISIONS OF A SHAREHOLDER AGREEMENT, DATED [●], 2017, BETWEEN QUAKER CHEMICAL CORPORATION AND THE OTHER SIGNATORIES THERETO. COPIES OF SUCH AGREEMENT ARE ON FILE AT THE OFFICE OF QUAKER CHEMICAL CORPORATION.”;

and such additional legends designed to ensure compliance with federal and state laws as counsel for the Company may reasonably request; and

(ii)         to the entry of stop transfer orders with the transfer agents of any shares of Shareholder Common Stock against the transfer of any shares of Shareholder Common Stock, except in compliance with this Agreement.

(b)         The Company agrees that it will, upon receipt of an opinion from counsel reasonably satisfactory to the Company and the applicable Shareholder that it is appropriate to do, instruct the transfer agents of any shares of Shareholder Common Stock to remove legends provided for in Section 5.5(a) and withdraw the stop transfer orders provided for in Section 5.5(b) with respect to such shares of Shareholder Common Stock, (i) to the extent shares of Shareholder Common Stock are sold or otherwise disposed of in accordance with this Agreement and (ii) upon termination of this Agreement.

5.6.          Rule 144 Compliance. With a view to making available to the Shareholders the benefits of Rule 144 under the Act (“Rule 144”) and any other rule or regulation of the Commission that may at any time permit a shareholder to sell securities of the Company to the public without registration, the Company shall during the term of this Agreement:

(a)         make and keep public information available, as those terms are understood and defined in Rule 144;

(b)         use commercially reasonable efforts to file with the Commission all reports and other documents required of the Company under the Act and the Exchange Act; and

(c)         furnish to the Direct Shareholder and any other Shareholder or any of their respective Affiliates who hold Registrable Securities (so long as the Direct Shareholder or such Shareholder or Affiliate owns Registrable Securities), promptly upon written request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Act and the Exchange Act.

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5.7.          Transactions Approved by Independent Directors. Notwithstanding any restrictions contained herein, or in any other agreement between the Company and any Shareholder, any Shareholder may sell into any transaction that has received Independent Director Approval.

ARTICLE 6.          BOARD OF DIRECTORS

6.1.          Appointment of Directors. The parties acknowledge that the Board has appointed the [three]2 individuals designated by the Direct Shareholder under the Purchase Agreement (who meet the qualifications identified in Section 6.3(a)) to fill the Board Vacancies, with each to serve on a different class of the Board, and that at least one of such Shareholder Designees has been appointed to the Board’s audit committee, compensation/management development committee, executive committee, and governance committee.

6.2.          Vacancies. In the event of the death, resignation, retirement, disqualification or removal from office of any Shareholder Designee for any reason, the Shareholders shall have the right, subject to Section 6.3, to designate a replacement for such Shareholder Designee who satisfies the requirements of Sections 6.3(a)(i)-(iii) to fill such vacancy, and the Company shall use reasonable best efforts to cause the Board, subject to the directors’ fiduciary duties, to approve and appoint such replacement.

6.3.          Board and Committee Representation.

(a)         Subject to Section 6.3(d), the Shareholders shall have the right to nominate a number of individuals for election to the Board at the annual meetings of the Company’s shareholders so as to provide the Shareholders with that percentage representation on the Board (based on the size of the Board at the relevant time of determination) as set forth below, provided that each such nominee is then (i) qualified to serve as a member of the Board pursuant to the Company’s corporate governance policies, the requirements of the Principal Trading Market and applicable Law, in each case, as in effect at the applicable time and (ii) willing to serve as a member of the Board and to comply with the Company’s corporate governance policies, the requirements of the Principal Trading Market and applicable Law (including, without limitation, by filing any necessary or advisable reports with, or providing information to, the Commission).  Subject to the foregoing but notwithstanding the immediately following sentence, any such nominee may be an Affiliate of a Shareholder (other than an officer or employee of a Shareholder or an Affiliate of a Shareholder).  In addition, any such person shall not be eligible for nomination for election if he or she shall have been determined, by a majority of the Independent Directors, to be an employee, officer, director or Affiliate of, or a consultant, representative, independent contractor or agent for, directly or indirectly, a Person that is a competitor of the Company.  Each Shareholder Designee shall serve on a different class of the Board. For purposes of this Section 6.3, the Shareholders shall have the right to nominate: three individuals for election to the Board for so long as their aggregate Percentage Ownership as of the record date for such meeting exceeds 19%; two individuals for so long as such percentage exceeds 14%,  and one individual for so long as such percentage exceeds 10%; provided that if the Company and the Sellers’ Representative (as defined in the Purchase Agreement) mutually agree pursuant to the Purchase Agreement to set the size of the Board at nine directors, then the parties shall mutually agree on different Percentage Ownership percentages than those set forth in this sentence. For the avoidance of doubt, subject to the Shareholders’ rights pursuant to Section 6.3(a), the Company may set the size of the Board.

2 NTD: Conforming changes to be made if number of directors changes pursuant to the mutual agreement of Buyer and the Sellers’ Representative.

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(b)         The Company shall use reasonable best efforts to cause each member of the Board to, subject to their fiduciary duties, recommend, in each proxy statement of the Company that sets forth nominees for election to the Board, that the shareholders of the Company vote in favor of the election to the Board of any individuals designated for nomination by the Shareholders pursuant to this Article 6.  If a designated individual nominated by the Shareholders is not elected to the Board by the shareholders of the Company, the Company shall use reasonable best efforts to cause the Board, subject to the directors’ fiduciary duties, to appoint a replacement designated by the Shareholders to serve instead of such individual.

(c)         For so long as any Shareholder Designee is on the Board a Shareholder Designee shall have the right to be a member of each committee of the Board on which he or she is qualified to serve as a member of the committee pursuant to the requirements of the Principal Trading Market, applicable Law and the Company’s corporate governance policies, in each case, as in effect at the applicable time.

(d)         In the event that, at any time, the number of Shareholder Designees exceeds the number of individuals that the Shareholders are entitled to nominate for election to the Board pursuant to Section 6.3(a), the Shareholders shall cause all Shareholder Designees in excess of such number to immediately resign from the Board (and all committees thereof) so that the number of Shareholder Designees does not exceed the number of individuals that the Shareholders are entitled to nominate for election to the Board pursuant to Section 6.3(a).  In the event that, at any time, the Percentage Ownership of the Shareholders is less than 10%, the Shareholders shall cause all Shareholder Designees to immediately resign from the Board (and from all committees thereof) and the Shareholders shall have no right to nominate under this Agreement any representative for election to the Board (and the Company shall have no obligation with respect to any representative of the Shareholders being nominated to the Board).  The Company acknowledges that a Shareholder Designee is eligible to be elected as lead independent director by the Independent Directors, provided that he or she satisfies the applicable requirements of such position of Law, and of the Principal Trading Market.

6.4.          Removal. Nothing in this Agreement shall be construed to impair the rights that the shareholders of the Company may have to remove any member of the Board with or without cause.

ARTICLE 7.          No prior ownership

7.1.          No Prior Ownership. The Shareholders jointly and severally represent and warrant to the Company that, as of the date hereof, the only Equity Securities or other securities (including convertible securities) of the Company owned or Beneficially Owned by any Shareholder is the Shareholder Common Stock.

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ARTICLE 8.          TERMINATION

8.1.          Termination. This Agreement shall terminate and be of no further force and effect upon the written agreement of the Company and the Shareholders; provided that, each covenant and restriction shall terminate on the termination date specified within such covenant or restriction, if any; provided further, that such termination shall not release any party of any liability for any breach of this Agreement occurring prior to such termination.

ARTICLE 9.          MISCELLANEOUS

9.1.          Specific Enforcement. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. The parties further agree that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.1, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.2.          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.3.          Assignment; Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that if a Shareholder transfers any shares of the Company to an Affiliate pursuant to Section 2.2(c) or Section 2.3(a), and such Affiliate agrees in writing to be bound by all of the obligations of such transferring Shareholder hereunder, then no such consent shall be required and the rights of the Shareholder under this Agreement in respect of the transferred shares shall be assigned to the Affiliate transferee. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.4.          Amendments. This Agreement may only be amended, modified or supplemented (and any right hereunder extended or waived) by the parties hereto by an agreement in writing signed by all parties.

9.5.          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.5):

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To the Company:	[●]

With a copy to:	Drinker, Biddle & Reath LLP
One Logan Square
Suite 2000
Philadelphia, Pennsylvania 19103
	Facsimile:	(215) 988-2757
	E-mail:	Douglas.Raymond@dbr.com
	Attention:	F. Douglas Raymond, III

To any Shareholder:	[●]

With a copy (which shall not constitute notice) to:
Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020
	Facsimile:	(212) 262-1910
	E-mail:	edavis@mayerbrown.com
	Attention:	Edward A. Davis

9.6.          Attorneys’ Fees. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

9.7.          Integration. This Agreement and the other Transaction Documents to which the parties hereto are parties constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

9.8.          Waivers. No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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9.9.          Governing Law.

(a)        This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction).

(b)        ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA IN EACH CASE LOCATED IN THE CITY OF PHILADELPHIA AND COUNTY OF PHILADELPHIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(c).

9.10.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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9.11.         Cooperation. The parties hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

9.12.         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed on the date first above written.

COMPANY

QUAKER CHEMICAL CORPORATION

By:
Name:
Title:

[Shareholder Agreement Signature Page]

SHAREHOLDERS

Gulf Houghton Lubricants Ltd.

By:
Name:
Title:

Gulf Oil International, Ltd.

By:
Name:
Title:

GOCL Corporation LIMITED

By:
Name:
Title:

[Shareholder Agreement Signature Page]